Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ILX HOLDINGS, LLC,

AND

TALOS PRODUCTION INC.,

AND,

SOLELY WITH RESPECT TO ITS OBLIGATIONS RELATED TO THE PURCHASER PARENT SHARES,

TALOS ENERGY INC.

DATED AS OF DECEMBER 10, 2019

i

EXHIBITS:

Exhibit A	Form of Assignment of Interests
Exhibit B	Companies
Exhibit C	Form of Escrow Agreement
Exhibit D	Title/Environmental Disputes
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Seller Guarantee
Exhibit G	Form of Excluded Assets Assignment
Exhibit H	R&W Policy

ANNEXES:

Annex 1	Company Assets
Part A	Company Leases
Part B	Company Wells
Part C	Company Contracts
Part D-1	Company Rights-of-Way
Part D-2	Company Personal Property
Part E	Company Excluded Assets

SCHEDULES:

Schedule A	Sinking Funds
Schedule 1.2	Permitted Encumbrances
Schedule 3.3	Subsidiaries
Schedule 3.6	Litigation
Schedule 3.7	Taxes
Schedule 3.8	Environmental Law
Schedule 3.9	Compliance with Laws
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Affiliate Contracts
Schedule 3.10(c)	Certain Material Contract Matters
Schedule 3.11(a)	Preferential Purchase Rights
Schedule 3.11(b)	Consents
Schedule 3.13	Outstanding Capital Commitments
Schedule 3.14	Absence of Certain Changes
Schedule 3.17	Insurance
Schedule 3.19	Payout; Take-or-Pay
Schedule 3.20	Non-Consent Operations
Schedule 3.21(a)	Wells
Schedule 3.21(b)	P&A’d Wells
Schedule 3.21(c)	Decommissioning Obligations
Schedule 3.22	Imbalances
Schedule 3.23	Royalties
Schedule 3.24	Leases
Schedule 3.27	Bank Accounts

v

Schedule 3.28	Intellectual Property
Schedule 3.30(a)	Bonds; Letters of Credit; Guarantees
Schedule 3.30(b)	Other Credit Support Items
Schedule 3.33	Specified Matters
Schedule 5.2	Operation of Business
Schedule 5.3	Conduct of the Companies
Schedule 5.10	Affiliate Transactions
Schedule 11.2	Indemnified Liabilities

Index of Defined Terms

Accounting Arbitrator	Section 2.2(b)(iii)
Accounting Principles	Section 1.2(a)
Acquired Membership Interests	Recitals
Adjustment Notice	Section 2.4(b)
Affiliate	Section 1.2(b)
Affiliate Contract	Section 1.2(ccc)(xv)
Affiliate Transactions	Section 5.10
Agreed Rate	Section 1.2(c)
Agreement	Preamble
Allocated Value	Section 2.2(a)
Allocation Objection Notice	Section 2.2(b)(ii)
Antitrust Laws	Section 1.2(d)
Asset Taxes	Section 1.2(e)
Assignment of Interests	Section 8.2(a)
Benefit Plan	Section 1.2(f)
BOEM	Section 1.2(g)
BSEE	Section 1.2(h)
Burdens	Section 1.2(i)
Business Day	Section 1.2(j)
Cash Purchase Price	Section 2.1(a)
Casualty Loss	Section 5.13
Claim	Section 11.3(b)
Claim Notice	Section 11.3(b)
Closing	Section 8.1
Closing Cash Payment	Section 2.4(a)
Closing Date	Section 8.1
Closing Settlement Statement	Section 2.4(a)
Code	Section 1.2(k)
Company or Companies	Section 1.2(l)
Company Assets	Section 1.2(m)
Company Business or Company Businesses	Section 1.2(n)
Company Contract	Section 1.2(o)
Company Derivatives	Section 1.2(p)
Company Leases	Section 1.2(m)(i)
Company Operating Expenses	Section 1.2(q)
Company Personal Property	Section 1.2(m)(vii)
Company Properties	Section 1.2(m)(iii)
Company Records	Section 1.2(r)
Company Rights-of-Way	Section 1.2(m)(vi)
Company Units	Section 1.2(m)(iii)
Company Wells	Section 1.2(m)(ii)
Confidentiality Agreement	Section 1.2(s)
Consent	Section 3.11(b)

Consolidated Group	Section 1.2(t)
Controlled Group Liabilities	Section 1.2(u)
Cure Period	Section 1.2(w)
Customary Post-Closing Consents	Section 1.2(x)
Cut-Off Date	Section 1.4(c)
Damages	Section 11.2(d)
Decommission or Decommissioning	Section 1.2(y)
Defect Arbitrator	Exhibit D
Defect Escrow Account	Section 1.2(z)
Defensible Title	Section 1.2(aa)
Deposit	Section 2.1(c)
Derivatives	Section 5.7
Determination Date	Section 2.4(b)(ii)
Dispute Auditor	Section 2.4(b)(ii)
Disputed Amount	Section 6.7
Disputed Environmental Matter	Section 6.7
Disputed Matter	Section 6.7
Disputed Title Matter	Section 6.7
DOJ	Section 5.5
Effective Time	Section 1.2(bb)
Environmental Arbitrator	Exhibit D
Environmental Defect	Section 1.2(cc)
Environmental Defect Amount	Section 1.2(dd)
Environmental Defect Deadline	Section 6.6(a)
Environmental Defect Property	Section 6.6(b)
Environmental Deductible	Section 6.6(d)
Environmental Dispute Election	Section 6.6(c)
Environmental Laws	Section 1.2(ee)
Environmental Liabilities	Section 1.2(ff)
Environmental Notice	Section 1.2(gg)
Environmental Threshold	Section 6.5(c)
ERISA	Section 1.2(hh)
ERISA Affiliate	Section 1.2(ii)
Escrow Account	Section 1.2(jj)
Escrow Agent	Section 1.2(kk)
Escrow Agreement	Section 1.2(ll)
Exchange Act	Section 4.5
Excluded Assets	Section 1.2(mm)
Excluded Assets Assignment	Section 1.2(nn)
Excluded Company Records	Section 1.2(r)(v)
Execution Date	Preamble
Financial Statements	Section 1.2(oo)
Final Allocation	Section 2.2(b)(iv)
Financing	Section 4.7
FTC	Section 5.5

Fundamental Representations	Section 11.4(a)
Governmental Authority	Section 1.2(pp)
Hard Consent	Section 5.11(b)(i)
Hazardous Materials	Section 1.2(qq)
HSR Act	Section 1.2(rr)
Hydrocarbons	Section 1.2(ss)
Imbalance	Section 1.2(tt)
INC	Section 1.2(uu)
Included Title Defect Properties	Section 6.4(b)(ii)
Income Taxes	Section 1.2(vv)
Indemnified Liabilities	Section 11.2(b)(iii)
Indemnified Person	Section 11.3(a)
Indemnifying Person	Section 11.3(a)
Information Statement	Section 5.16
Intellectual Property	Section 1.2(ww)
Intended Tax Treatment	Section 2.2(b)(i)
Interim Breach	Section 11.2(b)(ii)
Interim Breach Provision	Section 11.2(b)(ii)
Laws	Section 1.2(xx)
Lease Annex	Section 1.2(yy)
Liens	Section 1.2(zz)
Loan	Section 1.2(aaa)
Lowest Cost Response	Section 1.2(bbb)
Material Adverse Effect	Section 3.31(e)
Material Contract	Section 1.2(ccc)
Net Revenue Interest	Section 1.2(ddd)
NORM	Section 3.8
Organizational Documents	Section 1.2(eee)
Other PSA	Section 1.2(fff)
Outside Date	Section 10.1(c)
Party or Parties	Preamble
Permits	Section 1.2(ggg)
Permitted Encumbrance	Section 1.2(hhh)
Permitted Interest Encumbrance	Section 1.2(iii)
Person	Section 1.2(jjj)
Phase I Activities	Section 1.2(kkk)
Post-Closing Statement	Section 2.4(b)
Pre-Effective Date Period	Section 1.2(lll)
Preferential Purchase Right	Section 3.11(a)
Proceedings	Section 3.6
Proposed Allocation	Section 2.2(b)(ii)
Purchase Price	Section 2.1(a)
Purchaser	Preamble
Purchaser Indemnified Parties	Section 11.2(b)
Purchaser Parent	Preamble

Purchaser Parent SEC Reports	Section 4.13
Purchaser Parent Shares	Section 2.1(a)
Purchaser Tax Returns	Section 9.2(b)
Purchaser’s Phase I Environmental Review	Section 6.2(a)
Purchaser’s Representatives	Section 6.1(a)
R&W Conditional Binder	Section 5.18(a)
R&W Policy	Section 5.18(a)
Registration Rights Agreement	Section 8.2(g)
Release	Section 1.2(mmm)
Released Parties	Section 5.12
Releasing Parties	Section 5.12
Remediate, Remediation or Remedial	Section 1.2(nnn)
Required Purchaser Filings	Section 5.15(a)
Retained Employee-Related Liabilities	Section 1.2(ooo)
Ridgewood	Section 5.1
Ridgewood MSA	Section 1.2(ppp)
Riverstone	Section 1.2(b)
Riverstone Portfolio Company or Riverstone Portfolio Companies	Section 1.2(b)
Scheduled Closing Date	Section 8.1
Securities Act	Section 3.1(e)
Seismic Data	Section 1.2(qqq)
Seller	Preamble
Seller Indemnified Parties	Section 11.2(a)
Seller Tax	Section 1.2(rrr)
Seller Tax Returns	Section 9.2(a)
Seller’s Knowledge	Section 1.2(sss)
Sinking Funds	Section 1.2(mm)(xiii)
Specified Matters	Section 3.33
Straddle Period	Section 1.2(ttt)
Subsidiary or Subsidiaries	Section 3.3(a)
Subsidiary Interests	Section 3.3(d)
Suspended Funds	Section 1.2(uuu)
Tax	Section 1.2(vvv)
Tax Effective Date	Section 1.2(www)
Tax Proceeding	Section 9.4
Tax Return	Section 1.2(xxx)
Third-Party Loans	Section 1.2(yyy)
Title Arbitrator	Exhibit D
Title Benefit	Section 1.2(zzz)
Title Benefit Amount	Section 6.5(b)
Title Deductible	Section 6.5(c)
Title Defect	Section 1.2(aaaa)
Title Defect Amount	Section 6.5(a)
Title Defect Deadline	Section 6.4(a)
Title Defect Property	Section 6.4(b)

x

Title Dispute Election	Section 6.4(b)
Title Notice	Section 1.2(bbbb)
Title Threshold	Section 6.5(c)
Transaction Costs	Section 1.2(cccc)
Transaction Documents	Section 5.2
Transfer Taxes	Section 9.5
Treasury Regulations	Section 1.2(dddd)
Unadjusted Purchase Price	Section 2.1(a)
Well Annex	Section 1.2(eeee)
Willful Breach	Section 1.2(ffff)
Working Interest	Section 1.2(gggg)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of December 10, 2019 (the “Execution Date”), by and among ILX Holdings, LLC, a Delaware limited liability company (“Seller”), Talos Production Inc., a Delaware corporation (“Purchaser”), and solely with respect to its obligations related to the Purchaser Parent Shares (as defined herein), Talos Energy Inc., a Delaware corporation (“Purchaser Parent”). Seller, Purchaser and Purchaser Parent are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

Seller owns all of the issued and outstanding membership interests (collectively, the “Acquired Membership Interests”) in each of the Companies (as defined hereinafter); and

Seller desires to sell, and Purchaser desires to purchase, all of the Acquired Membership Interests on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Acquired Membership Interests.

Section 1.2 Certain Definitions. Capitalized terms set forth in this Agreement have the meanings set forth in this Section 1.2 or in the Sections referenced in the “Index of Defined Terms” at the front of this Agreement. As used herein:

(a) “Accounting Principles” means generally accepted accounting principles in the United States, consistently applied.

(b) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with “control” in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. The Parties acknowledge that (i) Seller’s ultimate controlling Person, Riverstone Holdings LLC (and any investment fund managed by Riverstone Holdings LLC) (collectively, “Riverstone”), is engaged in the business of investing in multiple companies that explore for, produce, gather, transport, treat or process Hydrocarbons (each such company, excluding Seller and any direct or indirect subsidiaries of Seller, a

“Riverstone Portfolio Company”, and collectively, the “Riverstone Portfolio Companies”), (ii) Riverstone may have a majority or controlling interest in some or all of such Riverstone Portfolio Companies, and (iii) the Parties, on their behalf and on behalf of their successors and assigns, agree that for purposes of this Agreement, neither (A) any Riverstone Portfolio Companies (other than ILX Holdings II, LLC, ILX Holdings III LLC, and each of their subsidiaries) nor (B) Ridgewood or its Affiliates, in either case, shall be deemed an “Affiliate” of Seller. Notwithstanding the foregoing, (i) “Affiliates”, when used with respect to Purchaser or Purchaser Parent, shall only include Purchaser Parent and its subsidiaries, and (ii) prior to Closing, the Companies shall be deemed Affiliates of Seller and from and after the Closing, the Companies shall be deemed Affiliates of Purchaser.

(c) “Agreed Rate” means the lesser of (i) two and one-half percentage points (2.5%) per annum and (ii) the maximum rate allowed by applicable Laws.

(d) “Antitrust Laws” means, collectively, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

(e) “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon the acquisition, operation or ownership of the Company Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(f) “Benefit Plan” means (i) any “employee benefit plan” as defined in Sections 3(3) of ERISA (whether or not subject to ERISA) and (ii) any other compensation or benefit plan, agreement, understanding, policy, contract or arrangement, including a deferred compensation plan (together with any trust established thereunder and in support thereof and the assets of such trust) or arrangement, incentive plan, bonus plan or agreement, equity option plan, equity appreciation rights plan, restricted equity plan, equity purchase plan, equity award plan, equity-based compensation arrangement, phantom equity plan, change of control or golden parachute agreement, severance plan or policy, executive compensation or supplemental income arrangement, dependent care plan, cafeteria plan, employee assistance program, scholarship program, consulting contract, employment contract, collective bargaining agreement, retention agreement, non-competition agreement, consulting agreement, personnel policy, vacation policy, and other similar plan, agreement, understanding, policy, contract or arrangement.

(g) “BOEM” means the U.S. Bureau of Ocean Energy Management or any successor agency thereto.

(h) “BSEE” means the U.S. Bureau of Safety and Environmental Enforcement or any successor agency thereto.

(i) “Burdens” means any and all royalties, overriding royalties, production payments, non-participating royalties, payments out of production, reversionary interests,

convertible interests, net profits interests and all other similar interests burdening a Company Lease, Company Unit or Company Well.

(j) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas, United States of America.

(k) “Code” means the United States Internal Revenue Code of 1986, as amended.

(l) “Company” means each of those entities set forth on Exhibit B attached hereto, and all of them, collectively, the “Companies.”

(m) “Company Assets” means, with respect to each Company, all of such Company’s assets and properties, including the following properties, rights, and other assets held by such Company:

(i) the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, production payments, mineral fee interests, carried interests, options and other rights to Hydrocarbons in place (in each case) that are described on the Lease Annex (collectively, the “Company Leases”), together with (A) any and all other rights, titles and interests of such Company in and to the lands covered or burdened thereby, and (B) all other interests of such Company of any kind or character in and to the Company Leases;

(ii) all wells located on any of the Company Leases or on any other lease or lands with which any Company Lease has been unitized or pooled and all wells in which any Company otherwise owns an interest (such wells collectively, including those set forth on the Well Annex and any equipment constituting a part of any such well, the “Company Wells”);

(iii) all rights and interests of such Company in, under or derived from all unitization, pooling or communitization orders, declarations and agreements in effect with respect to any of the Company Leases or Company Wells and the units created thereby (the “Company Units”, and together with the Company Leases and the Company Wells, the “Company Properties”);

(iv) all Hydrocarbons attributable to the Company Properties, to the extent such Hydrocarbons were produced from and after the Effective Time and all Hydrocarbons for which Seller receives an adjustment to the Cash Purchase Price pursuant to Section 2.3(a);

(v) those Company Contracts described on Annex 1, Part C;

(vi) all servitudes, easements, rights-of-way, fee surface rights, surface leases, surface use agreements and other surface rights agreements owned or held by such Company (the “Company Rights-of-Way”), including those used or held for use in connection with the ownership or operation of any of the other Company Assets, and further including those set forth on Annex 1, Part D-1;

(vii) all platforms, equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, owned or held by such Company (the “Company Personal Property”), including those located on or appurtenant to any of the other Company Assets, or used or held for use in connection with the ownership or operation of the other Company Assets, and further including tanks, boilers, tubing, pumps, motors, flowlines, separators, fixtures, machinery, compression equipment, structures, radio and telephone equipment, SCADA and measurement technology (and smartphones, tablets and other mobility devices used in connection therewith), well communication devices and other materials and personal property used in connection with the ownership or operation of the other Company Assets, and including those set forth on Annex 1, Part D-2;

(viii) all Permits owned or held by such Company, including those used in connection with the ownership or operation of the other Company Assets, to the extent transferable as contemplated hereby;

(ix) to the extent that they may be transferred as contemplated hereunder, all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of such Company whether arising before, on, or after the Effective Time;

(x) all Imbalances relating to the Company Properties; and

(xi) all Company Records.

For the avoidance of doubt, the “Company Assets”, when not referenced specifically with respect to such assets and properties of a particular Company, shall mean all assets and properties of the Companies, collectively.

(n) “Company Business” means, with respect to each Company, the oil and gas exploration and production business and related activities conducted as of the Execution Date (consistent with past practices) by such Company in the U.S. Gulf of Mexico, and collectively with respect to all Companies, the “Company Businesses.”

(o) “Company Contract” means any contract, agreement or instrument to which any Company is a party or is bound or the Company Assets are bound; provided that the defined term “Company Contract” shall not include any Company Leases, easements, rights-of-way or Permits and other instruments to the extent constituting any applicable Company’s chain of title to the Company Leases, easements or rights-of-way (other than the acquisition purchase and sale agreements pursuant to which the Company Assets were acquired, and similar acquisition documents, unless such acquisition purchase and sale agreements and similar acquisition documents are substantially performed and no

Company has any material continuing obligations or undertakings thereunder, such as non-disclosure or non-compete obligations).

(p) “Company Derivatives” means, collectively, any and all Derivatives entered into by Seller or its Affiliates on behalf of any of the Companies or by any of the Companies or otherwise binding on any Company or any Company Asset.

(q) “Company Operating Expenses” means all operating expenses (including costs of insurance attributable to the Company Assets but excluding all costs and expenses of bonds, letters of credit or other surety instruments) and all capital expenditures incurred in the ownership and operation of the Company Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement or pooling order, if any, and overhead costs charged to Seller or its Affiliates (to the extent attributable to the Company Assets), any Company or the Company Assets by any third party under the relevant operating or unit agreement or pooling order or similar arrangement, if any, but excluding Damages attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Decommissioning obligations, (iii) environmental matters, including obligations to remediate any contamination of water or Company Personal Property under applicable Environmental Laws (other than any such obligations charged to the Companies or the Company Assets by applicable third party operators), (iv) obligations with respect to Imbalances, (v) failure to accurately pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Company Assets, including those held in suspense, (vi) (A) any Damages for which Seller has agreed to indemnify, defend or hold harmless any of the Purchaser Indemnified Parties under Section 11.2(b)(i) or Section 11.2(b)(iii) or (B) any Specified Matters, (vii) Taxes, (viii) all internal overhead and/or general and administrative costs incurred by Seller or its Affiliates, (ix) all overhead costs charged to any Company or the Company Assets under the Ridgewood MSA, (x) curative actions by Seller, any Company or their Affiliates with respect to any Title Defect or any actual or alleged breach of any representation or warranty set forth in Article 3, or (xi) claims for indemnification or reimbursement from any third party with respect to Damages of the types described in the preceding clauses (i) through (x), whether such claims are made pursuant to contract or otherwise.

(r) “Company Records” means all original (or electronic or paper copies where originals do not exist) data, information, software, books, plats, files, studies, memoranda, reservoir models, supplier lists, customer lists, and records of the Companies, including all production records, operating records, correspondence, lease records, land files, well logs and other well-related records, and division order records, prospect files, title records (including abstracts of title, ownership reports, title opinions and memoranda, and title curative documents), contract files, engineering, maintenance and/or production files, regulatory filings, environmental and worker safety records, accounting records, Tax records, and maps, electric logs, core data, pressure data and decline curves; excluding, however:

(i) all legal records and legal files of Seller and the Companies and all documents that may be subject to legal privilege, including all work product of and attorney-client communications with Seller’s or its Affiliates’ legal counsel (excluding title opinions and other title related materials);

(ii) Seller’s Income Tax Returns, Consolidated Group Tax Returns, and other Tax Returns or other income Tax information of Seller not related to the Company Assets;

(iii) all financial and legal records of Seller or its Affiliates (other than the Companies) and all of Seller’s and its Affiliates’ (other than the Companies’) corporate minute books and other business records (to the extent not pertaining primarily to the Companies);

(iv) all emails and other correspondence by Seller’s, its Affiliates’ and Riverstone personnel with respect to Seller, the Companies, the Company Assets and the Company Business in any way; and

(v) all documents, data and records prepared or received by Seller, any Company or any of their Affiliates relating to the sale of the Acquired Membership Interests, the Companies and the Company Businesses, including (a) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (b) bids received from and records of negotiations with third Persons constituting prospective purchasers, (c) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (d) correspondence between or among Seller, its representatives, and any prospective purchaser but excluding communications between Seller or any Company (and each of their Affiliates), on the one hand, and Purchaser, on the other hand, and (e) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement (the records referred to in clauses (i), (ii), (iii), (iv) and (v) above, the “Excluded Company Records”).

(s) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 19, 2018, as amended by that certain Amendment to Confidentiality Agreement, dated as of October 14, 2019, as further amended by that certain Second Amendment to Confidentiality Agreement, dated as of November 12, 2019, by and between Riverstone Investment Group LLC and Talos Energy LLC, as the same may be further amended, supplemented, and/or restated, from time to time.

(t) “Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Law.

(u) “Controlled Group Liabilities” means any and all liabilities of Seller or any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Section 206(g), 302 or 303 of ERISA, (iii) under Section 412, 430, 431, 436 or 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of

ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of any foreign Laws.

(v) [Intentionally Omitted];

(w) “Cure Period” means the period from and after the Title Defect Deadline until Closing Date.

(x) “Customary Post-Closing Consents” means consents, approvals and/or authorizations from Governmental Authorities that customarily are obtained following the closing of transactions substantially similar to the transactions contemplated by this Agreement.

(y) “Decommission” and “Decommissioning” means all dismantling and decommissioning activities and obligations with respect to the Company Assets as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site restoration and site remediation.

(z) “Defect Escrow Account” means the account established pursuant to the Escrow Agreement holding the Disputed Amounts (as the same may be adjusted pursuant to the terms of this Agreement).

(aa) “Defensible Title” means, subject to any Permitted Encumbrances, such title of the applicable Company, deducible of record (other than interests not filed of record that were obtained as a result of non-consent elections) that, as of the Effective Time and immediately prior to Closing:

(i) entitles the applicable Company to receive a Net Revenue Interest with respect to each Company Lease or Company Unit set forth on the Lease Annex or each Company Well set forth on the Well Annex not less than the Net Revenue Interest set forth on the Lease Annex or Well Annex, as applicable, for such Company Lease, Company Unit or Company Well for the entire productive life of such Company Lease, Company Unit or Company Well, except for changes or adjustments that are expressly set forth on such Lease Annex or Well Annex or on Schedule 3.20 or result from (A) the establishment of units or changes in existing units (or the participating areas therein) after the Execution Date, subject to Section 5.2, (B) actions taken or not taken in accordance with the directions of Purchaser pursuant to Section 5.2, (C) any Imbalances set forth on Schedule 3.22, or (D) those operations in which the applicable Company may be a nonconsenting co-owner or co-party from and after the Execution Date in accordance with the terms of this Agreement;

(ii) obligates the applicable Company to bear a Working Interest with respect to each Company Lease or Company Unit set forth on the Lease Annex or each Company Well set forth on the Well Annex no greater than the Working

Interest set forth on the Lease Annex or Well Annex for such Company Lease, Company Unit or Company Well for the entire productive life of such Company Lease, Company Unit or Company Well, (unless such increase in the Working Interest is accompanied by at least a proportionate increase in the Net Revenue Interest for such Company Lease, Company Unit or Company Well), except for changes or adjustments that are expressly set forth on such Lease Annex or Well Annex or on Schedule 3.20 or result from (A) the establishment of units or changes in existing units (or the participating areas therein) after the Execution Date, subject to Section 5.2, (B) actions taken or not taken in accordance with the directions of Purchaser pursuant to Section 5.2, (C) any Imbalances set forth on Schedule 3.22, or (D) those operations in which the applicable Company may be a nonconsenting co-owner or co-party from and after the Execution Date in accordance with the terms of this Agreement; and

(iii) is free and clear of all Liens.

(bb) “Effective Time” means 12:00 a.m., Central Time, on July 1, 2019.

(cc) “Environmental Defect” means any event, condition, or circumstance, including any Release into the environment of Hazardous Materials, relating to any of the Company Assets that (i) constitutes a violation of or non-compliance with any Environmental Law or (ii) would reasonably be expected to require Remediation presently under Environmental Laws; provided, however, that any claims or Proceedings related to climate change or coastal erosion shall not constitute an “Environmental Defect” unless the applicable Company is a named party thereto.

(dd) “Environmental Defect Amount” means, with respect to each Environmental Defect, the estimated Lowest Cost Response net to the applicable Companies’ interest of Remediation for such Environmental Defect for the affected Company Asset (or Company Assets if multiple Company Assets are affected by the same Environmental Defect).

(ee) “Environmental Laws” means all Laws as of the Execution Date of any Governmental Authority having jurisdiction over the Company Assets or the property in question and addressing (i) pollution, (ii) protection of the environment, human health and safety (to the extent such human health and safety relates to exposure of Hazardous Materials) or natural resources, or (iii) the generation, use, storage, recycling, treatment, processing, transportation, Release or threatened Release of, or exposure to, Hazardous Materials. Without limiting the foregoing, Environmental Laws includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Authorization Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f

through 300j, in each case as amended to the Execution Date, and all regulations implementing the foregoing.

(ff) “Environmental Liabilities” means any Damages pursuant to any (i) order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or Remedial obligation under, any Environmental Law or (ii) claim or cause of action by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, Remediation or payment or reimbursement of Remediation costs, or similar costs or expenses to the extent arising out of a Release of any Hazardous Material, or any violation of, or any Remediation obligation under, any Environmental Laws.

(gg) “Environmental Notice” means a written notice with respect to any Environmental Defect that includes (i) a reasonable description and explanation of the matter constituting the alleged Environmental Defect and the Company Assets believed by Purchaser to be affected thereby, including a reference to the Environmental Law applicable to such matter, (ii) Purchaser’s estimate of the Environmental Defect Amount with respect to such Environmental Defect, and (iii) such supporting reports and data in Purchaser’s and its Affiliates’ possession which are used by Purchaser to identify the existence of any such Environmental Defect (which shall be governed by the terms of the Confidentiality Agreement).

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii) “ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes such Person.

(jj) “Escrow Account” means the account established pursuant to the Escrow Agreement for purposes of holding the Deposit.

(kk) “Escrow Agent” means Citibank, N.A.

(ll) “Escrow Agreement” means an Escrow Agreement, substantially in the form of Exhibit C attached hereto, among Seller, Purchaser and the Escrow Agent, executed prior to or contemporaneously with this Agreement.

(mm) “Excluded Assets” means:

(i) the Excluded Company Records;

(ii) subject to Section 1.4, all trade credits, all accounts, all receivables of the Companies and all other proceeds, income or revenues of the Companies attributable to the Company Assets and attributable to any period of time prior to the Effective Time;

(iii) except to the extent corresponding to a then-existing indemnification obligation of Purchaser pursuant to Section 11.2(a)(i), the Companies’ right with respect to all claims and causes of action of the Companies arising under or with respect to any Company Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(iv) subject to Section 5.13, all rights and interests of the Companies (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property prior to the Closing Date;

(v) subject to Section 1.4, the Companies’ rights with respect to all Hydrocarbons produced and sold from the Company Assets with respect to all periods prior to the Effective Time (except for all Hydrocarbons for which Seller receives an adjustment to the Cash Purchase Price pursuant to Section 2.3(a));

(vi) all of the Companies’ personal computers and associated peripherals;

(vii) all of the Companies’ computer software, patents, trade secrets, copyrights, names, trademarks, logos and other Intellectual Property;

(viii) to the extent transferable, all Seismic Data of the Companies;

(ix) any ISDA agreements or similar types of agreements, Company Derivatives and any rights or proceeds associated therewith;

(x) Seller’s or its Affiliates’ (including the Companies’) Loan instruments or any other indebtedness for borrowed money;

(xi) any assets that are excluded from the transactions contemplated hereunder pursuant to the terms of this Agreement;

(xii) to the extent transferable, all surety agreements and similar agreements, bonds, letters of credit, guarantees and other items of credit support, including those listed on Schedule 3.30(a) and Schedule 3.30(b), and to the extent not transferable, the right to receive all proceeds associated with the foregoing;

(xiii) any rights or interest in any sinking fund, reserve, bond, cash deposit or other financial instrument (collectively, the “Sinking Funds”) established or maintained, whether held by any Company or any other Person on behalf of such Company, to fund any current or future Decommissioning activities with respect to any Company Asset or other property of any Company, including those listed on Schedule A;

(xiv) all revenues and other amounts to which Seller is entitled pursuant to Section 1.4;

(xv) the Ridgewood MSA; and

(xvi) any assets described on Annex 1, Part E.

(nn) “Excluded Assets Assignment” means an assignment and bill of sale, substantially in the form of Exhibit G attached hereto.

(oo) “Financial Statements” means (i) the audited consolidated financial statements of Seller, including the notes thereto, consisting of a balance sheet as of December 31 in each of the years 2017 and 2018 and the related consolidated statements of operations, changes in members’ equity and cash flows for the years 2017 and 2018 and (ii) the unaudited consolidated financial statements of Seller consisting of a balance sheet as of June 30, 2019 and the related consolidated statements of operations, changes in members’ equity and cash flows for the six-month period then-ended.

(pp) “Governmental Authority” means any federal, state, local or foreign government or other political subdivision or quasi-governmental entity, and all departments, courts, tribunals, commissions, boards, arbitral bodies, bureaus, bodies, ministries, agencies or other instrumentalities of any of them.

(qq) “Hazardous Materials” means any waste, chemical, material or other substance regulated, defined or listed as a hazardous substance, solid waste (including any oil and gas exploration and production wastes, components, fractions or derivatives thereof), hazardous waste, toxic substance, hazardous material, contaminant, pollutant or words of similar meaning or import under any applicable Environmental Law.

(rr) “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ss) “Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.

(tt) “Imbalance” means over-production or under-production or over-deliveries or under-deliveries, as applicable, on account of (i) any outstanding imbalance at the wellhead between the amount of Hydrocarbons produced from a Company Well and allocable to the interests of the applicable Company therein and the shares of production from the relevant Company Well that are actually taken by or delivered to or for the account of the applicable Company and (ii) any outstanding marketing imbalance between the amount of Hydrocarbons required to be delivered by or to a Company under any Company Contract relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the Hydrocarbons actually delivered by or to or for the account of such Company pursuant to any such Company Contract, in each case, excluding any imbalances attributable to royalties payable in kind to the U.S. Office of Natural Resources Revenue; provided that “Imbalance” does not include any Excluded Assets.

(uu) “INC” means an incident of non-compliance issued by BOEM or BSEE with respect to any of the Company Assets.

(vv) “Income Taxes” means any income, capital gains, franchise and similar Taxes.

(ww) “Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable); (ii) trademarks, service marks, trade dress, trade names, corporate names and domain names and other similar indicia of origin, and all goodwill associated therewith, and registrations of and applications to register the foregoing; (iii) copyrights and all registrations of and applications to register the foregoing; (iv) trade secrets, confidential information and confidential know-how (including confidential information regarding manufacturing and production processes, models, simulations, ideas, research and development, formulas, compositions, technical and engineering data/reports, process and operating manuals, drawings, designs, specifications, customer and supply data, pricing and cost information, and business and marketing plans and proposals); and (v) all other intellectual property rights.

(xx) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments, settlements and codes of Governmental Authorities, including obligations arising under the common law and Permits.

(yy) “Lease Annex” means Annex 1, Part A.

(zz) “Liens” means any lien, pledge, claim, charge, security interest, defect or other similar encumbrance or rights of any other Person with respect to the applicable property.

(aaa) “Loan” means any indebtedness for borrowed money or guarantee of any such indebtedness.

(bbb) “Lowest Cost Response” means the response authorized under Environmental Laws that addresses an environmental condition which requires Remediation (including such Remediation required by any Governmental Authority) at the lowest cost (discounted to present value, using a seven percent (7%) discount rate) (taking into consideration any direct expenses, liabilities or Damages that are reasonably expected to arise as a result of such response) as compared to any other response that is authorized under Environmental Laws and that allows for the continued safe and prudent operation of the affected asset. Taking no action for an environmental condition for which Remediation is required shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be allowed under Environmental Laws (unless Remediation is required by any Governmental Authority). If taking no action for an environmental condition for which Remediation is required is not allowed under Environmental Laws, the least costly active remedy, such as (x) a risk-based closure that may or may not require institutional controls such as deed restrictions limiting the use of the property to its present or similar uses or prohibiting the installation of shallow groundwater wells, or (y) the installation of engineering controls or physical barriers to contain, stabilize, prevent migration of, or exposure to, Hazardous Materials, including caps, dikes, encapsulation, leachate collection systems, and similar barriers or controls, shall be the Lowest Cost Response; provided that the Lowest Cost Response shall always include Remediation required by any Governmental Authority.

(ccc) “Material Contract” means any Company Contract which (x) can reasonably be expected to generate gross revenue per year in excess of Five Hundred Thousand and No/100 Dollars ($500,000) on an eight-eighths (8/8ths) basis, or to require expenditures per year in excess of Five Hundred Thousand and No/100 Dollars ($500,000) on an eight-eighths (8/8ths) basis, or (y) is of one or more of the following types:

(i) contracts for the purchase, sale or exchange of Hydrocarbons (unless such contract is terminable by the applicable Company without penalty on sixty (60) days’ notice or less);

(ii) contracts for the gathering, treating, processing, handling, refining, storing, transporting, marketing, disposal or injection of Hydrocarbons and contracts containing an acreage dedication, take-or-pay or volume commitment and all similar contracts (unless such contract is terminable by the applicable Company without penalty on sixty (60) days’ notice or less);

(iii) to the extent the same will not be released or terminated at or prior to Closing, any indenture, mortgage, loan, note, credit, sale-leaseback or similar contract, including all Third-Party Loans, (in each case) evidencing a Loan binding on any of the Acquired Membership Interests, any Company or the Company Assets or granting any Liens upon any Acquired Membership Interest or any Company Asset and all related security agreements or similar agreements associated therewith;

(iv) contracts containing all production payments or net profits interests provisions burdening the applicable Company’s interest in any of the Company Assets;

(v) contracts for the use of drilling rigs;

(vi) merger agreements, purchase agreements, farmin and farmout agreements, development agreements, exploration agreements, participation agreements, participation area agreements, exchange agreements, pre-pooling letter agreements and similar agreements providing for the earning or acquisition of an equity interest, beneficial interest or leasehold interest;

(vii) operating agreements, joint lease operating agreements, unit agreements, unit operating agreements and communitization agreements;

(viii) seismic and other data licenses and contracts;

(ix) partnership agreements, joint venture agreements and similar agreements;

(x) any Company Contract pursuant to which any Company will acquire any interest in any other Person;

(xi) any contract requiring any Company to provide any guaranty, letter of credit, cash, treasury securities, comfort letter, surety bond, or other credit support to Seller or its Affiliates;

(xii) (A) any contract creating a capital lease obligation for or on a Company, (B) any Company Contract for the sale of accounts receivable, and (C) any contract the principal purpose of which is for a Company to provide indemnification to any other Person with respect to any Company Assets;

(xiii) any Company Contract relating to Derivatives;

(xiv) any contract that constitutes a lease (other than the Company Leases) under which each applicable Company is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by such Company without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than One Hundred Fifty Thousand Dollars ($150,000);

(xv) (A) any contract between Seller or an Affiliate thereof (other than a Company(ies)), on the one hand, and any Company, on the other hand, and (B) any contract listed on Schedule 5.10 (each as described in (A) or (B), an “Affiliate Contract”);

(xvi) any Company Contract or contract for consulting, management, operations or other independent contractor services (excluding ordinary hourly services for accounting or legal matters);

(xvii) any Company Contract that provides staff leasing, personnel services, employee leasing or any other personnel-related, employment-related or employee benefit-related services to a Company;

(xviii) any contract that provides staff leasing, personnel services, employee leasing or any other personnel-related, employment-related or employee benefit-related services with respect to any Company Assets;

(xix) any Company Contracts with any labor union or association or other Person representing, purporting to represent or seeking to represent any employee of a Company or other individual who provides services to a Company;

(xx) any Company Contracts (other than confirmations of transactions pursuant to master agreements) with any Governmental Authority; and

(xxi) any contract that contains an area of mutual interest, non-compete, non-solicit, drag along rights, tag along rights, rights of first refusal, rights of first offer or other right to purchase, participation rights, or similar provisions pursuant to which any third party may be entitled to acquire an interest in any Company Assets or Acquired Membership Interests, which would restrict Purchaser’s or any Company’s actions with respect to the Company Assets after Closing or which limits or otherwise restricts any Company or Purchaser (after Closing) from engaging or competing in any line of business, in any geographic location or with any Person.

(ddd) “Net Revenue Interest” means the interest (expressed as a percentage or decimal) in and to all the Hydrocarbons produced and saved or sold from or allocated to the relevant Company Lease, Company Unit or Company Well after giving effect to all Burdens.

(eee) “Organizational Documents” means (i) the articles or certificate of incorporation and bylaws of a corporation; (ii) the certificate of formation and limited liability company agreement of a limited liability company; (iii) the limited partnership agreement and a certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (v) any amendment to any of the foregoing.

(fff) “Other PSA” means each of (i) the Purchase and Sale Agreement dated as of the Execution Date by and among ILX Holdings II, LLC, Purchaser and Purchaser Parent (as the same may be amended from time to time), (ii) the Purchase and Sale Agreement dated as of the Execution Date by and among ILX Holdings III LLC, Purchaser and Purchaser Parent (as the same may be amended from time to time), and (iii) the Purchase and Sale Agreement dated as of the Execution Date by and among Castex Energy 2014, LLC, Purchaser and Purchaser Parent (as the same may be amended from time to time).

(ggg) “Permits” means any and all governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor issued by, or if only submission is required, submitted to and accepted by, any Governmental Authority.

(hhh) “Permitted Encumbrance” means:

(i) all Burdens upon, measured by, or payable out of production, or otherwise affecting the applicable Company’s Net Revenue Interest in any Company Lease, Company Unit or Company Well, if the net cumulative effect of such Burdens does not operate to (A) reduce the applicable Company’s Net Revenue Interest in any Company Lease, Company Unit or Company Well to less than the Net Revenue Interest for such Company Lease or Company Unit as set forth in the Lease Annex or for such Company Well as set forth in the Well Annex, or (B) increase the applicable Company’s Working Interest in any Company Lease, Company Unit or Company Well to greater than the Working Interest for such Company Lease or Company Unit as set forth in the Lease Annex or for such Company Well as set forth in the Well Annex (without at least a proportionate increase in the Net Revenue Interest in such Company Lease, Company Unit or Company Well, as applicable);

(ii) all easements, rights-of-way, covenants, restrictions, servitudes, permits, surface leases, surface use agreements, sub-surface leases, grazing rights, logging rights, mining rights and other similar rights (including rights in respect of surface and subsurface operations not involving the extraction of Hydrocarbons) with respect to the Company Leases, and canals, ditches, reservoirs, pipelines, utility lines, power lines, railways, streets, roads, alleys, highways and other structures on, over, through or under the Company Leases, in each case that do not materially detract from the value of or materially interfere with the ownership, operation or use of the assets subject thereto or affected thereby (as currently owned, used or operated);

(iii) the terms and conditions of (X) the Company Leases and Company Contracts, provided that the net cumulative effect of such matters does not operate to (A) reduce the applicable Company’s Net Revenue Interest in any Company Lease, Company Unit or Company Well to less than the Net Revenue Interest for such Company Lease or Company Unit as set forth in the Lease Annex or for such Company Well as set forth in the Well Annex, or (B) increase the applicable Company’s Working Interest in any Company Lease, Company Unit or Company Well to greater than the Working Interest for such Company Lease or Company Unit as set forth in the Lease Annex or for such Company Well as set forth in the Well Annex (without at least a proportionate increase in the Net Revenue Interest in such Company Lease, Company Unit or Company Well, as applicable) and (Y) this Agreement and any other agreement or document contemplated to be executed pursuant to this Agreement;

(iv) conventional rights of reassignment, upon the surrender or expiration of any Company Lease which have not been triggered as of the date hereof;

(v) all Liens for Taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, in each case, for which appropriate reserves have been made in the books and records of the Companies;

(vi) all applicable Laws and rights reserved to or vested in any Governmental Authority pursuant to applicable Law (A) to control or regulate any Company Asset in any manner, (B) by the terms of any right, power, grant or permit, or by provision of Law, to terminate such right, power, grant or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any

Company Asset, (C) to use any Company Asset in any manner or (D) to enforce any obligations or duties owed to any Governmental Authority with respect to any Permit;

(vii) Liens released or discharged by Seller prior to or at the Closing, including those set forth on Schedule 1.2;

(viii) any undetermined and inchoate liens and any vendors’, carriers’, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like Liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any Company Asset in respect of obligations that are not yet due in the normal course of business or, if due, that are being contested in good faith by appropriate Proceedings by or on behalf of the applicable Company;

(ix) all Preferential Purchase Rights and similar contractual provisions, and all Consents and Customary Post-Closing Consents;

(x) any failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in any Company’s chain of title to such Company Asset;

(xi) all Liens created under Company Leases or Company Contracts or by operation of Law in respect of obligations that are not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business and are identified on Schedule 1.2;

(xii) such defects or irregularities in the Working Interests or Net Revenue Interests in the Company Assets resulting from the failure to file any assignment or other transfer instrument in the applicable Company’s chain of title in the records of any adjoining county or parish, so long as the instrument in question is filed with the BOEM;

(xiii) any defects that (a) would not constitute a Title Defect under the definition of that term or (b) would otherwise constitute a Title Defect under this Agreement but which Purchaser has waived or is deemed to have waived in writing;

(xiv) all defects (a) based solely on a recorded document(s) that is not in the applicable Company’s files if the document is filed of record or (b) arising out of lack of corporate or other entity authorization or defects in the execution, delivery, acknowledgment, or approval of any instrument, unless Purchaser provides affirmative evidence that the action was not authorized;

(xv) any defects to the extent based on (a) lack of a division order or an operating agreement covering such Company Asset (including portions of such Company Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction or replacement of the unit) or (b) failure of any communitization agreement, unit agreement, or similar type of agreement to have been finally approved by any Governmental Authority;

(xvi) all Imbalances, all depth restrictions or limitations applicable to such Company Assets, and any other matters, in each case, expressly set forth in the Lease Annex or the Well Annex;

(xvii) the terms and conditions of, and any Liens created pursuant to, any Third-Party Loan of a Company, and any agreement or instrument entered into in relation therewith, in each case to the extent released or otherwise not binding on the Companies or the Company Assets as of Closing; and

(xviii) any other matters expressly described on Schedule 1.2.

(iii) “Permitted Interest Encumbrance” means the following:

(i) Liens created by this Agreement;

(ii) the terms and conditions of, and any Liens created pursuant to, any Third-Party Loan of a Company, and any agreement or instrument entered into in relation therewith, in each case to the extent released or otherwise not binding on the Acquired Membership Interests as of Closing; and

(iii) any restrictions on sales of securities under applicable securities Laws.

(jjj) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(kkk) “Phase I Activities” means a desktop review of the records maintained by Governmental Authorities and to the extent Seller or the Companies are able to secure availability without cost or violating any contractual obligation, interviews of personnel, but does not include any sampling, testing or similar invasive activities.

(lll) “Pre-Effective Date Period” means any Tax period ending on or before the Tax Effective Date.

(mmm) “Release” means any releasing, spilling, emitting, leaking, pumping, pouring, emptying, escaping, dumping, depositing, disposing, discharging, dispersing, leaching or migrating of Hazardous Materials into the environment.

(nnn) “Remediate,” “Remediation” or “Remedial” means any action required by or reasonably necessary to comply with any applicable Environmental Law to investigate, clean-up, remedy, cure, remove, remediate, restore, reclaim, abate, monitor, or conduct corrective action, closure or post-closure obligations with respect to any event, condition, circumstance, environmental pollution, contamination or degradation, including any permitting or reporting or necessary facility repair or modification (including the installation and operation of any reasonably required pollution control equipment).

(ooo) “Retained Employee-Related Liabilities” means all liabilities that are attributable to, associated with or related to, or that arise out of or in connection with (i) any Benefit Plan or other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or to which Seller or any of its ERISA Affiliates was obligated to contribute to at any time on or prior to the Closing, including all Controlled Group Liabilities, and (ii) the employment or engagement by Seller or any of its Affiliates of any individual, including liabilities arising at any time with respect to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof.

(ppp) “Ridgewood MSA” means that certain Second Amended and Restated Management Services Agreement, dated as of February 10, 2016, by and among Ridgewood, ILX Holdings, LLC, the entities listed on Exhibit A attached thereto, and, for the limited purposes set forth therein, ILX-Ridgewood I, LLC, as the same may have been, and may be further, amended, supplemented, and/or restated, from time to time.

(qqq) “Seismic Data” means all geological or geophysical or other seismic or related technical data, information, records or interpretations relating to the Company Assets.

(rrr) “Seller Tax” means (i) Income Taxes imposed by any applicable Law on Seller, any of its direct or indirect owners or any of its Affiliates (other than the Companies), (ii) Taxes of any Consolidated Group (or any member thereof) of which any Company (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law (other than such a group of which only the Companies have been members), (iii) Taxes imposed on any Company or for which any Company may otherwise be liable (A) for any Pre-Effective Date Period and the portion of any Straddle Period ending on and including the Tax Effective Date (determined in accordance with Section 9.3 and taking into account, and without duplication of, any Asset Taxes effectively borne by Seller as a result of the downward adjustments to the Purchase Price or an exclusion to the upward adjustments to the Purchase Price, in each case made pursuant to Section 2.3(e) or Section 2.4, as applicable), (B) in respect of any Excluded Assets, or (C) resulting from the transactions contemplated by this Agreement (for the avoidance of doubt, including but not limited to, the transactions contemplated in Sections 1.3 and 5.6), (iv) Taxes for which Seller is responsible pursuant to Section 9.5, and (v) to the extent not otherwise addressed in clauses (i) through (iv), Taxes of any other Person for which any Company is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Tax Effective Date.

(sss) “Seller’s Knowledge” means with respect to the Companies, the Company Assets and the ownership or operation thereof, the actual knowledge (after due inquiry) of the following Persons: Robert Tichio, Alfredo Marti and Fauzul Lakhani.

(ttt) “Straddle Period” means any Tax period that begins on or before the Tax Effective Date and ends after the Tax Effective Date.

(uuu) “Suspended Funds” means funds which the applicable Company is holding which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable or allocated to the Company Assets of such Company.

(vvv) “Tax” means (i) any tax, assessment, unclaimed property or escheat obligation, fee or other governmental charge imposed by any Governmental Authority, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, environmental tax (including taxes under Section 59A of the Code), profits tax, severance tax, personal property tax, real property tax, sales tax, license tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security (or similar) tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax or other tax of any kind whatsoever, including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in this clause (i) or any Tax Return, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a Consolidated Group for any period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of Law or any express or implied obligation to indemnify any other Person, and whether any item described in clauses (i), (ii) or (iii) is disputed or not.

(www) “Tax Effective Date” means, with respect to Asset Taxes, the day immediately prior to the date on which the Effective Time occurs, and with respect to Taxes other than Asset Taxes, the Closing Date.

(xxx) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(yyy) “Third-Party Loans” means all Loans owing by any Company to Persons other than Seller or its Affiliates.

(zzz) “Title Benefit” means any right, circumstance or condition that operates to increase the applicable Company’s Net Revenue Interest in any Company Lease, Company Unit or Company Well to an amount above the Net Revenue Interest set forth on the Lease Annex with respect to such Company Lease or Company Unit or the Well Annex with respect to such Company Well, without causing a greater than proportionate increase in such Company’s Working Interest in such Company Lease, Company Unit or Company Well.

(aaaa) “Title Defect” means any Lien, defect or other matter, which causes the applicable Company not to have Defensible Title in and to the applicable Company Property held by such Company; provided, however, that, only in the circumstances where multiple Title Defect Properties are affected by the same condition that gives rise to the

Title Defect, and such condition derives from a single instrument in respect of all such Title Defect Properties, each such Title Defect will be addressed as a single condition with respect to the Title Defect Properties affected thereby and such Title Defects will be aggregated on a per condition basis across different Company Leases, Company Units or Company Wells to the extent affected by such condition for purposes of determining whether such Title Defect meets the Title Threshold; provided, further, that the following shall not constitute Title Defects: (i) defects arising from failure to have surface or platform access or any rights-of-way; (ii) defects based on the failure to record Company Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Company Leases, in the real property, conveyance or other records of the county/parish in which such Company Lease is located or adjacent (provided that such Company Leases or assignments have been appropriately filed of record with the applicable Governmental Authority); (iii) defects arising from prior oil and gas leases relating to the Company Leases that are not surrendered of record, unless Purchaser provides affirmative evidence that any such prior lease is still valid; (iv) defects arising solely out of a lack of survey, overlapping survey, or lack of metes and bounds descriptions, unless required by applicable Law; (v) Permitted Encumbrances; and (vi) defects that affect only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Company Lease or the proper payment thereof.

(bbbb) “Title Notice” means a written notice with respect to any Title Defect or Title Benefit, as applicable, that includes (i) a description and explanation of the Title Defect or Title Benefit, as applicable, and the Company Lease, Company Unit or Company Well affected thereby, (ii) such supporting documents in the possession of the Party claiming the Title Defect or Title Benefit (or references thereto, in the case of documents (A) in the applicable Company’s possession so long as such documents are made available to Purchaser or (B) filed of record) which are used by such Party to identify the existence of any such Title Defect or Title Benefit, as applicable, and (iii) the Allocated Value of the Company Lease, Company Unit or Company Well affected by such Title Defect or Title Benefit, as applicable, and Purchaser’s or Seller’s, as applicable, estimate of, with respect to any Title Defect, the Title Defect Amount, and with respect to any Title Benefit, the Title Benefit Amount, and the computations upon which Purchaser’s or Seller’s, as applicable, belief is based.

(cccc) “Transaction Costs” means all (i) fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals incurred by any Company in connection with any efforts to sell the Acquired Membership Interests, including the preparation, marketing, auction, structuring, negotiation or consummation of the transactions contemplated by this Agreement and (ii) fees, costs and expenses incurred by any Company in connection with the dispute, cure or attempted cure of any Title Defect or Environmental Defect with respect to any Company Assets.

(dddd) “Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

(eeee) “Well Annex” means Annex 1, Part B.

(ffff) “Willful Breach” means, with respect to any Party, such Party willfully and intentionally breaching (by refusing to perform or taking an action prohibited) any covenant applicable to such Party, which breach of such covenant is material with respect to the transactions contemplated by this Agreement.

(gggg) “Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Company Well, Company Lease or Company Unit required to be borne with respect thereto.

Section 1.3 Excluded Assets. Seller shall cause the Companies to execute and deliver to Seller or its designee, as assignee, an Excluded Assets Assignment at any time prior to Closing causing such Companies to assign the Excluded Assets to Seller or its designee effective as of immediately prior to the Closing.

Section 1.4 Revenues and Expenses.

(a) Seller shall be entitled to all revenue, production, proceeds of production and other proceeds attributable to the Company Assets, and shall remain responsible for all Company Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the occurrence of Closing, Purchaser and the Companies shall be entitled to all revenue, production, proceeds of production and other proceeds attributable to the Company Assets, and shall be responsible for all Company Operating Expenses, in each case, from and after the Effective Time. All Company Operating Expenses that are: (i) incurred prior to the Effective Time with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred after the Effective Time with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Purchaser or the applicable Company.

(b) Such amounts that are received or paid during the period from the Effective Time up to Closing shall be accounted for in the Closing Settlement Statement or Post-Closing Statement, as applicable. Such amounts that are received or paid after Closing but prior to the date of the Post-Closing Statement shall be accounted for in the Post-Closing Statement. If, after the Parties’ agreement (or deemed agreement) upon the Post-Closing Statement, and subject to Section 1.4(c), (i) any Party or its Affiliates receives monies belonging to any other Party, including proceeds of production, then such Party shall pay (or cause to be paid) such amount to the proper Party within ten (10) Business Days after the end of the month in which such amounts were received, (ii) any Party or its Affiliates pays monies for Company Operating Expenses which are the obligation of any other Party hereto, then such other Party shall, within ten (10) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party or its Affiliates which paid such Company Operating Expenses, (iii) a Party or its Affiliates receives an invoice of an expense or obligation (excluding, for the avoidance of doubt, any expense or obligation related to Asset Taxes, Income Taxes or Transfer Taxes) which is owed by any other Party, such Party receiving the invoice shall promptly forward (or cause to be forwarded) such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation (excluding, for the avoidance of doubt, any obligation related to Asset Taxes, Income Taxes or Transfer Taxes) is received by a Party or its Affiliates, which is partially an obligation of both Seller and Purchaser, then the applicable Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Company Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 1.4(b).

(c) Subject to matters for which a Party has an indemnity obligation pursuant to Article 11 and subject to the remainder of this Section 1.4(c), there shall be no adjustment for, or obligation to pay, any revenues, proceeds, or Company Operating Expenses between the Parties following the twelve (12) month anniversary of the Closing Date (the “Cut-Off Date”). For the avoidance of doubt and subject to Section 11.2(b), the Parties agree that from and after the Cut-Off Date, Purchaser shall be responsible for all Company Operating Expenses and shall be entitled to all proceeds, in each case, related to the Companies or the Company Assets, regardless of when such Company Operating Expenses were incurred or paid or when such proceeds of production were earned or received, subject to the following sentence. Notwithstanding anything in this Section 1.4 to the contrary but subject to Section 11.2(b), from and after the Cut-Off Date, Seller shall not be responsible for, or otherwise required to pay, any Company Operating Expenses, and shall not be entitled to any proceeds, in each case, related to the Companies or the Company Assets, regardless of when such Company Operating Expenses were incurred or paid or when such proceeds of production were earned or received, except with respect to any credit or proceeds or similar remuneration associated with the release or termination (in whole or in part) of any bond, letter of credit, surety agreement and similar agreement, guarantees or other item of credit support, in each case, to the extent such bond, letter of credit, surety agreement or similar agreement, guarantee or other item of credit support was held by or attributable to any applicable Company as of immediately prior to Closing, which such credit or proceeds or remuneration shall promptly be forwarded from the applicable Company or Purchaser or its Affiliates to Seller or its designee irrespective of the date of receipt.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price.

(a) Purchase Price. The purchase price for the Acquired Membership Interests shall be equal to $286,027,272.73 (the “Unadjusted Purchase Price”), consisting of (i) $173,300,000.00 in cash or other immediately available funds (the “Cash Purchase Price”), and (ii) 4,960,000 shares of common stock of Purchaser Parent (the “Purchaser Parent Shares”). For purposes of clause (a)(i) above only, the Cash Purchase Price shall be adjusted as provided in Section 2.3 (as so adjusted plus the value of the Purchaser Parent Shares in clause (a)(ii) above, the “Purchase Price”). Notwithstanding anything contained in this Agreement to the contrary, any adjustments to the Purchase Price pursuant to this Agreement shall be made to or from the Cash Purchase Price only.

(b) Adjustment of Shares. In the event, between the Execution Date and the Closing Date, Purchaser Parent shall subdivide its issued and outstanding common stock into a greater number of shares (by way of a stock dividend, stock split or otherwise), the number of Purchaser Parent Shares to be issued to Seller at Closing shall be proportionately increased, and, in the event the issued and outstanding common stock of Purchaser Parent shall be combined into a smaller number of shares (by way of reverse stock split or otherwise), the number of Purchaser Parent Shares to be issued to Seller at Closing shall be proportionately decreased; provided that, for purposes of clarity, no adjustment shall be made with regard to the number of Purchaser Parent Shares pursuant to this Section 2.1(b) in connection with (i) Purchaser Parent’s issuance of additional shares of its common stock and receipt of consideration for such shares in a bona fide third party transaction, or (ii) Purchaser Parent’s issuance of employee or director stock options, restricted stock awards, performance share units, grants or similar equity awards or Purchaser Parent’s issuance of its common stock upon exercise or vesting of any such options, grants or awards.

(c) Deposit. Contemporaneously with the execution of this Agreement, Purchaser shall deposit by wire transfer in same day funds with the Escrow Agent in an amount equal to five percent (5%) of the Unadjusted Purchase Price (such amount, including any interest earned thereon, the “Deposit”). The Deposit shall be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. If the Closing occurs, the Deposit shall be applied toward the adjusted Cash Purchase Price at the Closing. Otherwise the Deposit shall be handled in accordance with Section 10.2 and the terms of the Escrow Agreement.

Section 2.2 Allocated Values; Income Tax Treatment of Purchase Price.

(a) Allocated Values. The Parties agree that the Purchase Price shall be allocated among the Company Leases, Company Units and Company Wells as set forth in the Lease Annex (with respect to the Company Leases and Company Units) and the Well Annex (with respect to the Company Wells). “Allocated Value” means, with respect to each Company Lease, Company Unit or Company Well, the amount of the Unadjusted Purchase Price allocated to that Company Lease or Company Unit as set forth on the Lease Annex under the column “Allocated Value” or to that Company Well as set forth on the Well Annex under the column “Allocated Value.” Subject to Section 2.2(b), the Parties shall not take any position inconsistent therewith with any tax authority or in notices to Preferential Purchase Right holders.

(b) Income Tax Treatment of Purchase Price.

(i) In reliance upon the representations and warranties of Seller in Section 3.7(o), the Parties intend to treat the transactions contemplated by this Agreement as a purchase of all of the assets of the Companies (and purchase of the Subsidiary Interests) for U.S. federal (and applicable state and local) income tax purposes (the “Intended Tax Treatment”).

(ii) Seller shall prepare and deliver to Purchaser within ninety (90) days after the Determination Date, a draft allocation of the Purchase Price and any other amounts constituting consideration for U.S. federal income Tax purposes (in each case, as adjusted to reflect any subsequent adjustment thereto under this

Agreement) among the Company Assets (and Subsidiary Interests) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable U.S. federal income tax Law, in a manner consistent with the Allocated Values (the “Proposed Allocation”). The Proposed Allocation shall be deemed to be accepted and agreed by, and shall be conclusive and binding on, the Parties except to the extent Purchaser shall have delivered its objections to such Proposed Allocation to Seller no later than thirty (30) days after Purchaser’s receipt thereof (the “Allocation Objection Notice”).

(iii) If Seller receives an Allocation Objection Notice, then Purchaser and Seller shall cooperate in good faith to reach a mutually agreeable allocation, and if Purchaser and Seller do not reach a mutually agreeable allocation with respect to the Proposed Allocation within thirty (30) days of Seller’s receipt of the Allocation Objection Notice (or such other time period mutually agreed upon by Purchaser and Seller), Purchaser and Seller shall submit the Proposed Allocation updated to include any items upon which Purchaser and Seller agree and a description of any disputed items as to such Proposed Allocation to the Houston, Texas office of KPMG LLP (the “Accounting Arbitrator”). In such case, Purchaser and Seller shall instruct the Accounting Arbitrator to, within thirty (30) days of its engagement by Purchaser and Seller (or such other time period mutually agreed upon by Purchaser and Seller), make a determination as to the submitted disputed items and to provide written notice of its determination to Purchaser and Seller and a revised Proposed Allocation updated to reflect such determinations, which revised Proposed Allocation shall be deemed agreed by, and be conclusive and binding on, the Parties. All fees and expenses charged by the Accounting Arbitrator pursuant to this Section 2.2(b) will be allocated evenly between Purchaser and Seller.

(iv) The allocation mutually agreed by the Parties or deemed agreed by the Parties, in each case, pursuant to this Section 2.2(b) shall be the “Final Allocation”. The Parties shall use commercially reasonable efforts to update the Final Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement.

(v) The Parties shall, and shall cause their Affiliates to: (A) report consistently with the Intended Tax Treatment and the Final Allocation in all Tax Returns relating to Income Taxes (including Internal Revenue Service Form 8594); (B) not take any position for U.S. federal (or applicable state or local) income Tax purposes that is inconsistent with the Intended Tax Treatment or the Final Allocation on any Tax Return or in any Proceeding before any taxing authority; and (C) promptly advise the other Party regarding the existence of any audit, litigation or other Proceeding related to the Intended Tax Treatment or the Final Allocation; provided, however, that nothing contained herein shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any taxing authority relating to the Final Allocation after a commercially reasonable effort to cooperate with the other Party or Parties and defend such Final Allocation, and neither

Purchaser nor Seller shall be required to litigate any proposed adjustment by any taxing authority challenging such Final Allocation.

Section 2.3 Adjustments to Cash Purchase Price. The Cash Purchase Price shall be adjusted as of the Closing pursuant to Section 2.4(a) and, after the Closing, pursuant to Section 2.4(b), but only with respect to matters identified in the Closing Settlement Statement, the Post-Closing Statement or an Adjustment Notice in accordance with the following:

(a) increased by an amount equal to the value of all Hydrocarbons attributable to the Company Assets in storage or existing in pipelines, plants and/or tanks (including inventory and line and tank fill) in each case that are, as of the Effective Time, (i) upstream of the pipeline connection or above the relevant outlet flange or (ii) upstream of the sales meter, if any, the value of such Hydrocarbons to be based upon the contract price in effect as of the Effective Time (or the price paid to the applicable Company in connection with the sale of such Hydrocarbons, if there is no contract price, in effect as of the Effective Time), less Burdens and transportation, marketing and other post-production expenses charged by third parties (other than Taxes) on such production;

(b) decreased by an amount equal to all proceeds actually received by Seller or any of its Affiliates (other than the Companies) (irrespective of whether received before or after the Effective Time) or by any Company prior to the Closing attributable to the sale of Hydrocarbons attributable to the Company Assets (i) produced from or allocable to the Company Assets during the period following the Effective Time or (ii) contained in storage or existing in pipelines, plants and/or tanks (including inventory and line and tank fill) as of the Effective Time for which an upward adjustment to the Purchase Price was made pursuant to Section 2.3(a), in each case, net of any applicable Burdens;

(c) increased by an amount equal to all Company Operating Expenses and other costs and expenses incurred by Seller, any Company or their Affiliates that are attributable to any Company Assets during the period following the Effective Time and paid by Seller or any of its Affiliates (other than the Companies) (irrespective of whether paid before or after the Effective Time) or paid by any Company prior to the Closing, including (A) insurance premiums paid by or on behalf of Seller or any Company with respect to any Company’s interest in any Company Assets for the period following the Effective Time, (B) Burdens and (C) rentals and other lease maintenance payments, but excluding from this paragraph (c), for the avoidance of doubt, any Taxes, any Transaction Costs, any costs or Damages attributable to the Indemnified Liabilities, or any costs and expenses with respect to the matters described in clauses (i) through (xi) of the definition of Company Operating Expenses;

(d) decreased by an amount equal to all Company Operating Expenses and other costs and expenses paid by Purchaser or its Affiliates that are attributable to the Company Assets incurred in the period prior to the Effective Time, including (A) insurance premiums paid by Purchaser with respect to the Company Assets for the period prior to the Effective Time, (B) Burdens and (C) rentals and other lease maintenance payments, but excluding from this paragraph (d), for the avoidance of doubt, any Taxes, any Transaction Costs or any costs or Damages attributable to the Indemnified Liabilities;

(e) decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 9.3(b) but paid or otherwise economically borne by Purchaser (including, for the avoidance of doubt, by way of any (i) liability of the Companies accrued in respect thereof or (ii) reduction in the assets of any Company as a result of any payment by such Company (or, to the extent reimbursed by such Company, Seller) of such Asset Taxes); and increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 9.3(b) but paid or otherwise economically borne by Seller (excluding, for the avoidance of doubt, by way of any (x) liability of the Companies accrued in respect thereof or (y) reduction in the assets of any Company as a result of any payment by such Company (or, to the extent reimbursed by such Company, Seller) of such Asset Taxes);

(f) to the extent that any of the Companies are underproduced and/or have overdelivered any Hydrocarbons as shown with respect to the net Imbalances attributable to the Company Assets set forth in Schedule 3.22 as of the Effective Time, increased by an amount equal to the product of the underproduced/overdelivered volumes times (i) $2.35/MMBtu for gaseous Hydrocarbons or (ii) $55/Bbl for liquid Hydrocarbons;

(g) to the extent that any of the Companies are overproduced and/or have underdelivered any Hydrocarbons as shown with respect to the net Imbalances attributable to the Company Assets set forth in Schedule 3.22 as of the Effective Time, decreased by an amount equal to the product of the overproduced/underdelivered volumes times (i) $2.35/MMBtu for gaseous Hydrocarbons or (ii) $55/Bbl for liquid Hydrocarbons;

(h) decreased by the amount of any Loan or indebtedness for borrowed money of the Companies remaining unpaid as of the Closing Date;

(i) decreased by (A) any losses, liabilities or Damages attributable to the Company Derivatives (if any), and (B) any settlement payments attributable to the Company Derivatives (if any), in each case, that remain unpaid as of the Closing Date;

(j) if applicable, decreased by the amount of any settlement payment in connection with items (1) and/or (2) on Schedule 3.6 and payable by any Company remaining unpaid as of the Closing Date;

(k) decreased by the Allocated Value of any Company Assets (including the Company Assets held by any Company that is excluded hereunder) excluded from the transactions contemplated hereby pursuant to Section 5.11, Section 6.4(b) or Section 6.6(c);

(l) decreased or increased, as applicable, by the amounts set forth in Article 6 as adjustments to the Cash Purchase Price;

(m) decreased by the amount of any Transaction Costs that are paid or payable by Purchaser or the Companies after the Closing;

(n) decreased by Seller’s share of the costs of obtaining the R&W Policy described in Section 5.18(b) that are paid by Purchaser; and

(o) decreased or increased, as applicable, by any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Purchaser;

provided that, in calculating the adjustment to the Unadjusted Purchase Price pursuant to this Section 2.3, no adjustment may be accounted for in more than one of the paragraphs above.

Section 2.4 Closing Cash Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a settlement statement (the “Closing Settlement Statement”) calculating the amount equal to the Cash Purchase Price as adjusted to give effect to Seller’s good faith estimate of the adjustments provided for in Section 2.3 based upon the best information available to Seller (or, if then determinable, the final amounts thereof), together with reasonable documentation in support of such calculation. Purchaser shall have three (3) Business Days to review the settlement statement and submit a written report containing any changes Purchaser proposes to be made to the settlement statement. Seller and Purchaser shall agree on a final settlement statement prior to Closing; provided, however, if Seller and Purchaser are unable to agree, then, subject to Section 2.4(b), Seller’s good faith determination shall be used for purposes of the Closing Cash Payment to be made at the Closing. The calculation delivered by Seller in accordance with this Section 2.4(a), as adjusted in accordance with the immediately preceding sentence, if applicable, less the Deposit, less (if applicable) the Disputed Amount paid into the Defect Escrow Account at Closing, shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Cash Payment”).

(b) No later than the later of (i) one hundred twenty (120) days following the Closing Date or (ii) the resolution of all Disputed Matters pursuant to Section 6.7 and Exhibit D, Seller shall prepare and deliver to Purchaser a draft statement (the “Post-Closing Statement”) setting forth the final calculation of the Cash Purchase Price taking into account any adjustments pursuant to Section 2.3 (including the calculation of each adjustment pursuant to each paragraph of Section 2.3), together with reasonable documentation in support of such calculation. As soon as reasonably practicable but not later than the thirtieth (30th) day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report (an “Adjustment Notice”) containing any changes Purchaser proposes be made in such statement. The Parties shall undertake to agree on the final Cash Purchase Price no later than thirty (30) days after delivery of the Adjustment Notice. If the final Cash Purchase Price is:

(i) mutually agreed upon by Seller and Purchaser during such thirty (30)-day period, the final Cash Purchase Price shall be conclusive and binding on the Parties.

(ii) not mutually agreed upon by Seller and Purchaser during such thirty (30)-day period, then Seller or Purchaser may require for the Houston, Texas office of KPMG (the “Dispute Auditor”) to resolve any disagreements. Should KPMG fail or refuse to agree to serve as Dispute Auditor within ten (10) days after written request from any Party to serve, and the Parties fail to agree in writing on a replacement Dispute Auditor within five (5) days after the end of that ten (10) day period, or should no replacement Dispute Auditor agree to serve within fifteen (15) days after the original written request pursuant to this sentence, the Dispute Auditor shall be appointed by the Houston, Texas office of the American Arbitration Association. In connection with the engagement of the Dispute Auditor, each of Seller and Purchaser shall execute such engagement, indemnity and other agreements as the Dispute Auditor shall require as a condition to such engagement. The Dispute Auditor shall determine as promptly as practicable, but in any event within thirty (30) days after the selection of the Dispute Auditor, based solely on written submissions provided by Purchaser and Seller to the Dispute Auditor (and without independent investigation on the part of the Dispute Auditor) within ten (10) days following the Dispute Auditor’s selection, whether and to what extent (if any) Seller’s statement requires adjustment. In resolving any disputed item, the Dispute Auditor shall act as an expert and not an arbitrator, and shall resolve only the items set forth in the Adjustment Notice that are still in dispute and may not assign a value to any item greater than the highest value for such item claimed by either Seller or Purchaser or less than the lowest value for such item claimed by either Seller or Purchaser. The costs of the Dispute Auditor shall be borne evenly between Seller and Purchaser. The determination of the Dispute Auditor shall be final, conclusive and binding on Purchaser and Seller. The date on which the final Cash Purchase Price is finally determined in accordance with this Section 2.4(b) is referred to as the “Determination Date.”

Any difference in the Closing Cash Payment and the final Cash Purchase Price shall be paid by the owing Party to the owed Party within fifteen (15) Business Days of the Determination Date. Any post-Closing payment pursuant to this Section 2.4 shall bear interest from the Closing Date to the date of payment at the Agreed Rate.

(c) Purchaser shall assist Seller in preparation of the Post-Closing Statement of the Cash Purchase Price under Section 2.4(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be requested by Seller to facilitate such process post-Closing.

(d) All payments made or to be made under this Section 2.4 by either Seller or Purchaser shall be made by electronic transfer of immediately available funds to the bank(s) and account(s) specified by the receiving Party in writing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 3, and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser and Purchaser Parent as of the Execution Date and the Closing Date in each case as follows:

Section 3.1 Seller.

(a) Existence and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Power. Seller has the limited liability company power to enter into and perform this Agreement (and all documents required to be executed and delivered by Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c) Authorization and Enforceability. Seller’s execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller), and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) No Conflicts. Assuming the receipt of all applicable Consents (other than any Customary Post-Closing Consents) and the waiver of, or compliance with, all applicable Preferential Purchase Rights, and except for compliance with applicable Antitrust Laws, Seller’s execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents of Seller, (ii) result in a default (with due notice or lapse of time or both) or the creation of any Lien (other than any Permitted Encumbrances or Permitted Interest Encumbrances) or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, other financing instrument, or other contracts to which Seller is a party or by which any of Seller’s assets are bound, (iii) violate any judgment, order, ruling, or decree applicable to Seller or (iv) violate any Laws applicable to Seller.

(e) Investment. Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Seller is familiar with investments of the nature of the Purchaser Parent Shares, understands that this investment involves substantial risks, has adequately investigated Purchaser Parent and the Purchaser Parent Shares, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Purchaser Parent Shares, and is able to bear the economic risks of such investment. Seller has had the opportunity to visit with Purchaser Parent and meet with its officers and other representatives to discuss the business, assets, Damages, financial condition, and operations of Purchaser Parent, has received all materials, documents and other information that Seller deems necessary or advisable to evaluate the Purchaser Parent Shares, and has made its own independent examination, investigation, analysis and evaluation of the Purchaser Parent Shares, including its own estimate of the value of the Purchaser Parent Shares. Seller has undertaken such due diligence (including a review of the properties, Damages, books, records and contracts of Purchaser Parent) as Seller deems adequate. Seller is acquiring the Purchaser Parent Shares for its own account and not with a view toward or for offer or sale in connection with any distribution thereof in violation of federal or state securities Laws, or with any present intention of distributing or selling the Purchaser Parent Shares in violation of federal or state securities Laws.

Section 3.2 The Companies.

(a) Existence and Qualification. Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company is duly qualified to do business as a foreign limited liability company in each jurisdiction where its Company Business requires such qualification.

(b) No Conflicts. Assuming the receipt of all applicable Consents (other than Customary Post-Closing Consents) and the waiver of, or compliance with, all applicable Preferential Purchase Rights, and except for compliance with the HSR Act, the consummation by each Company of the transactions contemplated by this Agreement shall not (i) violate any provision of the Organizational Documents of such Company, (ii) result in a default (with due notice or lapse of time or both) or the creation of any Lien (other than any Permitted Encumbrances or Permitted Interest Encumbrances) or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, other financing instrument, or Company Contracts to which such Company is a party or by which any of the Company Assets are bound, (iii) violate any judgment, order, ruling, or decree applicable to such Company as a party in interest, or (iv) violate any Laws applicable to such Company.

(c) Organizational Documents. Seller has delivered to Purchaser true and complete copies of the Organizational Documents, each as amended to date, of each Company and has made available to Purchaser for inspection the ownership interest certificates, if any, and the minute books, of each Company.

(d) Title to Acquired Membership Interests. Seller owns one hundred percent (100%) of the issued and outstanding equity interests of each Company, and is the direct record and beneficial owner of the Acquired Membership Interests, in each case, free and clear of any and all Liens, except for (i) Permitted Interest Encumbrances and (ii)

encumbrances under applicable federal and state securities laws or as set forth in the applicable Company’s Organizational Documents. Other than this Agreement and the Organizational Documents of the Companies, the Acquired Membership Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Acquired Membership Interests.

(e) The Acquired Membership Interests. The Acquired Membership Interests are duly authorized, validly issued and outstanding, fully paid, non-assessable and have not been issued in violation of any preemptive rights, subscription right or any similar right under any provision of local or state Law applicable to such interests, the applicable Company’s Organizational Documents, or any contract to which any Company or any of its Affiliates is a party or to which it or any of its Company Assets is otherwise bound. Except for the Acquired Membership Interests, there are no outstanding membership interests or other equity interests in any Company, or any contractual arrangements giving any other Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any Acquired Membership Interests that will be binding on any Company after Closing other than the Ridgewood MSA. Other than pursuant to this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities, contractual arrangements or other commitments pursuant to which Seller or any Company is or may become obligated to issue or sell any membership interests or other equity interests in any Company, or for the repurchase or redemption of the Acquired Membership Interests, or any contractual arrangements or other commitments of any kind which may obligate Seller or any Company to issue, purchase, register for sale, redeem or otherwise acquire any membership interests or other equity interests in any Company. Immediately after the Closing, Purchaser will be the direct record and beneficial owner of the Acquired Membership Interests, free and clear of any and all Liens, except for (i) Permitted Interest Encumbrances and (ii) encumbrances under applicable federal and state securities laws or as set forth in the applicable Company’s Organizational Documents.

Section 3.3 Subsidiaries(a) .

(a) Existence and Qualification. To Seller’s Knowledge, each of Delta House FPS LLC and Delta House Oil and Gas Lateral LLC (collectively, the “Subsidiaries”, and each a “Subsidiary”) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. To Seller’s Knowledge, each Subsidiary is duly qualified to do business as a foreign limited liability company in each jurisdiction where its Company Business requires such qualification.

(b) No Conflicts. Assuming the receipt of all applicable Consents (other than Customary Post-Closing Consents) and the waiver of, or compliance with, all applicable Preferential Purchase Rights, and except for compliance with the HSR Act, the consummation of the transactions contemplated by this Agreement shall not, to Seller’s Knowledge: (i) violate any provision of the Organizational Documents of any Subsidiary, (ii) result in a default (with due notice or lapse of time or both) or the creation of any Lien (other than any Permitted Encumbrances or Permitted Interest Encumbrances) or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, other financing instrument, or contracts to which such Subsidiary is a party or by which any of its assets are bound, (iii) violate any judgment, order, ruling, or decree applicable to such Subsidiary as a party in interest, or (iv) violate any Laws applicable to such Subsidiary, except in the case of clauses (ii), (iii) and (iv) where such default, Lien, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Organizational Documents. Seller has delivered to Purchaser true and complete copies of the Organizational Documents, each as amended to date, of each Subsidiary.

(d) Title to Subsidiary Interests. Each applicable Company owns such percentage of the issued and outstanding membership interests in the Subsidiaries as described and set forth opposite such Company’s name in Schedule 3.3 (such membership interests owned by the Companies, the “Subsidiary Interests”), and is the direct record and beneficial owner of the Subsidiary Interests, in each case, free and clear of any and all Liens, except for (i) Permitted Interest Encumbrances and (ii) encumbrances under applicable federal and state securities laws or as set forth in the applicable Subsidiary’s Organizational Documents. Other than this Agreement and the Organizational Documents of the Subsidiaries, the Subsidiary Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Subsidiary Interests.

(e) Subsidiaries. Except for the Subsidiaries, none of the Companies owns or has owned, directly or indirectly, any membership interests, partnership interests, stock or other equity interests in any Person. None of the Companies is engaged in or has engaged in any business other than its respective Company Business.

Section 3.4 Financial Statements. Seller has delivered the Financial Statements to Purchaser, and such Financial Statements present fairly in all material respects in accordance with the Accounting Principles, applied consistently during the periods involved, the consolidated financial position of Seller, together with its consolidated subsidiaries (including the Companies) as of the respective dates thereof and the combined results of operations, cash flows and members’ equity of Seller, together with its consolidated subsidiaries for the periods covered thereby, subject, in the case of any interim Financial Statements, to normal year-end adjustments and accruals and the absence of notes required under the Accounting Principles, none of which are reasonably expected to be material in nature or amount. Seller maintains a standard system of accounting established and administered in accordance with the Accounting Principles. The Financial Statements for Seller contain accurate accrual information of Seller’s and the Companies’ asset retirement obligations in accordance with the Accounting Principles and the applicable standards of BSEE.

Section 3.5 Labor and Employee Benefits Matters.

(a) None of the Companies (i) has or has had any employees, (ii) engages or has engaged any individual (or entity wholly owned by an individual) as a consultant or independent contractor or (iii) maintains, sponsors or contributes to, or has maintained, sponsored or contributed to, or has, or has had, any liability or potential liability with respect to, any Benefit Plan. Each individual who has provided services to any Company or with respect to any of the Company Assets has been paid in full, and as of Closing will have been paid in full, for such services.

(b) Neither Seller, any of the Companies nor any of their respective Affiliates nor any of the Company Assets is a party or subject to, or bound by, a collective bargaining agreement or any other contract, agreement or understanding with a labor union or representative of employees or individuals who provide services to it. There is no employment- or labor-related claim or Proceeding pending or, to Seller’s Knowledge, threatened against any of the Companies or with respect to any of the Company Assets. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to Seller’s Knowledge, threatened, with respect to any of the Companies or the Company Assets. Seller, the Companies, and each of their respective Affiliates are, and have since at least January 1, 2016 been, in compliance in all material respects with all Laws with respect to labor and employment (including all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and safety).

(c) The execution and delivery of this Agreement or any Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not (either alone or in connection with any other event): (i) entitle any current or former individual employee, contractor, manager or officer of any of the Companies to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in payments of money or property, acceleration of benefits or provisions of other rights that have or will be made that, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exception contained in Section 280G(b)(4) of the Code).

(d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of Seller or any of its ERISA Affiliates that would be, or could become, a liability following the Closing Date of Purchaser or any of its Affiliates.

Section 3.6 Litigation. Except as disclosed in Schedule 3.6, there are no actions, suits, arbitrations, charges, claims, labor grievances, pending settlements, orders or other proceedings (collectively, “Proceedings”) pending by or before any Governmental Authority, or which are, to Seller’s Knowledge, threatened by or before any Governmental Authority, in each case, (a) with respect to any of the Companies, (b) with respect to any Company Assets or Acquired Membership Interests, or (c) which are reasonably likely to impair or delay Seller’s ability to perform its obligations under this Agreement and consummate the transactions contemplated in this Agreement.

Section 3.7 Taxes. Except as would not be material or, if material, as disclosed in Schedule 3.7:

(a) The aggregate amount of the unpaid Tax liabilities of the Companies for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes). The aggregate amount of the unpaid Tax liabilities of the Companies for all Tax periods (or portions thereof) prior to and including the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Companies as reflected on the Financial Statements as of the date of the most recent Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business of the Companies for the period from the date of the most recent Financial Statements to and including the Closing Date consistent with the past custom and practice of the Companies;

(b) All material Tax Returns required to be filed by each Company or which relate to Taxes for which any Company could be responsible have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects;

(c) All material Taxes owed by the Companies or for which the Companies may be liable which are or become due have been timely paid in full;

(d) Other than routine Proceedings solely in respect of Seller Taxes for which no assessment, deficiency or adjustment has been asserted, no Proceeding with respect to any Taxes or Tax Returns of or with respect to any Company has been commenced or is presently pending, and there is no material claim against any Company for any Taxes;

(e) No assessment, deficiency, or adjustment has been asserted, proposed, or, to Seller’s Knowledge, threatened with respect to any material Taxes or Tax Returns of or with respect to any Company.

(f) The Company Assets are not subject to any Tax partnership agreement and are not otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(g) Any entity in which a Company holds equity interests that is treated as a partnership for U.S. federal income tax purposes has a valid election under Section 754 of the Code in effect for any taxable year of such entity that includes the Closing Date;

(h) There are no material Liens on any of the Company Assets attributable to Taxes other than statutory Liens for current period Taxes that are not yet due and payable;

(i) There is not in force any extension of time with respect to the due date for the filing of any material Tax Return of or with respect to any Company or any waiver or agreement for any extension of time for the assessment or payment of any material Tax of any Company;

(j) All material Tax withholding and deposit requirements imposed on or with respect to each Company have been satisfied in full in all respects;

(k) No claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction;

(l) No Company is a party to or bound by any material Tax allocation, Tax sharing or indemnification agreement (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes);

(m) No Company is and no Company has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2);

(n) No Company (i) has been a member of an affiliated, consolidated, combined or unitary group filing a consolidated federal income Tax Return or (ii) has any material liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor, or by contract or otherwise; and

(o) For U.S. federal (and applicable state and local) income Tax purposes, each of Seller and the Companies is, and has been since its date of formation, classified as an entity disregarded as separate from its regarded tax owner.

(p) The representations and warranties set forth in Section 3.7(a) through (n) and any other representation or warranty that explicitly references Tax, Taxes, the Code or Treasury Regulations (other than Section 3.7(o)) shall apply to the Subsidiaries as if each Subsidiary were a Company; provided that such representations and warranties shall be qualified by Material Adverse Effect.

This Section 3.7 and any other representation or warranty that explicitly references Tax, Taxes, the Code or Treasury Regulations, shall constitute Seller’s sole and exclusive representations and warranties regarding Taxes, Tax Laws and all other Tax matters.

Section 3.8 Environmental Matters. Except as disclosed in Schedule 3.8 and, with respect to the matters in clauses (a) through (e) only of this Section 3.8, except as would not, individually or in the aggregate, result in any Company or, after the Closing, Purchaser incurring material Damages under Environmental Law:

(a) the Companies and their ownership and the operation of the Company Assets are, and, during the relevant time periods specified pursuant to all applicable statute of limitations, have been in compliance with all applicable Environmental Laws;

(b) (i) neither Seller nor any Company is in violation of any Permits held by it with respect to any Company Asset that are required under applicable Environmental Laws and Seller and each Company (or Seller, its Affiliates or Ridgewood, on behalf of such Company) possesses such Permits as is necessary to own the Company Assets as such are currently owned, (ii) to Seller’s Knowledge, the third party operators of the Company Assets have obtained all material Permits required for the operation of the Company Assets as currently operated pursuant to applicable Environmental Law and all such Permits are in effect, and (iii) there is no actual or alleged Proceeding which has been served on any Company or Seller or, to Seller’s Knowledge, such third party operator to revoke, modify or terminate any of such Permits;

(c) there has been no Release or threatened Release of Hazardous Materials on, under or from the Company Assets, or on, under or from any property offsite the Company Assets where any Person transported or disposed, or arranged to transport or dispose Hazardous Materials, in each case, for which Seller or any Company is or would be obligated to perform Remediation under applicable Environmental Laws on or before the Execution Date but which has not been Remediated;

(d) there are no written notices of demands, claims, actions, orders, suits or Proceedings pending, or to Seller’s Knowledge, threatened, before any Governmental Authority alleging Environmental Liabilities of any Company, violations of Environmental Laws by any Company, or asserting Remediation obligations of any Company under applicable Environmental Laws;

(e) other than in any Material Contracts and except for customary indemnities in service contracts and standard lease obligations, and except for such customary assumptions via purchase and sale agreements, assignments, bills of sale, conveyances, operating agreements, farmout or farm-in agreements, participation agreements, exploration agreements and/or development agreements, no Company has entered into any contract or other instrument, the primary purpose of which is to assume Damages for Environmental Liabilities, Specified Matters and Indemnified Liabilities, of third parties arising pursuant to Environmental Laws (other than the Ridgewood MSA);

(f) Seller has made available to Purchaser true and complete copies of all material environmental reports, audits, assessments and documentation in the possession or control of Seller or any Company which were prepared by a third Person, other than an employee of Seller or any of its Affiliates, relating to compliance with Environmental Laws or Environmental Liabilities, including Releases, threatened Releases, or Remediation of Hazardous Materials as it relates to the Companies, any of their ownership or use of the Company Assets, or the Company Businesses; and

(g) Schedule 3.8 sets forth all INCs that Seller or the Company has received in the previous twenty-four (24)-month period, and there are no outstanding unresolved INCs issued by any Governmental Authority with respect to any Company Asset.

Purchaser acknowledges that the Company Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Company Assets or associated with the Company Assets. Equipment and sites included in the Company Assets may contain asbestos, naturally occurring radioactive material (“NORM”) or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Company Assets or included in the Company Assets may contain NORM and other wastes or Hazardous Materials. NORM containing material and/or other wastes or Hazardous Materials may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials from the Company Assets. This Section 3.8, together with Section 3.33(c) and Section 3.33(d), shall constitute Seller’s sole and exclusive representations and warranties regarding Environmental Laws and/or Environmental Liabilities.

Section 3.9 Compliance with Laws. Except with respect to Tax Laws, which are exclusively addressed in Section 3.7 and any other representation or warranty that explicitly references Tax, Taxes, the Code or Treasury Regulations, and Environmental Laws, which are exclusively addressed in Section 3.8, except as set forth in Schedule 3.9, each Company and each Company’s ownership and use of the Company Assets, and to Seller’s Knowledge, the operation by any third party operator of the Company Assets, in each case, are in compliance, and have been in compliance for the past four (4) years (except for any non-compliances during the past four (4) years that have been fully resolved), with all applicable Laws in all material respects. During the past two (2) years, neither Seller nor any Company has received any notice from any Governmental Authority alleging that any Company is or has been in violation of any applicable Law in any material respect.

Section 3.10 Material Contracts.

(a) Schedule 3.10(a) sets forth a listing of all Material Contracts, including all amendments thereto.

(b) Except as disclosed on Schedule 3.10(b), there are no Affiliate Contracts that will be binding on Purchaser, any of the Company Assets or any Company after Closing. There are no Company Derivatives with respect to the sale of production that will be binding on Purchaser, any of the Company Assets or any Company after Closing.

(c) Neither Seller nor any Company, and to Seller’s Knowledge, no other Person that is party to a Material Contract, is in breach or default under any Material Contract, in any material respect, except as disclosed in Schedule 3.10(c). Except as disclosed on Schedule 3.10(c), all Material Contracts are in full force and effect in accordance with their terms (i) as to each applicable Company and (ii) to Seller’s Knowledge, as to each other Person that is party to the applicable Material Contract, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No written notice has been received or delivered by Seller or any Company, alleging any material default or breach or demanding termination, price redetermination, market-out or curtailment of any Material Contract.

Section 3.11 Consents and Preferential Purchase Rights.

(a) Except as described in Schedule 3.11(a), there are no preferential rights to purchase, rights of first refusal, rights of first offer, tag rights or other similar rights which are applicable to the transactions contemplated by this Agreement (each a “Preferential Purchase Right”).

(b) Except (i) as described in Schedule 3.11(b), (ii) for Customary Post-Closing Consents and those approvals described in Section 5.5, (iii) for Preferential Purchase Rights and (iv) as required for compliance with the Antitrust Laws, there are no restrictions on assignment or other requirements to obtain consents from third parties, including requirements for consents from third parties to any change of control of any Company, as applicable, which are applicable to the transactions contemplated by this Agreement (each a “Consent”).

Section 3.12 Liability for Brokers’ Fees. Neither Purchaser, its Affiliates nor any Company shall directly or indirectly have any Damages nor shall any of the Acquired Membership Interests or the Company Assets be burdened as a result of undertakings or agreements of Seller or any Company for any brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or the transactions contemplated by this Agreement.

Section 3.13 Outstanding Capital Commitments. Except as described in Schedule 3.13, as of the Execution Date, there are no outstanding authorizations for expenditure or other commitments for capital expenditures which are binding on any Company or any of the Company Assets and which pursuant to its stated terms will individually require expenditures after the Closing Date in excess of Five Hundred Thousand Dollars ($500,000) on an eight-eighths (8/8ths) basis.

Section 3.14 Absence of Certain Changes. Except as set forth in Schedule 3.14 or with respect to item (3) on Schedule 3.6, or in the ordinary course of business, since June 30, 2019:

(a) there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) there has not been any damage to or destruction or loss of the Company Assets, whether or not covered by insurance, that individually or in the aggregate exceeds Five Hundred Thousand Dollars ($500,000);

(c) there has been no acceleration or delay in, or postponement of, the payment of any Liabilities related to the Company Businesses or the Company Assets that individually or in the aggregate are in excess of Five Hundred Thousand Dollars ($500,000);

(d) there has been no acceleration or delay in the collection of any payment related to the Company Businesses or the Company Assets that individually or in the aggregate is in excess of Five Hundred Thousand Dollars ($500,000); and

(e) there is no contract or similar agreement to do any of the foregoing.

Section 3.15 Permits. Seller (or its Affiliates) and each Company (or Ridgewood, on behalf of such Company or on behalf of Seller) have obtained and are maintaining all material Permits that are presently necessary to carry on each Company’s business as currently conducted and such Company is in compliance with the terms of such Permits in all material respects.

Section 3.16 Assets of Company Businesses.

(a) Except for the Excluded Assets and for the Company Assets set forth on Annex 1, Part A, Part B, Part C, Part D-1 and Part D-2, no Company owns or otherwise has any interest in any other material oil and gas assets.

(b) To Seller’s Knowledge, the Company Personal Property is in good working order in all material respects, and in a state of repair adequate in all material respects for normal operations in accordance with standard industry practices in the areas in which they are operated.

Section 3.17 Insurance. As of the Execution Date, each Company (or Seller and its Affiliates or Ridgewood, on behalf of the Company) is an “insured” under the insurance policies applicable to such Company set forth on Schedule 3.17, which includes for each such policy the name of the insurer and a general description of the risks insured and related limits under each such policy. Except as set forth on Schedule 3.17, (i) there are no material outstanding claims under any such insurance, (ii) neither Seller nor any Company has received any written notice from any insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance, and (iii) all such insurance is effective and duly in force in all material respects.

Section 3.18 Absence of Undisclosed Liabilities. Other than pursuant to this Agreement, no Company is subject to any direct or indirect material liability, indebtedness, Damage, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated, that would be required to be included in such Company’s financial statements or balance sheets under GAAP, except (a) those which are adequately reflected or reserved against in the Financial Statements as of June 30, 2019 and (b) those which have been incurred in the ordinary course of business consistent with past practice since June 30, 2019 and which are not, individually or in the aggregate, material in amount.

Section 3.19 Payout Balances and Take or Pay. A materially complete and accurate payout balance for each Company Well is set forth on Schedule 3.19, as of the respective date(s) shown thereon, in each case, in which the applicable Company’s interest in such Company Well is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Company Lease by its own terms). Except as is disclosed in Schedule 3.19, as of the respective dates shown thereon, neither Seller nor any Company has received any notice of deficiency payments under gas contracts for which any Person has a right to take deficiency gas from the Company Assets, nor has Seller or any Company received any payments for production which are subject to refund or recoupment out of future production.

Section 3.20 Non-Consent. Except as set forth on Schedule 3.20, as of the Execution Date, no Company has elected not to participate in any operation or activity proposed with respect to the Company Assets which could result in any of the Companies’ interest in any Company Assets becoming subject to a temporary or permanent reduction or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest columns set forth in the Lease Annex or Well Annex.

Section 3.21 Wells.

(a) Except as set forth on Schedule 3.21(a), (i) there is no Company Well in respect of which Seller or any Company has received any order or written notice from any Governmental Authority requiring that such Company Well be plugged and abandoned and for which such plugging and abandonment requirements have not been completed, (ii) to Seller’s Knowledge, all Company Wells have been drilled and completed within the limits permitted by all applicable Company Leases, Company Contracts and pooling or unit orders, and (iii) as of the Execution Date no such Company Well is subject to penalties on allowables after the Effective Time because of overproduction.

(b) As of the Execution Date, except as set forth on Schedule 3.21(b), there are no Company Wells operated by any Company or, to Seller’s Knowledge, operated by third parties that are neither in use for purposes of production or injection nor suspended or temporarily abandoned in accordance with applicable Law that, in either case, have not been plugged and abandoned in accordance with applicable Law in all material respects.

(c) Except as disclosed in Schedule 3.21(c), there are not any wells or other equipment located on the Company Assets or in which any Company otherwise owns an interest that any Company is currently obligated by any Laws or Company Contract to currently Decommission. Schedule 3.21(c) sets forth all Decommissioning obligations and Seller’s good faith estimate of all related costs and expenses as of the date of the last reserve report for the Company Assets for all wells and other equipment then included in the Company Assets.

(d) With respect to each currently producing Company Well, at all times since the expiration of the primary term of the applicable Company Lease, there has been production and/or operations from such Company Well sufficient to maintain such Company Lease, in accordance with the terms and provisions of such Company Lease, beyond its primary term.

Section 3.22 Imbalances. Except as disclosed in Schedule 3.22, as of the Effective Time, there are no Imbalances associated with the Company Assets.

Section 3.23 Royalties. With the exception of the Suspended Funds accruing between the Execution Date and the Closing, except as disclosed in Schedule 3.23, all oil and gas production proceeds payable by any Company to others from the Company Wells have been disbursed in all material respects in accordance with all of the terms and conditions of the applicable Company Leases, Company Contracts and applicable Law.

Section 3.24 Leases. Except as set forth on Schedule 3.24:

(a) no material default exists in the performance of any obligation by any Company under any Company Lease including any default that would entitle the lessor to cancel or terminate any Company Lease, and to Seller’s Knowledge, no material default exists under any Company Lease by any other Person a party thereto;

(b) payments of all rentals, delay rentals, option payments, extension payments, and similar payments with respect to the Company Leases that are due from the Companies have been paid;

(c) no party to any Company Lease or any successor to the interest of such party has filed or, to Seller’s Knowledge, threatened to file, any action to terminate, cancel, rescind or procure judicial reformation of any Company Lease, in any material respect; and

(d) other than with respect to any payment obligations under operating agreements, no Company has any express contractual drilling obligations relating to the Company Assets or the ownership or operation thereof that are not fulfilled.

Section 3.25 Non-Operation. None of the Company Assets are or have ever been operated by Seller or any Company, or any of their respective Affiliates.

Section 3.26 Bankruptcy.

(a) There are no bankruptcy, insolvency, receivership or similar proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened against Seller, any Company, or any of their respective Affiliates.

(b) Seller and each Company are now solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

(c) As of the Execution Date, Seller believes that (i) it is receiving reasonably equivalent value for the assignment of the Acquired Membership Interests contemplated hereunder and (ii) the consideration to be paid by Purchaser for the Acquired Membership Interests hereunder is equal to or greater than the fair market value of the same under similar circumstances.

Section 3.27 Bank Accounts. Schedule 3.27 sets forth an accurate and complete list of all deposit, demand, time, savings, passbook, security or similar accounts that the

Companies (or Seller and its Affiliates or Ridgewood, solely on behalf of any Company and for which such Company is responsible) maintain with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account.

Section 3.28 Intellectual Property. Except as disclosed in Schedule 3.28:

(a) Seller (and its Affiliates) or the Companies (or Ridgewood, on behalf of the Companies) own or have a valid license to use, as applicable, all Intellectual Property used by the Companies in the conduct of the Company Businesses of the Companies as currently conducted;

(b) the use by the Companies (and, if applicable, their Affiliates or to Seller’s Knowledge, Ridgewood, in each case, in respect of use on behalf of the Companies) of such Intellectual Property has not infringed on or otherwise violated, in any material way, the rights of any third party; and

(c) each of the Companies has taken reasonable measures to protect the confidentiality of the trade secrets and confidential information of the Companies used in the Company Businesses and of any third parties who have licensed trade secrets and confidential information to the Companies for use in the Company Businesses.

Section 3.29 Casualty Losses. There have been no Casualty Losses since the Effective Time with respect to any Company Assets with Damages estimated to exceed Seven Hundred Fifty Thousand Dollars ($750,000) net to the interest of the applicable Company(ies).

Section 3.30 Bonds; Letters of Credit and Guarantees.

(a) Schedule 3.30(a) identifies the bonds, letters of credit, cash collateral and guarantees posted (or supported) by Seller, any Company, or any other Affiliate of each Company with respect to the Company Assets.

(b) Except as set forth on Schedule 3.30(a), Schedule 3.30(b) identifies all sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support that any Company is liable for or is binding on any of the Company Assets.

(c) As of the Closing, except as set forth on Schedule 3.30(a) or Schedule 3.30(b), neither Purchaser nor any Company has any obligation (whether pursuant to applicable Law or contract or otherwise) to post any surety bond, letter of credit, cash collateral, guarantee or other form of support (credit or otherwise), or contribute any money to any Sinking Fund (including those set forth on Schedule A), in each case, with respect to any Company or the Company Assets.

Section 3.31 Limitations.

(a) Except as and to the extent expressly set forth in this Article 3, in Section 6.8, or in the certificate of Seller to be delivered pursuant to Section 8.2(d), (i) Seller makes no representations or warranties, express or implied, with respect to the Companies, the Company Businesses, the Company Assets or the transactions contemplated hereby, and (ii) Seller expressly disclaims all Damages for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, sponsor, consultant, representative or advisor of Seller, any Company or any of their Affiliates or related Persons).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3, IN SECTION 6.8 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(d), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER (1) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE COMPANY ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE COMPANY ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE COMPANY ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED MEMBERSHIP INTERESTS OR THE COMPANY ASSETS OR FUTURE REVENUES GENERATED BY THE ACQUIRED MEMBERSHIP INTERESTS OR THE COMPANY ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE COMPANY ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE COMPANY ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT (SUBJECT TO SELLER’S COMPLIANCE WITH ITS OBLIGATIONS UNDER SECTION 6.1 AND SECTION 6.2) PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE AND THAT, SUBJECT FURTHER TO PURCHASER’S RIGHTS UNDER SECTION 5.2(a), SECTION 6.4, SECTION 6.6 AND

SECTION 11.2(b), THE COMPANY ASSETS ARE BEING INDIRECTLY TRANSFERRED TO PURCHASER “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(d), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE COMPANY ASSETS, AND SUBJECT FURTHER TO PURCHASER’S RIGHTS UNDER SECTION 6.6 AND SECTION 11.2(b), PURCHASER SHALL BE DEEMED TO BE TAKING THE COMPANY ASSETS THROUGH THE ACQUISITION OF THE ACQUIRED MEMBERSHIP INTERESTS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(c) SUBJECT TO AND WITHOUT LIMITING PURCHASER’S RIGHTS UNDER THE EXPRESS PROVISIONS UNDER THIS AGREEMENT, PURCHASER EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; OR FOR RESTITUTION OR OTHER DIMINUTION OF THE PURCHASE PRICE; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS SALE AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF PURCHASER AND EXPLAINED IN DETAIL AND THAT PURCHASER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER.

(d) Any fact or item disclosed in any Schedule attached hereto shall be deemed disclosed in each other Schedule attached hereto to which such fact or item may apply so long as (i) such disclosing Schedule attached hereto is referenced by applicable cross-reference or (ii) it is reasonably apparent on its face that such disclosure is applicable to such other Schedule attached hereto. Inclusion of a matter on a Schedule attached hereto shall not be deemed an indication that such matter is, or may be, material or does, or may, have a Material Adverse Effect, is within or outside of the ordinary course of business. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters not required to be disclosed are included, or that any matter disclosed (including the amount or items related thereto) is required to be disclosed as material or threatened. The Schedules attached hereto shall not be deemed to expand in any way the scope or effect of any of the representations, warranties, covenants or agreements contained in this Agreement. No disclosure on a Schedule attached hereto relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Schedules attached hereto, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

(e) As used herein, “Material Adverse Effect” means an event, occurrence or circumstance that, individually or in the aggregate, results or would be reasonably likely to result in a material adverse effect (x) on the ownership, assets, operations or financial condition of the Company Assets or the Company Businesses, as applicable, taken as a whole or (y) upon the ability of Seller to consummate the transactions contemplated in this Agreement; provided, however, that Material Adverse Effect shall not include (i) effects resulting from changes in commodity prices; (ii) any natural decline in well performance; (iii) general changes in industry, economic or political conditions, or financial markets; (iv) changes in condition or developments generally applicable to the oil and gas industry in any area or areas where the Company Assets are located or where the Company Businesses are conducted; (v) failure to meet internal or external forecasts or estimates of revenues, earnings, expenses, asset development or other financial or economic metrics for any period (excluding the underlying cause of such failure, which otherwise constitutes a Material Adverse Effect under this Section 3.31(e)); (vi) acts of God, force majeure events and Casualty Losses; (vii) acts or failures to act by Governmental Authorities; (viii) civil unrest or similar disorder or terrorist acts; (ix) changes in Laws or interpretations thereof by any Governmental Authority, including any changes in the deductibility of drilling, completion or operating costs; (x) any reclassification or recalculation of reserves in the ordinary course of business; (xi) effects or changes that are cured or no longer exist by the earlier of Closing or the termination of this Agreement pursuant to Article 10; (xii) actions taken or omissions made after the date of this Agreement as expressly permitted or required under this Agreement, including compliance with covenants set forth herein, or as agreed in writing by the Parties; (xiii) the performance of this Agreement and the transactions contemplated thereby; (xiv) changes resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby; and (xv) any increase in the cost of or limit to the availability or timely placement of, the Financing (unless in the case of subparts (iii), (iv), (vi), (vii), (viii) and/or (ix), such event(s) disproportionately affects in any material respect the Company Assets as compared to other oil and gas assets where the Company Assets are located or the Companies as compared to other Persons in the oil and gas industry where the Company Businesses are located, as applicable).

Section 3.32 Information Supplied. The Information Statement (solely with respect to the portion thereof based on information supplied by Seller for inclusion or incorporation by reference therein, but excluding any portion thereof based on information provided by Purchaser, Purchaser Parent or any of their Affiliates for inclusion or incorporation by reference therein, with respect to which no representation is made by Seller) will comply as to form in all material respects with the requirements of the Exchange Act, and will not, on the date it is first mailed to the Purchaser Parent’s stockholders, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 3.32, no representation or warranty is made by Seller with respect to information or statements made or incorporated by reference in the Information Statement that were not specifically supplied in writing by or on behalf of Seller.

Section 3.33 Specified Matters. As of the Closing, except as set forth on Schedule 3.33, there are no Damages incurred by, suffered by or owing by the Companies as of the Closing caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Company Assets:

(a) any third party injury or death, or damage of third party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of any Company Assets prior to the Closing Date;

(b) (i) those Proceedings relating to the Company Assets or any Company and for which Seller or any Company has been served prior to the Closing Date and (ii) BOEM or BSEE INCs and suspensions issued in writing prior to the Closing Date that have not been finally resolved;

(c) any civil fines or penalties or criminal sanctions imposed on a Company, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law);

(d) any transportation or disposal of Hazardous Materials (other than Hydrocarbons) from any Company Asset to a site that is not a Company Asset prior to Closing that would be in violation of applicable Environmental Law or that would arise out of strict liability under applicable Environmental Law;

(e) the failure to pay or the incorrect payment by Seller or any Company to any royalty owner, overriding royalty owner or working interest owner under any Company Asset, insofar as the same are attributable to periods, and Hydrocarbons produced and marketed, prior to the Closing (excluding payment obligations relating to the Suspended Funds held by Seller, its Affiliates or any Company as of the Closing Date);

(f) any Retained Employee-Related Liabilities; and

(g) the Excluded Assets (clauses (a) through (g), collectively, the “Specified Matters”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER PARENT

Purchaser and Purchaser Parent severally, but not jointly, represent and warrant to Seller the following as of the Execution Date and the Closing Date:

Section 4.1 Existence and Qualification. Each of Purchaser and Purchaser Parent is a corporation, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Power. Each of Purchaser and Purchaser Parent has the corporate power to enter into and perform its obligations under this Agreement (and all documents required to be executed and delivered by Purchaser or Purchaser Parent, as applicable, at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser or Purchaser Parent, as applicable, at Closing) by Purchaser and Purchaser Parent, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Purchaser Parent. This Agreement has been duly executed and delivered by Purchaser and Purchaser Parent (and all documents required to be executed and delivered by Purchaser or Purchaser Parent, as applicable, at Closing shall be duly executed and delivered by Purchaser or Purchaser Parent, as applicable) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser and Purchaser Parent, as applicable, enforceable in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Holders of a majority of the outstanding shares of common stock of Purchaser Parent as of the Execution Date, in such percentage as is required under the Organizational Documents of Purchaser Parent to effect the issuance of the Purchaser Parent Shares, have executed and delivered, prior to the execution of this Agreement, an irrevocable written consent to the transactions contemplated hereby, including the issuance of the Purchaser Parent Shares.

Section 4.4 No Conflicts. Except for compliance with applicable Antitrust Laws, the execution, delivery and performance of this Agreement by Purchaser and Purchaser Parent (and all documents required to be executed and delivered by Purchaser or Purchaser Parent, as applicable, at Closing), and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of Purchaser or Purchaser Parent, (b) result in a default (with due notice or lapse of time or both) or the creation of any material Lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument or contract to which Purchaser or Purchaser Parent is a party or by which such Person’s assets are bound, (c) violate any judgment, order, ruling, or regulation in any material respect applicable to Purchaser or Purchaser Parent or (d) violate any Law in any material respect applicable to Purchaser or Purchaser Parent.

Section 4.5 Consents, Approvals or Waivers. Except for compliance with the Antitrust Laws and Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the execution, delivery and performance of this Agreement by Purchaser and Purchaser Parent will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person.

Section 4.6 Litigation. There are no Proceedings pending, or to Purchaser’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Purchaser or Purchaser Parent or any Affiliate thereof which are reasonably likely to impair or delay Purchaser’s or Purchaser Parent’s ability to perform its obligations under this Agreement and consummate the transactions contemplated in this Agreement.

Section 4.7 Financing. At Closing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in United States Dollars) to enable it to pay the Closing Cash Payment to Seller at the Closing (“Financing”). Purchaser Parent has, and at Closing will have, sufficient duly authorized shares of its common stock to enable it to issue the Purchaser Parent Shares to Seller.

Section 4.8 Investment Intent. Purchaser is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. Purchaser is familiar with investments of the nature of the Acquired Membership Interests, understands that this investment involves substantial risks, has adequately investigated Seller, the Companies, the Company Assets and the Acquired Membership Interests, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Membership Interests, and is able to bear the economic risks of such investment. Purchaser has had the opportunity to visit with Seller or its Affiliates and meet with its officers and other representatives to discuss the business, assets, Damages, financial condition, and operations of Companies, has received all materials, documents and other information that Purchaser deems necessary or advisable to evaluate the Acquired Membership Interests, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Membership Interests, including its own estimate of the value of the Acquired Membership Interests. Purchaser has undertaken such due diligence (including a review of the properties, Damages, books, records and contracts of Companies and Seller) as Purchaser deems adequate. Purchaser is acquiring the Acquired Membership Interests for its own account and not with a view toward or for offer or sale in connection with any distribution thereof in violation of federal or state securities Laws, or with any present intention of distributing or selling the Acquired Membership Interests in violation of federal or state securities Laws.

Section 4.9 Independent Investigation. Purchaser is (and its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that (a) as of the Execution Date, it has made all such independent investigation, verification, analysis and evaluation of the Company Assets and the Companies as it deems necessary or appropriate to enter into this Agreement and (b) it has made all such reviews and inspections of the Company Assets and the business, books and records, results of operations, conditions (financial or otherwise) and prospects of the Companies as it has deemed necessary or appropriate to execute and deliver this Agreement. Except for the representations and warranties expressly made by Seller in Article 3 and Section 6.8 of this Agreement or in the certificates to be delivered to Purchaser pursuant to Section 8.2(d) of this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, assets, Damages, equity, operations, business or prospects of the Company Assets or the Companies or any Affiliate thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon the representations and warranties expressly made in Article 3 and Section 6.8 and its own independent investigation, verification, analysis and evaluation.

Section 4.10 Liability for Brokers’ Fees. Neither Seller nor its Affiliates nor, prior to Closing, the Companies shall directly or indirectly have any Damages or be burdened as a result of undertakings or agreements of Purchaser or Purchaser Parent for any brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or the purchase and sale transactions contemplated by this Agreement.

Section 4.11 Qualification. Purchaser is and as of the Closing will be qualified under all applicable Laws to own the Companies and indirectly hold the Company Leases, Company Rights-of-Way and other Company Assets, including those issued by the United States government and by other Governmental Authorities.

Section 4.12 Issuance of Purchaser Parent Shares. The issuance of the Purchaser Parent Shares contemplated pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Purchaser Parent Shares will be validly issued, fully paid, non-assessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in Purchaser Parent’s Organizational Documents, and will be free and clear of all Liens and restrictions, other than the restrictions imposed by this Agreement and applicable federal and state securities Laws. Other than restrictions on transfer due to the fact that the Purchaser Parent Shares are expected to be “restricted” securities under federal and state securities Laws by virtue of being issued in a transaction exempt from SEC registration, the Purchaser Parent Shares will not be subject to more onerous restrictions on tradability or transfer than the common shares of Purchaser Parent already held by Seller and its Affiliates as of the Execution Date.

Section 4.13 SEC Reports. Purchaser Parent has filed and made available to Seller via EDGAR all forms, reports and other documents publicly filed by Purchaser Parent with the Securities and Exchange Commission under the Exchange Act, since January 1, 2019. All such forms, reports and other documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Purchaser Parent may file after the date hereof and prior to the Closing Date) are referred to herein as the “Purchaser Parent SEC Reports.” The Purchaser Parent SEC Reports (a) were filed on a timely basis, (b) comply in all material respects with the applicable requirements of the

Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder and (c) did not, at the time they were filed (except to the extent corrected or superseded by a subsequent Purchaser Parent SEC Report), (i) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of Purchaser Parent SEC Reports other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements included in the Purchaser Parent SEC Reports (x) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, (y) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments or otherwise as permitted by Form 10-Q of the Securities and Exchange Commission), and (z) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of Purchaser Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

Section 4.14 Investment Company. Neither Purchaser nor Purchaser Parent is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that act.

Section 4.15 NYSE Listing. Purchaser Parent’s common stock is listed on the New York Stock Exchange, and Purchaser Parent has not received any notice of delisting. Subject to the receipt of the New York Stock Exchange listing approval with respect to the Purchaser Parent Shares, the issuance and sale of the Purchaser Parent Shares does not contravene New York Stock Exchange rules and regulations.

Section 4.16 Bankruptcy.

(a) There are no bankruptcy, insolvency, receivership or similar proceedings pending against, being contemplated by or, to Purchaser’s knowledge, threatened against Purchaser or Purchaser Parent or any of their Affiliates.

(b) Purchaser and Purchaser Parent are now solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement.

Section 4.17 Information Supplied. The Information Statement (excluding any portion thereof based on information provided by Seller for inclusion or incorporation by reference therein, with respect to which no representation is made by Purchaser or Purchaser Parent) will comply as to form in all material respects with the requirements of the Exchange Act, and will not, on the date it is first mailed to the Purchaser Parent’s stockholders, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1 Press Releases and Disclosures. Purchaser Parent will file with the Securities and Exchange Commission a current report on Form 8-K, as required under the Exchange Act, and may file a Form D, pursuant to the rules of Regulation D under the Securities Act, that discloses this Agreement. Neither Seller, the Companies nor Purchaser, nor an Affiliate of any of them, shall make any press release or other public announcement or disclosure regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to (i) a Governmental Authority or in respect of any Proceeding or legal proceeding or subpoena, (ii) any third Persons holding preferential rights to purchase any of the Acquired Membership Interests or the Company Assets, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents, (iii) Ridgewood Energy Corporation or its Affiliates (collectively, “Ridgewood”) by Seller or the Companies, and (iv) any of such Person’s representatives and advisors), (b) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (c) such Party has given the other Parties a reasonable opportunity to review such disclosure prior to its release and no objection is raised, (d) following the filing of the Agreement by Purchaser Parent as contemplated by the first sentence of this Section 5.1, either Party may discuss the information contained in such filing, including the terms of the Purchase Agreement contained in such filing, without the consent of the other Parties, and (e) notwithstanding the foregoing, Riverstone and its Affiliates shall be entitled to disclose information deemed confidential under this Agreement, as well as Confidential Information (as defined in the Confidentiality Agreement) to investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Riverstone or any of its Affiliates; provided such disclosures in the case of clauses (a)(iii), (a)(iv) and (e) are made to Persons subject to an obligation of confidentiality with respect to such information which is no less stringent than the confidentiality obligation contained in this Section 5.1 and restricting further disclosure, provided, further, that such Persons in the case of clauses (a)(iii), (a)(iv) and (e) shall be entitled to also make any of the disclosures in clauses (a)(i), (a)(iv) and (b); provided, further, that, in the case of clauses (a) and (b), each Party shall use its reasonable efforts to consult with the other Parties regarding the contents of any such release or announcement prior to making such release or announcement, if it may do so without incurring liability.

Section 5.2 Operation of Business. Except as set forth in Schedule 5.2 or Schedule 3.13 or as may be required in connection with the other provisions of this Agreement or any of the documents or instruments contemplated to be entered into to consummate the transactions contemplated hereby (the “Transaction Documents”), until the Closing or the termination of this Agreement, Seller shall cause the Companies to (x) own and operate the Company Assets in the ordinary course consistent with past practices, subject to the terms and conditions of this Agreement, (y) not engage in any business other than the Company Businesses and (z) keep and maintain (in all material respects) accurate books, records and accounts in the ordinary course and consistent with past practices. Except as set forth in Schedule 5.2 or Schedule 3.13 or as may be required in connection with the other provisions of this Agreement or any of the Transaction Documents, without limiting the generality of the preceding, from the Execution Date until the Closing or the termination of this Agreement, Seller shall, and/or shall cause the Companies to:

(a) not lease, transfer, sell, hypothecate, encumber (including grant or create any preferential right) or otherwise dispose of any Company Assets, except for (i) sales and dispositions of Hydrocarbons in the ordinary course of business consistent with past practices, (ii) reductions or forfeitures of interest due to non-consent elections made in the ordinary course of business, interests earned by non-consent parties after non-consent payouts, and other interests subject to earnout, back-in interests, net profits interests or similar contingent payout or interests provisions in Material Contracts in effect on the Execution Date, or (iii) assignment of the Excluded Assets pursuant to the Excluded Assets Assignment;

(b) not prematurely terminate, materially amend (or waive any rights), execute or extend any Material Contracts;

(c) use its commercially reasonable efforts to maintain insurance coverage on the Company Assets set forth on Schedule 3.17 in the amounts and of the types set forth on Schedule 3.17 or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;

(d) use its commercially reasonable efforts to maintain all Permits which have been maintained by Seller or any Company as of the Execution Date (if any) in effect that are necessary or required for the ownership of the Company Assets;

(e) maintain all bonds, letters of credit, guarantees and other financial assurance, including those required by BSEE, in each case, to the extent maintained by Seller or any Company as of the Execution Date (if any) and required to own and/or operate the Company Assets in the ordinary course consistent with past practices;

(f) other than with respect to those matters described on Schedule 3.6, not institute, waive, compromise or settle any claim with respect to any Company or any Company Assets where the amount at issue is Five Hundred Thousand Dollars ($500,000) or greater on an eight-eighths (8/8ths) basis;

(g) except for operations undertaken to perpetuate any Company Assets, not propose any operation with respect to the Company Assets, the cost of which exceeds Five Hundred Thousand Dollars ($500,000), on an eight-eighths (8/8ths) basis, without first obtaining Purchaser’s written consent;

(h) forward any AFE or similar request from a third party with respect to the Company Assets to Purchaser as soon as is reasonably practicable, and thereafter consult with Purchaser regarding whether or not the applicable Company should elect to participate in such operation, provided that in no event shall Seller be required to elect to cause the applicable Company to participate in any operation or to unreasonably delay making an election in respect thereof;

(i) not (i) propose to abandon any Company Well, or (ii) agree to abandon any Company Well without first consulting with Purchaser;

(j) keep Purchaser reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any Company Assets;

(k) (i) forward to Purchaser any production information and lease operating statements received by Seller or the Companies after the Execution Date from any third party that can be forwarded to the extent not requiring Seller or any Company to incur any Damages or break confidence with any applicable Person (provided that Seller shall use commercially reasonable efforts to request and obtain any consents or waivers necessary for Purchaser to access such information, provided, further, that Seller shall not be obligated to expend any monies or incur any Damages), and (ii) without incurring any Damages or cost, use its commercially reasonable efforts to seek all production information reasonably requested by Purchaser for Seller to seek from a third party operator that Seller has the right to obtain from such third party operator and provide such information to Purchaser upon receipt;

(l) notify Purchaser if any Company Lease terminates promptly upon learning of such termination;

(m) to the extent that the applicable Governmental Authority does not request Seller or the applicable Company to not disclose such matter, advise Purchaser of any material notices from any Governmental Authority with respect to idle iron obligations or directives or financial assurance obligations to the extent pertaining to the Company Assets;

(n) promptly notify Purchaser of any proposed unitization, communitization and/or similar arrangements and/or applications or any well proposals of which Seller or any Company becomes aware, and Seller and such Company will not protest such proposed unitization, communitization and/or similar arrangement and/or application without Purchaser’s prior written consent;

(o) other than as provided in (i) above, not agree to participate in any operations with respect to the Company Assets for which Purchaser would be responsible after Closing, other than transactions in the normal, usual and customary manner, of a nature and in an amount not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate, consistent with past practices employed by such Person with respect to the Company Assets;

(p) not take, nor permit any of its Affiliates (or authorize any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Seller, any Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage or negotiate any offer or inquiry from any Person concerning the direct or indirect acquisition of Seller, a Company or the Company Assets by any Person other than Purchaser or its Affiliates; and

(q) not commit to do any act prohibited by the foregoing clauses of this Section 5.2.

Requests for approval or consent of any action restricted by this Section 5.2 shall be delivered to the following individual, who shall promptly respond to such request, and who shall not unreasonably withhold, condition, or delay the granting of such request (except with respect to clause (a) or (p) of this Section 5.2 or to the extent related to these clauses, clause (q) of this Section 5.2), and who shall have full authority to grant or deny such requests for approval or consent on behalf of Purchaser:

Talos Production Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention: John Spath

Phone: (713) 328-3026

Email: john.spath@talosenergy.com

Notwithstanding the foregoing provisions of this Section 5.2, in the event of an emergency, Seller or the applicable Company may take such action as reasonably necessary in response to such emergency and shall notify Purchaser of such action reasonably promptly thereafter. Purchaser acknowledges that the Companies own undivided interests in the respective Company Assets, and that neither the Companies nor Seller operates any of the Company Assets, and that certain contracts or arrangements listed on Schedule 5.2, and/or with respect to clause (x), (y), (z), (c), (f), (h), (i)(i), (j), (n) or (o) (and to the extent related to these clauses, clause (q)) of this Section 5.2, certain Material Contracts, exist that may prevent Seller’s or the Companies’ performance of certain of the covenants set forth in this Section 5.2, and Purchaser agrees that the acts or omissions of third Persons shall not constitute a violation of the provisions of this Section 5.2, nor shall any action required by a vote of working interest owners constitute such a violation so long as the applicable Companies have voted their respective interests in a manner consistent with this Section 5.2.

Section 5.3 Conduct of the Companies. Except as set forth in Schedule 5.3 or Schedule 3.13 or as may be required in connection with the other provisions of this Agreement or the Transaction Documents, until the Closing, Seller shall not permit any Company to do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed (except with respect to clause (a), (b)(A), (b)(C), (c), (h), (i) or (l) of this Section 5.3 or, to the extent related to such clauses, clause (m) of this Section 5.3)):

(a) amend its Organizational Documents;

(b) (A) issue, transfer, sell, dispose of, pledge, encumber (other than any Permitted Interest Encumbrances) any equity interest in any Company, (B) make or declare any non-cash dividend or distribution with respect to any of the capital stock (or any security convertible into or exchangeable for any of such capital stock) or other equity interest in any Company, or (C) redeem or otherwise acquire any shares of the capital stock (or any security convertible into or exchangeable for any of such capital stock) or other equity interest in any Company;

(c) except for indebtedness (or guarantees of such indebtedness) to or for another Company, incur or assume a Loan or incur, create or assume any Lien with respect to any of the Company Assets;

(d) make any change in any method of accounting or accounting principles other than those required by the Accounting Principles;

(e) acquire by merger, consolidation or purchase of equity interests, or by purchasing a substantial portion of the assets of, or by any other manner (other than by any third Person non-consent elections), any interests in a corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

(f) to the extent relating to Seller Taxes, (i) make, change or rescind any material election relating to Taxes, (ii) make any change in any material Tax reporting principles, methods or policies, (iii) file any material amended Tax Return or claim for refund, (iv) settle or compromise any material liability with respect to Taxes, (v) surrender any right to claim a refund of material Taxes, (vi) enter into any closing agreement affecting any liability with respect to material Taxes or material refund or (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(g) to the extent relating to any Taxes for which Purchaser is responsible, (i) make, change or rescind any election relating to Taxes, (ii) make any change in any Tax reporting principles, methods or policies, (iii) file any amended Tax Return or claim for refund, (iv) settle or compromise any liability with respect to Taxes, (v) surrender any right to claim a refund of Taxes, (vi) enter into any closing agreement affecting any liability with respect to Taxes or refund or (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(h) adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(i) make any Loan (excluding (i) accounts receivable in the ordinary course of business or (ii) advances or cash call payments to the operator or counterparty as required under applicable operating or service agreements);

(j) form any subsidiaries;

(k) terminate or voluntarily relinquish any material Permit necessary for the conduct of the applicable Company’s business in accordance with past practices except in the ordinary course of business;

(l) hire any employees, engage any independent contractor or establish, or become obligated to contribute to, any Benefit Plan or other employee benefit or compensation plan, program, policy, agreement or arrangement; or

(m) agree to do any of the foregoing.

Requests for approval or consent of any action restricted by this Section 5.3 shall be delivered to the following individual, who shall promptly respond to such request, and who shall not unreasonably withhold, condition, or delay the granting of such request (except with respect to clause (a), (b)(A), (b)(C), (c), (h), (i) or (l) of this Section 5.3 or, to the extent related to such clauses, clause (m) of this Section 5.3), and who shall have full authority to grant or deny such requests for approval or consent on behalf of Purchaser:

Talos Production Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention: John Spath

Phone: (713) 328-3026

Email: john.spath@talosenergy.com

Notwithstanding the foregoing provisions of this Section 5.3, in the event of an emergency, Seller may take such action as reasonably necessary in response to such emergency and shall notify Purchaser of such action reasonably promptly thereafter. Purchaser acknowledges that the Companies own undivided interests in the respective Company Assets, and that neither the Companies nor Seller operates any of the Company Assets, and that certain contracts or arrangements listed on Schedule 5.3 exist that may prevent Seller’s or the Companies’ performance of certain of the covenants set forth in this Section 5.3, and Purchaser agrees that the acts or omissions of third Persons shall not constitute a violation of the provisions of this Section 5.3, nor shall any action required by a vote of working interest owners constitute such a violation so long as the applicable Companies have voted their respective interests in a manner consistent with this Section 5.3.

Section 5.4 Update of Schedules. With respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, amend or supplement the Schedules to its representations and warranties with respect to any matter first learned of by Seller (provided that Seller shall not have Knowledge of such matter on or prior to the Execution Date) or first arising after the Execution Date which, if existing at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules; provided that Seller shall use its commercially reasonable efforts to provide Purchaser with oral notice by telephone at least two (2) Business Days prior to any such addition, amendment, or supplement to the Schedules, and Seller shall cooperate with Purchaser as reasonably requested by Purchaser with respect to drafting any such addition, amendment, or supplement to the Schedules. Except as set forth in the last sentence of this Section 5.4, any disclosure in any such addition, amendment or supplement shall not be deemed to have subsequently cured any inaccuracy in or breach of any representation or warranty as of the date made in this Agreement, including for the purposes of indemnification and termination rights contained in this Agreement or determining whether the conditions set forth in Section 7.2(a) have been fulfilled. Notwithstanding the foregoing, in the event that (a) the conditions set forth in Section 7.2(a) are not fulfilled as a result of, in whole or in part, all or any matters that Seller has included in any addition, amendment or supplement to any Schedules pursuant to this Section 5.4 and (b) Purchaser elects to proceed with Closing notwithstanding the conditions set forth in Section 7.2(a) not being fulfilled, then in such event all disclosures in any such addition, amendment or supplement shall be deemed to have cured any applicable inaccuracy or breach of any representation or warranty contained in this Agreement for the purposes of determining Seller’s indemnity obligations under Article 11, and Seller shall be deemed to have waived any remedy with respect to such disclosures.

Section 5.5 Commercially Reasonable Efforts; Further Action. If applicable, Seller and Purchaser shall (x) make or cause to be made any filings that may be required under the HSR Act and any other applicable Antitrust Law, with respect to the transactions contemplated hereby as promptly as practicable, but with respect to the HSR Act, in no event later than ten (10) Business Days, after the Execution Date, (y) bear their own costs and expenses incurred in connection with such filings and shall each pay fifty percent (50%) of any filing fees in connection therewith, and (z) use their commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other applicable Governmental Authority. In connection with this Section 5.5, the Parties shall, to the extent permitted by Laws, (i) cooperate in all material respects with each other in connection with any filing, submission, investigation or inquiry, (ii) absent an objection from a Governmental Authority, provide advance notice and allow the other Party or Parties to participate in every communication with a Governmental Authority, provided that this clause shall not apply to a communication initiated by the Governmental Authority without advance notice to a Party, in which case the next clause shall apply, (iii) promptly inform the other Party or Parties of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iv) have the right to review in advance, and to the extent practicable, each shall consult any other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (v) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person. Each of Seller and Purchaser shall provide the other Party or Parties with information that is reasonably requested and that is reasonably necessary to obtain the expiration of the waiting period under the HSR Act; provided, however, that no Party would be required to share information that (A) is subject to the attorney-client or work product privilege, absent entry of a mutually acceptable joint defense agreement or

(B) reflects the value of the transaction. Notwithstanding the foregoing or anything else to the contrary herein, in no event will either of the Parties or any of their Affiliates be required to agree in connection with such filings contemplated by this Section 5.5 to any divestiture, transfer or licensing of its properties, assets or businesses, or to the imposition of any limitation on the ability of any of the foregoing to conduct its businesses or to own or exercise control of its assets and properties.

Section 5.6 Intercompany Indebtedness. Subject to Section 5.10 and Section 5.17, and without limiting the Parties’ rights or obligations set forth in Section 1.4, Seller shall, and shall cause its Affiliates (other than the Companies) to, release from Damages and to cancel any indebtedness or payables from each Company to Seller or its Affiliates (other than the Companies), and shall cause each Company to release from Damages and to cancel all receivables from Seller or its Affiliates (other than the Companies).

Section 5.7 Hedges. After the Execution Date, Seller shall cause the Companies not to enter into any futures, options, swaps or other derivatives with respect to the sale of production from the Company Assets (the “Derivatives”).

Section 5.8 Further Assurances. After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 5.9 Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the Sinking Funds set forth on Schedule A and maintained by Seller, Ridgewood or any of their Affiliates on behalf of the Companies and none of the bonds, letters of credit, cash collateral and guarantees, if any, posted by Seller, the Companies or any of their Affiliates with any Governmental Authority or third Person are to be transferred to Purchaser, and none of the Sinking Funds (including those not set forth on Schedule A, if any) are intended to be for the economic benefit of Purchaser, or, following the Closing, the Companies. On or before the Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for the bonds, letters of credit, cash collateral and guarantees necessary for the ownership and operation of the Companies and the Company Assets and identified in Schedule 3.30. Purchaser shall use commercially reasonable efforts to assist Seller in its efforts to cause, effective as of the Closing or after Closing if applicable, the cancellation or return to Seller of such bonds, letters of credit, cash collateral and guarantees posted (or supported) by Seller, the Companies or any of their Affiliates, and shall promptly remit the proceeds or credits associated with the release of any of the foregoing to Seller or its designee; provided that, notwithstanding the foregoing, (a) Seller acknowledges and agrees that Purchaser does not warrant that such bonds, letters of credit, cash collateral and guarantees posted (or supported) by Seller, any Company or any of their Affiliates will be cancelled or returned to Seller by the applicable third party, which cancellation or return shall be the sole responsibility of Seller or its Affiliates, and (b) subject to Purchaser’s use of commercially reasonable efforts as required by this sentence, Purchaser shall not (except as set forth in the immediately succeeding sentence and associated indemnification set forth in Section 11.2(a)(i)) be liable to any Seller Indemnified Party if any such bonds, letters of credit, cash collateral and guarantees posted (or supported) by Seller or such Affiliates are not cancelled or returned to Seller by the applicable third party. For the avoidance of doubt, if the applicable third party calls upon or draws down any such non-cancelled or unreturned bonds, letters of credit, cash collateral or guarantees posted (or supported) by Seller, the Companies or any of their Affiliates, any Damages with respect to the drawing or calling upon of such credit support shall be covered by the indemnification set forth in Section 11.2(a)(i). Purchaser may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit, cash collateral or guarantees that Purchaser has previously posted as long as such existing bonds, letters of credit, cash collateral or guarantees are adequate to secure the release of those posted (or supported) by Seller, the Companies or any of their Affiliates.

Section 5.10 Certain Affiliate Transactions. At or prior to the Closing, Seller shall, and shall cause the Companies to, terminate all intercompany agreements, contracts, loans, payables, receivables, arrangements and any other transactions between any Company, on the one hand, and Seller or any of its Affiliates (other than the Companies), on the other hand (the “Affiliate Transactions”), including all Affiliate Contracts and the intercompany arrangements in Schedule 5.10, in each case, for the avoidance of doubt, other than the Ridgewood MSA. Additionally, at or prior to the Closing, Seller shall cause the applicable Companies to execute and deliver an Excluded Assets Assignment as contemplated in Section 1.3.

Section 5.11 Preferential Purchase Rights; Consents.

(a) With respect to each Preferential Purchase Right set forth in Schedule 3.11(a), if any, within ten (10) Business Days of the Execution Date, Seller shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right. If Purchaser or Seller discovers any Preferential Purchase Right following the Execution Date that is not set forth in Schedule 3.11(a), Seller, within five (5) Business Days of the date Seller becomes aware of such Preferential Purchase Right, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right. Seller shall provide Purchaser with (x) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 5.11(a) promptly after sending the same to such holder and (y) copies of any written responses received from any such holder promptly after receiving the same.

(i) If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Company Asset to which its Preferential Purchase Right applies, then the Company holding the Company Asset subject to such Preferential Purchase Right shall not be assigned to Purchaser at Closing and the Cash Purchase Price shall be reduced by the Allocated Value of the Company Leases, Company Units and Company Wells held by the Company being so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Company Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but not later than sixty (60) days following the Closing Date, (A) Seller shall so notify Purchaser, (B) Purchaser shall purchase, on or before ten (10) days following receipt of such notice, the Company that was so excluded prior to Closing, under the terms of this Agreement and for a price equal to the amount by which the Cash Purchase Price was reduced at Closing with respect to such excluded Company Assets, and (C) Seller shall assign to Purchaser the affected Company so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment of Interests.

(ii) If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Company holding the Company Asset subject to such Preferential Purchase Right shall not be assigned to Purchaser at Closing, and the Cash Purchase Price shall be reduced by the Allocated Value of the Company Leases, Company Units and Company Wells held by the Company being so excluded. In the event that such holder exercises its Preferential Purchase Right following the Closing and consummates the purchase of the Company Asset (or portion thereof) covered by such Preferential Purchase Right in accordance therewith, if the exercise of such Preferential Purchase Right was with respect to substantially all of the Company Assets held by the affected Company, then Seller shall have no further obligation to sell or convey the affected Company and Purchaser shall have no further obligation to purchase, accept or pay for such affected Company, and the affected Company shall not be assigned to Purchaser at Closing. If, within sixty (60) days following the Closing Date, (x) the applicable Preferential Purchase Right is waived or expires without exercise by the holder thereof, (y) the holder that has exercised the applicable Preferential Purchase Right after Closing thereafter fails to consummate the purchase of the Company Asset (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale, or (z) the applicable Preferential Purchase Right was exercised (and the purchase by the holder thereof of the Company Assets (or portion thereof) covered by such Preferential Purchase Right was consummated), but only with respect to less than substantially all of the Company Assets held by the affected Company, (A) Seller shall so notify Purchaser, (B) Purchaser shall purchase, on or before ten (10) days following receipt of such notice, the affected Company that was so excluded, under the terms of this Agreement and for a price equal to the amount by which the Cash Purchase Price was reduced at Closing with respect to such excluded Company Asset (provided that, with respect to clause (z), the price paid to Seller shall be less the Allocated Value of the Company Assets subject to the exercised Preferential Purchase Right and sold to the holder thereof) and (C) Seller shall assign to Purchaser the affected Company so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment of Interests.

(iii) If all of the Preferential Purchase Rights applicable to any of the Company Assets held by a single Company have been waived, or the period to exercise the applicable Preferential Purchase Rights has expired without exercise by the holder thereof, in each case, prior to Closing, then such Company shall be sold to Purchaser at Closing pursuant to the provisions of this Agreement.

(b) With respect to each Consent set forth in Schedule 3.11(b), within ten (10) Business Days of the date hereof, Seller shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. If Purchaser or Seller discovers any Consent following the Execution Date that is not set forth in Schedule 3.11(b), Seller, within five (5) Business Days of the date Seller becomes aware of such Consent, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent. Seller shall provide Purchaser with (i) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 5.11(b) promptly after sending the same to such holder and (ii) copies of any written responses received from any such holder promptly after receiving the same.

(i) If (A) Seller fails to obtain a Consent prior to Closing and the failure to obtain such Consent would cause (1) the change of control of the Company Asset affected thereby to Purchaser to be void or voidable or (2) the termination of a Company Lease, Company Right-of-Way or Company Contract under the express terms thereof (or give the holder of such Company Lease, Company Right-of-Way or Company Contract the express right to terminate the same) or (B) a Consent requested by Seller is denied in writing (each, a “Hard Consent”), then, in each case, the Company affected by such un-obtained Consent shall not be assigned to Purchaser at Closing, and the Cash Purchase Price shall be reduced by the Allocated Value of the Company Leases, Company Units and Company Wells held by the Company so excluded. In the event that a Consent (with respect to a Company Asset excluded pursuant to this Section 5.11(b)) that was not obtained prior to Closing is obtained within sixty (60) days following Closing, then, within ten (10) days after such Consent is obtained, (x) Purchaser shall purchase the affected Company that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Cash Purchase Price was reduced at Closing with respect to the Company Assets so excluded and (y) Seller shall assign to Purchaser the Company so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment of Interests.

(ii) If Seller fails to obtain a Consent prior to Closing and such Consent is not a Hard Consent, then the Company holding the Company Asset subject to such un-obtained Consent shall nevertheless be assigned to Purchaser at Closing, without adjustment to the Cash Purchase Price.

(iii) Prior to Closing, Seller and Purchaser shall use their commercially reasonable efforts to, and Seller shall cause the Companies to use their commercially reasonable efforts to, obtain all Consents; provided, however, that no Party shall be required to incur any Damages to the holder of such Consent or pay any money in order to obtain any such Consent.

Section 5.12 Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates (other than the Companies), hereby releases, acquits and forever discharges the Companies, and Purchaser, on behalf of each Company, hereby releases, acquits and forever discharges Seller and its Affiliates (Seller and its Affiliates (other than the Companies), and Purchaser on behalf of the Companies, in each case, in such Person’s capacity as a releasing party pursuant to the foregoing, the “Releasing Parties”, and the Companies, and Seller and its Affiliates, in each case, in such Person’s capacity as a released party pursuant to the foregoing, the “Released Parties”), from and against any and all Damages, whether known or unknown, which the Releasing Parties have or may come to have against the Released Parties, whether directly, indirectly or derivatively, in each case arising prior to the Closing Date and relating to the Affiliate Transactions, the Acquired Membership Interests, the Company Assets or the Company Businesses, or to Seller and its Affiliates to the extent relating to the Companies, in each case, WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY RELEASED PARTY; PROVIDED THAT THE FOREGOING RELEASE SHALL NOT COVER ANY DAMAGES FOR WHICH THE RELEASING PARTY IS ENTITLED TO AN INDEMNITY PURSUANT TO ARTICLE 11.

Section 5.13 Casualty and Condemnation. If, after the Execution Date but prior to the Closing Date, any portion of the Company Assets is damaged or destroyed by fire, hurricanes and storms, wind damage, other severe weather events or other casualty or is taken in condemnation or under right of eminent domain (excluding normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, or reservoir changes or depletion due to normal production, each, a “Casualty Loss”), the Parties shall notwithstanding the Casualty Loss proceed to Closing (unless otherwise provided in Section 7.1 or Section 7.2), and, at Seller’s election, one of the following remedies shall be implemented with respect to any Casualty Loss in excess of Seven Hundred Fifty Thousand Dollars ($750,000) net to the interest of the applicable Company(ies): (a) Seller shall cause the Company Assets affected by such Casualty Loss to be repaired or replaced prior to the Closing to the condition of such assets prior to the occurrence of such Casualty Loss, at Seller’s sole cost and expense; or (b) reduce the Cash Purchase Price by the amount (net to the applicable Company’s Working Interest in the affected assets) that the Parties agree would be reasonably required to repair or replace the affected assets to the condition of such assets prior to the occurrence of such Casualty Loss. In each case, Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the Casualty Loss.

Section 5.14 Purchaser Parent Shares. Prior to the Closing, Purchaser Parent shall use its reasonable best efforts to cause the Purchaser Parent Shares to be approved for listing, subject to notice of issuance, on the New York Stock Exchange.

Section 5.15 Cooperation with Purchaser Parent Securities Filings. From and after the Execution Date and at any applicable time within 36 months after the Closing:

(a) Seller shall, and shall cause its Affiliates to, furnish all information about Seller, the Acquired Membership Interests or the Company Assets, and all financial information related thereto to Purchaser Parent as Purchaser Parent may reasonably request in connection with the preparation and filing of any filings that Purchaser Parent or any of its Affiliates may be required to make with the Securities and Exchange Commission under applicable Law in connection with the transactions contemplated hereby, the financing thereof or any other matters, that includes information regarding Seller, the Acquired Membership Interests or the Company Assets (the “Required Purchaser Filings”). Purchaser Parent or any applicable Affiliate shall indemnify and hold harmless Seller and its Affiliates from and against any and all losses or damages actually suffered or incurred by them directly in connection with any Required Purchaser Filing (other than to the extent related to information provided by Seller regarding Seller, the Acquired Membership Interests or the Company Assets). Furthermore, any reasonable documented out-of-pocket expenses incurred by Seller or its Affiliates in the performance of this Section 5.15, including any expenses associated with obtaining audited financials, and any legal fees, shall be reimbursed to Seller by Purchaser promptly upon receipt of an invoice therefor.

(b) At Purchaser Parent’s request, Seller shall use commercially reasonable efforts to obtain the consents of Deloitte & Touche LLP to include the reports of Deloitte & Touche LLP with respect to any financial statements related to Seller, the Acquired Membership Interests or the Company Assets in the Required Purchaser Filings, each dated as of the filing date of the applicable Required Purchaser Filing or such other date as reasonably requested by Purchaser Parent. In addition, Seller will not object to the use of any such financial statements in connection therewith.

(c) At Purchaser Parent’s request, Seller shall use commercially reasonable efforts to cause to be delivered to Purchaser Parent, at Purchaser Parent’s expense, “comfort” letters of Deloitte & Touche LLP, each dated as of a date as reasonably requested by Purchaser Parent, and addressed to Purchaser Parent or its specified Affiliate or Affiliates with regard to financial statements and financial information related to Seller, the Acquired Membership Interests or the Company Assets included in, or incorporated by reference into, any such Required Purchaser Filing, in form and substance customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with underwritten public debt or equity offerings.

Section 5.16 Preparation of Information Statement. As promptly as reasonably practicable after the Execution Date, Purchaser Parent will prepare and file with the Securities and Exchange Commission a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C of the Exchange Act with respect to the issuance of the Purchaser Parent Shares and the other transactions contemplated hereby (the “Information Statement”) in preliminary form. The Parties will cooperate with each other in the preparation of the Information Statement; without limiting the generality of the foregoing, Seller will furnish and cause its Affiliates to furnish to Purchaser Parent the information relating to the other Parties required by the Exchange Act to be set forth in the Information Statement and such other information concerning such Party as may be reasonably requested by Purchaser Parent in connection with the preparation, filing and distribution of the Information Statement, and such Parties and their counsel will be given the opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) prior to the filing thereof with the Securities and Exchange Commission. The Parties will each use their commercially reasonable efforts, after consultation with the other Parties, to respond promptly to any comments made by the Securities and Exchange Commission with respect to the Information Statement, and Purchaser Parent (a) shall provide the other Parties a reasonable opportunity to review and comment on such response and (b) shall include in such response all comments reasonably proposed by the other Parties. Purchaser will use its commercially reasonable efforts to cause the Information Statement to be transmitted to the holders of common stock of Purchaser Parent as promptly as practicable following the filing thereof in definitive form with the Securities and Exchange Commission. Purchaser Parent will advise the other Parties promptly after it receives notice of any request by the Securities and Exchange Commission for amendment of the Information Statement or comments thereon and responses thereto or requests by the Securities and Exchange Commission for additional information. If at any time prior to the date that is twenty (20) calendar days after the Information Statement is first mailed to holders of Purchaser Parent common stock, any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to the Information Statement, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Securities and Exchange Commission and, to the extent required by Law, disseminated to the holders of Purchaser Parent common stock. Purchaser Parent will not mail any Information Statement, or any amendment or supplement thereto, with respect to which any Party reasonably objects to disclosure therein specifically regarding such Party or any representative of such Party.

Section 5.17 Distributions. On or prior to the Closing, Seller shall be entitled to cause the Companies to make a distribution to Seller of all cash held in any bank accounts held by Seller and its Affiliates (other than the Companies), or Ridgewood, on behalf of the Companies, other than the Suspended Funds, if any (which shall remain held by each Company as of the Closing), and, in each case, there shall be no adjustment to the Purchase Price therefor.

Section 5.18 R&W Policy.

(a) Purchaser has conditionally bound a representations and warranties insurance policy (the “R&W Policy”) pursuant to the binder agreement which was provided to Seller for review in advance of the Execution Date and which is attached hereto as Exhibit H (the “R&W Conditional Binder”). From and after the Execution Date, each Party shall use its commercially reasonable efforts to satisfy the conditions set forth in the R&W Conditional Binder as of the Closing Date. The R&W Policy shall contain: (i) a waiver of subrogation, contribution, or otherwise by the insurer in favor of the Seller Indemnified Parties, except against Seller or any “Seller” under the Other PSAs or with respect to such Seller’s or “Seller’s” (as applicable) actual and intentional fraud in the making of the representations and warranties set forth in Article 3 of this Agreement (or the corresponding article setting forth any “Seller’s” representations and warranties in any Other PSA, as applicable), it being understood that the fraud of one Seller or “Seller” (as applicable) shall not be imputed to any other Seller or “Seller” (as applicable); and (ii) a statement that each Seller Indemnified Party is an intended third party beneficiary of the foregoing subrogation limitation.

(b) Seller and Purchaser shall each pay fifty percent (50%) of all costs of obtaining the R&W Policy, specifically the premium, surplus lines Taxes and fees, and any related broker compensation and underwriting fees; provided that Seller’s share of such costs shall be paid by Seller via the adjustment of the Cash Purchase Price pursuant to Section 2.3(n).

(c) Purchaser agrees that after the Closing it will not agree to any amendment of the R&W Policy that would be expected to cause actual and material prejudice to Seller without Seller’s prior written consent.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Seller Indemnified Parties shall be entitled to any proceeds from the R&W Policy.

Notwithstanding anything in this Section 5.18 or otherwise to the contrary, nothing herein shall be interpreted to limit Purchaser’s rights to make or pursue claims, or secure recovery under the R&W Policy, as Purchaser believes, in its sole discretion, to be in Purchaser’s interests.

ARTICLE 6

EXAMINATION OF TITLE AND PROPERTIES

Section 6.1 Access.

(a) From and after the Execution Date until Closing or termination of this Agreement, Seller shall, or shall cause the Companies to afford to Purchaser (and any of its officers, employees, agents, accountants, attorneys, investment bankers, landmen, consultants or other designated representatives (collectively, “Purchaser’s Representatives”)), reasonable access to the Companies’ and, to the extent related to the Companies or the Company Assets, Seller’s, books and records (including the Company Records), in each case, in the possession or control of the Companies or their Affiliates, and, solely for the purpose of Purchaser’s due diligence investigation of the Company Assets, but only to the extent that Seller or the Companies, as applicable, may do so without violating any confidentiality or other obligations to any third Person or waiving any right to any legal privilege (provided that Seller shall use commercially reasonable efforts to request and obtain any consents or waivers necessary for Purchaser and Purchaser’s Representatives to gain such access, provided, further, that Seller shall not be obligated to expend any monies or incur any Damages). Seller shall use its commercially reasonable efforts to provide Purchaser and/or Purchaser’s Representatives with reasonable access to the representatives of Ridgewood for the purposes of Purchaser’s due diligence investigation of the Company Assets. All access by Purchaser shall be limited to Seller’s or the Companies’ or Ridgewood’s normal business hours, and Purchaser’s review shall be conducted in a manner that minimizes interference with Seller’s or its Affiliates’ or Ridgewood’s businesses.

(b) Purchaser acknowledges that (i) neither Seller nor the Companies are able to provide physical access to the Company Assets and (ii) Seller and its Affiliates cannot cause Ridgewood to have discussions with Purchaser or Purchaser’s Representatives. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to provide Purchaser access to the Company Assets, and Purchaser acknowledges that it may be required to enter into indemnity, bonding or other similar agreements with the applicable operator of any Company Assets. All inspections pursuant to this Section 6.1 shall (subject to Section 6.2(b)) be conducted at Purchaser’s sole cost, risk and expense, and any conclusions made from any such investigation done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Purchaser agrees to comply with (and to cause Purchaser’s Representatives to comply with) the rules, regulations and instructions issued by Seller and its Affiliates, the Companies or Ridgewood, as applicable, regarding the actions of Purchaser (and Purchaser’s Representatives) in conducting any inspection pursuant to this Section 6.1.

Section 6.2 Environmental Inspection.

(a) Purchaser acknowledges that neither Seller nor the Companies are able to provide physical access to the Company Assets. Nonetheless, if reasonably requested by Purchaser, Seller shall request the permission of the applicable third party operator to allow Purchaser and Purchaser’s Representatives, subject to Section 6.2(b), at Purchaser’s sole cost, risk and expense, reasonable access to the Company Assets to conduct Phase I Activities, field inspections and compliance reviews for purposes of Purchaser’s due diligence investigation of environmental matters relating to the Company Assets (“Purchaser’s Phase I Environmental Review”) but only to the extent that Seller or the Companies, as applicable, may do so without violating any confidentiality or other obligations to any third Person. Purchaser shall, and shall cause Purchaser’s Representatives to, abide by the applicable operators’ implemented safety rules, regulations and operating policies of which they are informed in conducting Purchaser’s Phase I Environmental Review. The scope of work comprising Purchaser’s Phase I Environmental Review shall be limited to those activities permitted by the applicable operator and any contractual obligations burdening Seller or the Companies, and shall not include any sampling, testing or other invasive activities. Purchaser shall (i) consult with Seller before conducting any work comprising Purchaser’s Phase I Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s or the Companies’ (or any of their Affiliates’) normal operations, (iii) comply with all Environmental Laws applicable to Purchaser’s Phase I Environmental Review and customary industry practices and all rules of the applicable operator and any contractual obligations burdening Seller or the Companies, and (iv) promptly restore the Company Assets and repair to the approximate same condition any damage thereto resulting from Purchaser’s Phase I Environmental Review. Seller shall have the right to have one or more representatives accompany Purchaser at all times during Purchaser’s Phase I Environmental Review, and Purchaser shall give Seller or the Companies at least forty-eight (48) hours’ notice prior to any visits by it (or any Purchaser’s Representatives)

to the applicable Company Assets. The Parties agree that all information discovered during Purchaser’s Phase I Environmental Review shall be governed by the terms of the Confidentiality Agreement.

(b) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND WITHOUT LIMITING PURCHASER’S RIGHTS TO INDEMNIFICATION UNDER ARTICLE 11, PURCHASER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL DAMAGES ARISING OUT OF, RESULTING FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, IN ANY WAY, PURCHASER’S DUE DILIGENCE ACTIVITIES OR THE ACCESS AFFORDED TO PURCHASER OR PURCHASER’S REPRESENTATIVES PURSUANT TO THIS ARTICLE 6, REGARDLESS OF WHETHER SUCH DAMAGES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY DAMAGES (A) TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY OR (B) RELATED TO ANY ENVIRONMENTAL CONDITION UNCOVERED OR DISCOVERED BY PURCHASER OR PURCHASER’S REPRESENTATIVES DURING THE COURSE OF PURCHASER’S DUE DILIGENCE REVIEW TO THE EXTENT THE SAME WERE NOT CAUSED OR EXACERBATED BY PURCHASER’S OR PURCHASER’S REPRESENTATIVES’ DUE DILIGENCE ACTIVITIES. THE FOREGOING INDEMNITY SHALL CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING ANY TERMINATION OF THIS AGREEMENT.

(c) All information obtained by Purchaser and its representatives under this Section 6.2 shall be subject to Section 5.1 and the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information. In the event that Purchaser receives any reports generated by third parties in connection with any inspections, examinations, investigations, studies or assessments conducted by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement, Purchaser shall make such reports available to Seller at Seller’s request and (i) prior to the Closing, Purchaser shall not disclose any such reports without the prior written consent of Seller and (ii) from and after the Closing, Seller shall not disclose any such reports without the prior written consent of Purchaser.

Section 6.3 Exclusive Remedy.

(a) The rights and remedies of Purchaser set forth in this Article 6 shall be Purchaser’s exclusive rights and remedies with respect to any defect of title (including any Title Defect) with respect to the Companies or the Company Assets, and the provisions of Article 11 shall not apply with respect to any defect in title (including any Title Defect), except with respect to a breach of the representations and warranties set forth in Section 3.11, Section 3.16(b), Section 3.19, Section 3.20, Section 3.21, Section 3.23, Section 3.24, Section 3.33(e) or Section 6.8, or with respect to item (1) on Schedule 3.6 (under Section

11.2(b)(iii)(C)). Notwithstanding anything contained in this Agreement to the contrary, a breach of the representations and warranties set forth in Section 3.11, Section 3.16(b), Section 3.19, Section 3.20, Section 3.21, Section 3.23, Section 3.24 or Section 3.33(e) shall not constitute a Title Defect under this Article 6.

(b) The rights and remedies of Purchaser set forth in this Article 6 shall be Purchaser’s exclusive rights and remedies with respect to any Environmental Defect and any Environmental Liability with respect to the Companies or the Company Assets, and the provisions of Article 11 shall not apply with respect to any Environmental Defect or any Environmental Liability, except with respect to a breach of the representations and warranties set forth in Section 3.8, Section 3.33(c) or Section 3.33(d) or with respect to item (2) on Schedule 3.6 (under Section 11.2(b)(iii)(C)).

Section 6.4 Notice of Title Defects and Title Benefits; Remedies.

(a) If either Party discovers any Title Benefit, or if Purchaser discovers any Title Defect, then such Party shall be obligated to deliver to the other Party, in each case, on or prior to 5:00 p.m., Central Time, on the thirtieth (30th) day after the Execution Date (the “Title Defect Deadline”), a Title Notice with respect to such Title Benefit or Title Defect, as applicable. To assert a claim with respect to a Title Defect, or a Title Benefit, as applicable, and for such claim to be effective, Seller or Purchaser must deliver a Title Notice which substantially satisfies the requirements set forth in the definition of Title Notice on or before the Title Defect Deadline. Except for claims with respect to a breach of the representations and warranties set forth in Section 3.11, Section 3.16(b), Section 3.19, Section 3.20, Section 3.21, Section 3.23, Section 3.24, Section 3.33(e) or Section 6.8, or with respect to item (1) on Schedule 3.6 (under Section 11.2(b)(iii)(C)), from and after Closing, Seller and Purchaser shall be deemed to have waived, and neither Purchaser nor Seller, respectively, shall have any Damages for, any Title Benefit or Title Defect for which Purchaser or Seller, respectively, has not received a Title Notice that substantially satisfies the requirements set forth in the definition of Title Notice on or before the Title Defect Deadline; provided, however, that the foregoing shall not release Purchaser from any breach of its obligation to deliver a Title Notice in connection with its discovery of a Title Defect or Title Benefit prior to the Title Defect Deadline.

(b) With respect to each Company Lease, Company Unit or Company Well for which Purchaser has asserted a Title Defect pursuant to a timely delivered Title Notice in substantial compliance with the definition of Title Notice (each such Company Lease, Company Unit or Company Well, a “Title Defect Property”), Seller shall have the right until the Closing Date to cure any asserted Title Defect and/or to notify Purchaser of those asserted Title Defects that Seller disputes (each, a “Title Dispute Election”). Subject to Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount with respect thereto, with respect to each uncured Title Defect Property timely reported under Section 6.4(a), Seller shall have the right to elect any of the following:

(i) if Purchaser and Seller mutually agree, Seller shall retain at Closing the Company holding the affected Title Defect Property or cause to be conveyed by the applicable Company to Seller or its designee immediately prior to the

Closing, as applicable, such Title Defect Property (and, in each case, all related or associated Company Assets), in which case, (A) such Company or Title Defect Property (and related or associated Company Assets), as applicable, shall be excluded from the Closing, (B) if excluded, such Title Defect Property (and related or associated Company Assets) shall become “Excluded Assets” for all purposes hereunder, and (C) the Cash Purchase Price shall be reduced by the Allocated Value of such Title Defect Property or by the aggregate Allocated Values of all Company Assets held by such excluded Company, as applicable; or

(ii) such applicable Company and such Title Defect Property (and all related or associated Company Assets) (any such Title Defect Property, together with all other such Title Defect Properties, the “Included Title Defect Properties”) shall be included at Closing with the Company Assets, subject to all such uncured Title Defects, in which case, subject to Section 6.4(c), the Cash Purchase Price shall be reduced at Closing by the Title Defect Amount.

(c) With respect to any Included Title Defect Property for which there is a timely delivered Title Dispute Election, the Closing Cash Payment shall be reduced by the Disputed Amount, which shall be paid into the Defect Escrow Account at Closing, the provisions of Section 6.7 shall apply and at the resolution of such Disputed Matter pursuant to Section 6.7, the Disputed Amount shall be delivered to Seller or Purchaser pursuant to the decision of the Defect Arbitrator pursuant to Section 6.7.

Section 6.5 Title Defect Amount; Title Benefit Amount; Adjustments.

(a) The amount by which the Allocated Value of any Company Lease, Company Unit or Company Well (or Company Leases, Company Units or Company Wells if multiple Company Leases, Company Units or Company Wells are affected) is reduced as a result of the existence of a Title Defect with respect thereto is the “Title Defect Amount”, which shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Seller agree on the Title Defect Amount, then such amount shall be the Title Defect Amount;

(ii) if the Title Defect represents a decrease in (A) the actual Net Revenue Interest for any Company Lease, Company Unit or Company Well below (B) the Net Revenue Interest stated on the Lease Annex for such Company Lease or Company Unit or on the Well Annex for such Company Well (and there is a proportionate decrease in the Working Interest for such Company Lease, Company Unit or Company Well below the Working Interest stated on the Lease Annex or on the Well Annex), then the Title Defect Amount shall be the product of (y) the Allocated Value for such Company Lease, Company Unit or Company Well multiplied by (z) one (1), minus a fraction, the numerator of which is the actual Net Revenue Interest for such Company Lease, Company Unit or Company Well and the denominator of which is the Net Revenue Interest for such Company Lease or

Company Unit stated on the Lease Annex or for such Company Well as stated on the Well Annex;

(iii) if the Title Defect is based on a Lien upon a Company Lease, Company Unit or Company Well that is undisputed and liquidated in amount, then the amount of such Title Defect shall be lesser of the amount necessary to remove such Lien from the affected Company Lease, Company Unit or Company Well and the Allocated Value of the affected Company Lease, Company Unit or Company Well;

(iv) if the Title Defect is based on an obligation, encumbrance, Burden or charge upon or other defect in title to the affected Company Lease, Company Unit or Company Well of a type not described in Sections 6.5(a)(i), (ii) or (iii), then, subject to the other provisions hereof, the Title Defect Amount shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (A) the Allocated Value of that Company Lease, Company Unit or Company Well; (B) the portion of the affected Company Lease, Company Unit or Company Well affected by such Title Defect; (C) the legal effect of the Title Defect; (D) the potential economic effect of the Title Defect over the life of the affected Company Lease, Company Unit or Company Well; (E) the values placed upon the Title Defect by Purchaser and Seller; and (F) such other reasonable factors as are necessary to make a proper evaluation;

(v) the Title Defect Amount with respect to any Company Lease, Company Unit or Company Well shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder, (B) included in any remedy for a Casualty Loss under Section 5.13, or (C) for which Purchaser otherwise receives credit in the calculation of the adjustments to the Cash Purchase Price; and

(vi) notwithstanding anything to the contrary set forth herein, except for the Title Defect Amounts described in clause (iv) of this Section 6.5(a), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Company Lease, Company Unit or Company Well shall not exceed the Allocated Value of such Company Lease, Company Unit or Company Well.

(b) The only remedy for Title Benefits is the netting against Title Defect Amounts which is only available for Title Benefit Amounts exceeding the Title Threshold. Each “Title Benefit Amount” shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Seller agree on the Title Benefit Amount, then such amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents an increase in (A) the actual Net Revenue Interest for any Company Lease, Company Unit or Company Well over (B) the Net Revenue Interest stated on the Lease Annex for such Company Lease or Company Unit or on the Well Annex for such Company Well (and there is a proportionate increase in the Working Interest for such Company Lease, Company Unit or Company Well above the Working Interest stated on the Lease Annex or on the Well Annex), then the Title Benefit Amount shall be the product of (y) the Allocated Value of such Company Lease, Company Unit or Company Well, multiplied by (z) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual Net Revenue Interest for such Company Lease, Company Unit or Company Well and the denominator of which is the Net Revenue Interest for such Company Lease or Company Unit stated on the Lease Annex or for such Company Well stated on the Well Annex;

(iii) if the Title Benefit is not of a type described in Sections 6.5(b)(i) and (ii), then, subject to the other provisions hereof, the Title Benefit Amount shall be determined by the Parties in good faith, taking into account all relevant factors, including the following: (A) the Allocated Value of the affected Company Lease, Company Unit or Company Well; (B) the portion of the affected Company Lease, Company Unit or Company Well affected by such Title Benefit; (C) the legal effect of the Title Benefit; (D) the potential economic effect of the Title Benefit over the life of the affected Company Lease, Company Unit or Company Well; (E) the values placed upon the Title Benefit by Purchaser and Seller; and (F) such other reasonable factors as are necessary to make a proper evaluation.

(c) Notwithstanding anything herein to the contrary, in no event shall there be any remedies provided by Seller or any adjustments to the Purchase Price for (i) any individual Title Defect for which the Title Defect Amount does not exceed Seventy-Five Thousand Dollars ($75,000) (the “Title Threshold”) or (ii) any individual Environmental Defect for which the Environmental Defect Amount does not exceed Seventy-Five Thousand Dollars ($75,000) (the “Environmental Threshold”). Notwithstanding anything herein to the contrary, in addition, there shall be no remedies provided by Seller or any adjustments to the Purchase Price unless and until (A) the aggregate amount of all Title Defect Amounts of all Title Defects that exceed the Title Threshold and which remain uncured by the Closing Date, less (B) the aggregate amount of all Title Benefit Amounts that exceed the Title Threshold, exceeds an amount equal to one percent (1%) of the Unadjusted Purchase Price (the “Title Deductible”), and then, such remedies and/or adjustment shall apply only to the extent that the aggregate of such Title Defect Amounts (less such Title Benefit Amounts) exceeds the Title Deductible.

Section 6.6 Notice of Environmental Defects; Remedies.

(a) If Purchaser discovers any Environmental Defect, then Purchaser may (but shall have no obligation to) deliver to Seller prior to 5:00 p.m., Central Time, on the thirtieth (30th) day after the Execution Date (the “Environmental Defect Deadline”), an Environmental Notice with respect to such Environmental Defect. To assert a claim with respect to an Environmental Defect, and for such claim to be effective, Purchaser must deliver an Environmental Notice which substantially satisfies the requirements set forth in the definition of Environmental Notice on or before the Environmental Defect Deadline. Notwithstanding any other provision in this Agreement, Purchaser shall be deemed to have waived, and Seller shall have no Damages for, any Environmental Defect for which Seller has not received an Environmental Notice that substantially satisfies the requirements set forth in the definition of Environmental Notice on or before the Environmental Defect Deadline.

(b) With respect to each Company Asset for which Purchaser has asserted an Environmental Defect pursuant to a timely delivered Environmental Notice in substantial compliance with the definition of Environmental Notice (each such Company Asset, an “Environmental Defect Property”), Seller may elect (in its sole and absolute discretion, and in addition to Seller’s rights under Section 6.6(c)) to complete the cure of such Environmental Defect Property prior to Closing in accordance with Section 6.6(c), in which event any adjustment to the Cash Purchase Price with respect to such Environmental Defect Property shall be made, if applicable, at the time of Closing in accordance with Section 6.6(c).

(c) With respect to any Environmental Defect Property, until the time of Closing, Seller may, but shall have no obligation to, (i) dispute the existence of the Environmental Defect and/or the Environmental Defect Amount asserted with respect to such Environmental Defect Property pursuant to the provisions of Section 6.7 (each, an “Environmental Dispute Election”) or (ii) cure any Environmental Defect asserted with respect to such Environmental Defect Property prior to Closing. With respect to any Environmental Defect Property for which there is a timely delivered Environmental Dispute Election, the provisions of Section 6.7 shall apply and at the resolution of such Disputed Matter pursuant to Section 6.7, the Disputed Amount shall be delivered to Seller or Purchaser pursuant to the decision of the Defect Arbitrator pursuant to Section 6.7. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect or the Environmental Defect Amount with respect thereto, with respect to each Environmental Defect Property timely reported under Section 6.6(a), if, at the time of Closing, Seller has cured (or partially cured) any Environmental Defect affecting any Environmental Defect Property, then the Cash Purchase Price shall not be adjusted (and if such Environmental Defect was only partially cured, the Cash Purchase Price shall be decreased by an amount equal to the portion of such Environmental Defect Amount that relates to the uncured portion of such Environmental Defect), or, if such Environmental Defect was not cured, the Cash Purchase Price shall be decreased by an amount equal to such Environmental Defect Amount that relates to such Environmental Defect. Notwithstanding anything set forth in this Section 6.6(c), if at the time of Closing, any Environmental Defect Property has an Environmental Defect, the Environmental Defect Amount of which is sixty percent (60%) or more of the Allocated Value of such Environmental Defect Property, then, at Purchaser’s election and upon written notice given to Seller prior to the Closing, Seller may retain at Closing the applicable Company holding the affected Environmental Defect Property or cause to be conveyed by the applicable Company to Seller or its designee immediately prior to the Closing, as applicable, such Environmental Defect Property (and, in each case, all related or associated Company Assets), in which case, (A) such Company or Environmental Defect Property (and related or associated Company Assets), as applicable shall be excluded from the Closing, (B) if excluded, such Environmental Defect Property (and related or associated Company Assets) shall become “Excluded Assets” for all purposes hereunder, and (C) the Cash Purchase Price shall be reduced by the Allocated

Value of such Environmental Defect Property or by the aggregate Allocated Values of all Company Assets held by such excluded Company, as applicable.

(d) Notwithstanding anything herein to the contrary, in addition, there shall be no remedies provided by Seller or any adjustments to the Purchase Price unless and until the aggregate of all Environmental Defect Amounts for Environmental Defects that remain uncured by Closing and that exceed the Environmental Threshold, exceeds an amount equal to one percent (1%) of the Unadjusted Purchase Price (the “Environmental Deductible”), and then only to the extent that the aggregate of such Environmental Defect Amounts exceeds the Environmental Deductible.

Section 6.7 Title and Environmental Dispute Resolution. Seller and Purchaser shall attempt to agree on the existence of any Title Defects, Title Benefits and Environmental Defects, any Title Defect curative or Environmental Defect Remediation matters, and all Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts by three (3) Business Days prior to the Closing Date. If, as of the Closing, the Parties cannot agree upon (a) the existence of a Title Defect or Title Benefit, the adequacy of any Title Defect curative materials submitted to Purchaser, the Title Defect Amount with respect to any Title Defect or the Title Benefit Amount with respect to any Title Benefit (each, a “Disputed Title Matter”) or (b) the existence of an Environmental Defect, the adequacy of any Environmental Defect Remediation performed by Seller, or the Environmental Defect Amount with respect to any Environmental Defect (each, a “Disputed Environmental Matter” and, together with any Disputed Title Matter, each a “Disputed Matter”), then, in each case, the Disputed Matter shall be submitted to arbitration in accordance with the provisions of Exhibit D attached hereto. At Closing, the Title Defect Amount, the Title Benefit Amount or the Environmental Defect Amount that is subject to the Disputed Matter (each a “Disputed Amount”) shall be paid by Purchaser into the Defect Escrow Account at Closing pending resolution of the Disputed Matter and the Closing Cash Payment shall be reduced by such Disputed Amount, and such Disputed Amount shall be released to Seller or Purchaser, as applicable, upon resolution of such Disputed Matter. Upon resolution of a Disputed Matter, the Parties shall instruct the Escrow Agent to release the applicable Disputed Amount to Seller or Purchaser, as applicable, within five (5) days after the resolution of such Disputed Matter.

Section 6.8 Special Warranty of Defensible Title. Notwithstanding anything herein to the contrary, if Closing occurs, then, Seller hereby warrants unto Purchaser Defensible Title as to each Company Lease, Company Unit and Company Well contained in the Company Assets against any Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under the applicable Company or any of its respective Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances. For purposes of Seller’s foregoing special warranty of Defensible Title, the value of the Company Leases and Company Units set forth in the Lease Annex and of the Company Wells set forth in the Well Annex shall be deemed to be the Allocated Value thereof. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Title Threshold and the Title Deductible shall in no way limit any claim by Purchaser pursuant to this Section 6.8.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser and Purchaser Parent contained in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) in all material respects (provided that, to the extent such representation or warranty is qualified by its terms by materiality, such qualification in its terms shall be inapplicable for purposes of this Section 7.1(a));

(b) Performance. Each of Purchaser and Purchaser Parent shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Legal Proceedings; Governmental Prohibitions. No suit, action, litigation or other proceeding instituted by any third Person shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement;

(d) Title Defects; Environmental Defects; Transfer Restrictions. In each case subject to the Title Threshold, the Environmental Threshold, the Title Deductible and the Environmental Deductible, as applicable, the sum of (i) all Title Defect Amounts determined under Section 6.5(a) or Section 6.7, less (ii) the sum of all Title Benefit Amounts determined under Section 6.5(b) or Section 6.7, plus (iii) the sum of all Environmental Defect Amounts for Environmental Defects determined under Section 6.6 or Section 6.7, plus (iv) the aggregate Allocated Value of the Company Assets that are to be retained by Seller at Closing as provided in Section 5.11, plus (v) unless Seller has substantially performed its obligations pursuant to an election under Section 5.13(a), the aggregate Damages of all Casualty Losses occurring between the Execution Date and the Closing, shall be less than twenty percent (20%) of the Unadjusted Purchase Price. For purposes of this Section 7.1(d), each of the Title Defect Amounts, Title Benefit Amounts and/or Environmental Defect Amounts, as applicable, shall equal an amount determined by the mutual agreement of the Parties or, if the Parties cannot agree and the sum of items (i), (ii), (iii), (iv) and (v) in this Section 7.1(d) (as determined by Seller acting reasonably and in good faith) is greater than twenty percent (20%) of the Unadjusted Purchase Price, such amount shall be determined by the Title Arbitrator and/or Environmental Arbitrator, as applicable. Notwithstanding anything herein to the contrary, solely for purposes of disputes resolved by the applicable Defect Arbitrator prior to Closing pursuant to this

Section 7.1(d) and Section 7.2(d), (A) the Outside Date shall be tolled and extended by the number of days between the Scheduled Closing Date and the date the applicable Defect Arbitrator has issued his or her written determination, and (B) the arbitration provisions of Section 6.7 and Exhibit D shall be deemed amended such that (x) there shall only be one Title Arbitrator or Environmental Arbitrator, as applicable, selected by the mutual agreement of the Parties within five (5) Business Days of the Scheduled Closing Date (or failing such agreement, appointed by the Houston, Texas office of the American Arbitration Association), (y) each of Purchaser and Seller shall submit its proposed resolution within three (3) Business Days following the selection of the applicable Defect Arbitrator, and (z) the applicable Defect Arbitrator shall make his or her determination with ten (10) Business Days following submission of the disputed matters (but otherwise the arbitration provisions of Section 6.7 and Exhibit D shall remain unchanged);

(e) Antitrust Waiting Periods. If applicable, any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act or any foreign antitrust, competition, or pre-merger notification Law shall have expired or been terminated;

(f) Information Statement. The Information Statement shall have been mailed to the holders of Purchaser Parent common stock not less than twenty (20) calendar days prior to the Closing Date, and the completion of the transactions contemplated hereby shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act);

(g) NYSE Listing. The Purchaser Parent Shares shall have been authorized for listing, subject to official notice of issuance, on the NYSE;

(h) Closing Deliverables. Purchaser and Purchaser Parent shall have delivered (or be ready, willing and able to deliver) to Seller the documents and other items required to be delivered by Purchaser and Purchaser Parent under Section 8.3; and

(i) Other Transactions. The transactions contemplated by each Other PSA shall have been consummated or are being consummated simultaneously with the transactions contemplated hereby, in each case, in accordance with the terms of such Other PSA.

Section 7.2 Conditions of Purchaser to Closing. The obligations of Purchaser and Purchaser Parent to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser and Purchaser Parent, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Seller contained in Article 3 shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except to the extent any such failures of such representations and warranties to be true and correct, individually or in the aggregate, have not had a Material Adverse Effect

(provided that, to the extent such representation or warranty is qualified by its terms by materiality or Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 7.2(a));

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date;

(c) No Legal Proceedings; Governmental Prohibitions. No suit, action, litigation or other proceeding instituted by any third Person shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement;

(d) Title Defects; Environmental Defects; Transfer Restrictions. In each case subject to the Title Threshold, the Environmental Threshold, the Title Deductible and the Environmental Deductible, as applicable, the sum of (i) all Title Defect Amounts determined under Section 6.5(a) or Section 6.7, less (ii) the sum of all Title Benefit Amounts determined under Section 6.5(b) or Section 6.7, plus (iii) the sum of all Environmental Defect Amounts for Environmental Defects determined under Section 6.6 or Section 6.7, plus (iv) the aggregate Allocated Value of the Company Assets that are to be retained by Seller at Closing as provided in Section 5.11, plus (v) unless Seller has substantially performed its obligations pursuant to an election under Section 5.13(a), the aggregate Damages of all Casualty Losses occurring between the Execution Date and the Closing, shall be less than twenty percent (20%) of the Unadjusted Purchase Price. For purposes of this Section 7.2(d), each of the Title Defect Amounts, Title Benefit Amounts and/or Environmental Defect Amounts, as applicable, shall equal an amount determined by the mutual agreement of the Parties or, if the Parties cannot agree and the sum of items (i), (ii), (iii), (iv) and (v) in this Section 7.2(d) (as determined by Purchaser acting reasonably and in good faith) is greater than twenty percent (20%) of the Unadjusted Purchase Price, such amount shall be determined by the applicable Defect Arbitrator, subject to the last sentence of Section 7.1(d);

(e) Antitrust Waiting Periods. If applicable, any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act or any foreign antitrust, competition, or pre-merger notification Law shall have expired or been terminated;

(f) Information Statement. The Information Statement shall have been mailed to the holders of Purchaser Parent common stock not less than twenty (20) calendar days prior to the Closing Date, and the completion of the transactions contemplated hereby shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act);

(g) Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver) to Purchaser and Purchaser Parent the documents and other items required to be delivered by Seller under Section 8.2; and

(h) Other Transactions. The transactions contemplated by each Other PSA shall have been consummated or are being consummated simultaneously with the transactions contemplated hereby, in each case, in accordance with the terms of such Other PSA.

ARTICLE 8

CLOSING

Section 8.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the terms and conditions of this Agreement and unless otherwise agreed to in writing by the Parties, take place at the offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, Texas 77002, on (a) the later of (i) March 16, 2020 (the “Scheduled Closing Date”), and (ii) the second (2nd) Business Day following the date on which all conditions set forth in Article 7 have been satisfied or waived, subject to the provisions of Article 10, or (b) such other date as may be mutually agreed by the Parties (such date on which the Closing occurs, the “Closing Date”.

Section 8.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser and Purchaser Parent of their respective obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser and Purchaser Parent, as applicable, the following:

(a) counterparts of an assignment of the Acquired Membership Interests substantially in the form of Exhibit A attached hereto (the “Assignment of Interests”), duly executed by Seller;

(b) to the extent necessary to consummate the transactions contemplated hereby, any applicable forms or instruments required for the indirect transfer of federal leases or state leases as contemplated hereunder included in the Company Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority, duly executed and delivered by the applicable Company;

(c) the Closing Settlement Statement, duly executed by Seller;

(d) a certificate duly executed by an authorized corporate officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled;

(e) a certificate of non-foreign status of Seller (or, if Seller is treated as an entity disregarded as separate from its regarded owner for such purposes, its regarded owner) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) and Code Section

1446(f), duly executed by an authorized corporate officer of Seller or its regarded tax owner, as applicable;

(f) resignation letters or written evidence of the removal of each officer, director and manager of each Company, duly executed by the appropriate Person(s);

(g) counterparts of a registration rights agreement between Seller and Purchaser Parent substantially in the form of Exhibit E attached hereto (the “Registration Rights Agreement”), duly executed by Seller;

(h) documentation evidencing the completion of the actions required in Section 5.15(b);

(i) signatory change cards for each of the accounts of each Company listed on Schedule 3.27 duly executed by each authorized signatory for the applicable account and all such other documentation reasonably necessary to transfer ownership of such accounts;

(j) duly executed, acknowledged and recordable releases in a form reasonably acceptable to Purchaser of all mortgage liens, security interests, financing statements and other similar instruments, in each case, evidencing or securing indebtedness for borrowed money by Seller or its Affiliates that encumber any Company or any of the Company Assets;

(k) a duly executed payment guarantee of Seller’s payment obligations arising from and after the Closing pursuant to this Agreement to and for the benefit of Purchaser, substantially in the form of Exhibit F attached hereto;

(l) if applicable, a copy of any Excluded Assets Assignment executed by the applicable Companies and Seller or its designee;

(m) (i) true and complete copies of any audited financial statements (which shall be accompanied by an unqualified report of Deloitte & Touche LLP) and any unaudited financial statements, in each case, that are required to be included under Item 2.01 of Form 8-K in connection with a Current Report on Form 8-K to be filed by Purchaser Parent under the Exchange Act as a result of consummation of the transactions contemplated hereby, assuming such Form 8-K is filed on the first Business Day immediately following the Closing Date and (ii) any consents of Deloitte & Touche LLP required under the Securities Act or the Exchange Act in connection with the filing of such Current Report on Form 8-K; and

(n) all other documents and instruments reasonably required from Seller to transfer the Acquired Membership Interests to Purchaser.

Section 8.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser and/or Purchaser Parent, as applicable, shall deliver or cause to be delivered to Seller the following:

(a) (i) a wire transfer of the Closing Cash Payment, in same-day funds to Seller, (ii) if applicable, a wire transfer of the aggregate Disputed Amount, in same-day funds to the Defect Escrow Account, and (iii) evidence of the issuance of the Purchaser Parent Shares (in book-entry form with customary restrictive legends) to Seller by instruction to the Purchaser Parent’s transfer agent or otherwise;

(b) a certificate by an authorized corporate officer of Purchaser and Purchaser Parent, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been fulfilled;

(c) evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 5.9, in each case, such being reasonably satisfactory to Seller;

(d) counterparts of the Registration Rights Agreement, duly executed by Purchaser Parent;

(e) counterparts of the Assignment of Interests, duly executed by Purchaser;

(f) to the extent necessary to consummate the transactions contemplated hereby, applicable forms or instruments required for the indirect transfer of federal leases or state leases as contemplated hereunder included in the Company Assets, duly executed and delivered by Purchaser;

(g) the Closing Settlement Statement, duly executed by Purchaser; and

(h) such other documentation as is reasonably required to transfer the Acquired Membership Interests to Purchaser.

ARTICLE 9

TAX MATTERS

Section 9.1 Withholding. Each Party shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to any other Party or any Affiliate thereof (and such Party and its Affiliates shall indemnify, defend and hold harmless the paying party and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under Law; provided that a paying Party shall use commercially reasonable efforts to provide to the other Party notice of any amounts otherwise payable that it intends to deduct and withhold at least five (5) days prior to making such withholding, and the Parties shall use commercially reasonable efforts to reduce or eliminate such withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Section 9.2 Tax Returns.

(a) Seller shall prepare or cause to be prepared all Tax Returns of the Companies (i) required to be filed after the date hereof for all Pre-Effective Date Periods and (ii) required to be filed after the date hereof but on or prior to the Closing Date for all

Straddle Periods (the “Seller Tax Returns”). Such Seller Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of the due date for the filing of any such Seller Tax Return, Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and reasonable comment. Purchaser or Seller, as applicable, will cause such Tax Return (as revised to incorporate Purchaser’s reasonable comments) to be timely filed and will provide a copy thereof to the non-filing Party. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Seller Tax Return filed by Purchaser, Seller shall pay to Purchaser the amount of any Seller Taxes with respect to such Tax Return.

(b) Purchaser shall prepare or cause to be prepared all Tax Returns of the Companies required to be filed after the Closing Date for all Straddle Periods (“Purchaser Tax Returns”). Such Purchaser Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of the due date for the filing of any such Purchaser Tax Returns, Purchaser shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Purchaser will cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy thereof to Seller. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Purchaser Tax Return, Seller shall pay to Purchaser the amount of any Seller Taxes with respect to such Tax Return.

Section 9.3 Proration of Straddle Period Taxes.

(a) For purposes of determining the portion of any Taxes (other than Asset Taxes) that are payable with respect to any Straddle Period that constitute Seller Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Tax Effective Date shall be deemed equal to the amount that would be payable if the Tax period of the Companies ended with (and included) the Tax Effective Date (provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Tax Effective Date and the portion of the Straddle Period beginning after the Tax Effective Date in proportion to the number of days in each portion of the Straddle Period).

(b) For purposes of determining the portion of any Assets Taxes that are payable with respect to any Straddle Period that constitute Seller Taxes or shall be taken into account for purposes of Section 2.3(e) or Section 2.4, (I) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (III), below) shall be allocated to the period or portion thereof in which the severance or production giving rise to such Asset Taxes occurred, (II) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (I) or (III)), shall be allocated to the period or portion thereof in which the transaction giving rise to such Asset Taxes occurred, and (III) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle

Period ending on the Tax Effective Date and the portion of such Straddle Period beginning after the Tax Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur on and before the Tax Effective Date, on the one hand, and the number of days in such Straddle Period that occur after the Tax Effective Date, on the other hand. To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.3(e) or Section 2.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.

Section 9.4 Cooperation on Tax Returns and Tax Proceedings. Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any Proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Companies, the Company Assets and Company Businesses. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Purchaser or the Companies (including, but not limited to, with respect to the transactions contemplated hereby). Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Claim shall be governed by Section 11.3.

Section 9.5 Transfer Taxes. Purchaser and Seller shall each be responsible for (and shall, without duplicating recovery available to Purchaser pursuant to clause (iv) of the definition of Seller Taxes, indemnify the other against) the payment of one-half of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the purchase and sale of the Companies pursuant to Section 1.1 (“Transfer Taxes”). Seller shall be solely responsible for (and shall, without duplicating recovery available to Purchaser pursuant to clause (iv) of the definition of Seller Taxes, indemnify Purchaser against) the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from any other transactions contemplated by this Agreement, including any transactions relating to Excluded Assets. Purchaser and Seller shall cooperate in good faith to minimize, to the extent permissible under Law, the amount of any such Transfer Taxes.

Section 9.6 Tax Refunds. The amount of any refunds of Taxes of the Companies for any Pre-Effective Date Period shall be for the account of Seller. The amount of any refunds of Taxes of the Companies for any Tax period beginning after the Tax Effective Date shall be for the account of Purchaser. The amount of any refund of Taxes of the Companies for any Straddle Period shall be equitably apportioned between Purchaser and Seller in accordance with the principles set forth in Section 9.3. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 9.6 the amount of such refund within 30 days after such refund is received, net of any costs or expenses incurred by such Party or its Affiliates in procuring such refund.

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the prior written consent of Seller and Purchaser;

(b) by Seller or Purchaser, as applicable, by written notice to the other Party, if Purchaser or Seller, as applicable, is in material breach of any covenant or a representation in this Agreement, which breach would give rise to the failure of a condition set forth in Article 7 to be satisfied and is incapable of being cured, or if capable of being cured, is not cured, by such breaching Party by the earlier of (i) thirty (30) days following receipt of written notice from the non-breaching Party of such breach or (ii) the Outside Date; or

(c) by Seller or Purchaser, as applicable, by written notice to the other Party, if Closing has not occurred on or before April 30, 2020 (the “Outside Date”);

provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1(b) or Section 10.1(c) (except with respect to a failure of the condition set forth in Section 7.1(d) or Section 7.2(d)) if the Closing has failed to occur because such Party is in material breach of any of its representations or warranties hereunder or has failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2 (to the extent necessary to give meaning to the following Articles and Sections), Section 3.12, Section 4.10, Section 5.1, Section 5.4, Section 5.15 (insofar only as Seller has a right to be reimbursed), Section 6.2(b), Article 10, Section 12.1, Section 12.2, Section 12.3, Section 12.6, Section 12.7, Section 12.8, Section 12.9, Section 12.11, Section 12.13, Section 12.14, Section 12.15, Section 12.16, Section 12.17 and Section 12.19 and of the Confidentiality Agreement, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any Party from Damages for any willful failure to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing.

(b) If Seller has the right to terminate this Agreement pursuant to Section 10.1(b) because of the Willful Breach of Purchaser or the failure of Purchaser to Close by the Outside Date when (i) all of the conditions precedent to the obligations of Purchaser set forth in Section 7.2 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Section 7.1 at Closing) have been met, or waived in writing by Purchaser, and (ii) Seller is ready, willing and able to perform its obligations under Section 8.2 (other than those requiring the cooperation of Purchaser, unless such cooperation was provided), then, in either such event, as the sole and exclusive remedy of Seller, Seller shall have the right to, at its option, (1) seek the specific performance of Purchaser hereunder, or (2) terminate this Agreement pursuant to Section 10.1(b) and receive the Deposit from the Escrow Agent, free and clear of any claims thereon by Purchaser as liquidated damages. For the avoidance of doubt, Seller shall be entitled to first seek to enforce the remedies in subpart (1) of the previous sentence before enforcing its remedies set forth in subpart (2) of the previous sentence. The provision for payment of liquidated damages in this Section 10.2(b) has been included because, in the event of a termination of this Agreement permitting Seller to receive the Deposit, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately. In the event that this Agreement may be terminated pursuant to either Section 10.1(b) by Seller or Section 10.1(c) by either Party as of the Outside Date, then Seller shall have the superseding right to terminate this Agreement pursuant to Section 10.1(b); provided that if Purchaser then also has the right to terminate this Agreement pursuant to Section 10.1(b), then notwithstanding the foregoing this Agreement shall be deemed terminated pursuant to Section 10.1(c).

(c) If Purchaser has the right to terminate this Agreement pursuant to Section 10.1(b) because of the Willful Breach of Seller or the failure of Seller to Close by the Outside Date when (i) all of the conditions precedent to the obligations of Seller set forth in Section 7.1 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Section 7.2 at Closing) have been met, or waived in writing by Seller, and (ii) Purchaser is ready, willing and able to perform its obligations under Section 8.3 (other than those requiring the cooperation of Seller, unless such cooperation was provided), then, in either such event, as the sole and exclusive remedy of Purchaser, Purchaser shall have the right to, at its option, (1) seek the specific performance of Seller hereunder, or (2) terminate this Agreement pursuant to Section 10.1(b) and be entitled to (x) receive the Deposit from the Escrow Agent, free and clear of any claims thereon by Seller (provided that in such event, Seller agrees to execute any joint written instructions required under the terms of the Escrow Agreement such that Purchaser may receive its remedy under the foregoing subpart (2)(x)), and (y) seek to recover actual damages from Seller up to an amount equal to the amount of the Deposit. For the avoidance of doubt, Purchaser shall be entitled to first seek to enforce the remedies in subpart (1) of the previous sentence before enforcing its remedies set forth in subpart (2) of the previous sentence. In the event that this Agreement may be terminated pursuant to either Section 10.1(b) by Purchaser or Section 10.1(c) by either Party as of the Outside Date, then Purchaser shall have the superseding right to terminate this Agreement pursuant to Section 10.1(b); provided that if Seller then also has the right to terminate this Agreement pursuant to Section 10.1(b), then notwithstanding the foregoing this Agreement shall be deemed terminated pursuant to Section 10.1(c).

(d) If this Agreement is terminated by the mutual written agreement of the Parties, or this Agreement is otherwise terminated pursuant to Section 10.1 and the Closing does not occur for any reason other than as set forth in Section 10.2(b) or Section 10.2(c), then Purchaser shall be entitled to the return of the Deposit, free of any claims by Seller with respect thereto.

(e) If either Seller or Purchaser are entitled to a distribution of the Deposit pursuant to this Section 10.2, each Party shall, within two (2) Business Days of the date of such termination, deliver to the Escrow Agent an executed counterpart of a joint written instruction in compliance with the terms of the Escrow Agreement directing the Escrow Agent to disburse the Deposit (together with any interest or income actually earned thereon) to the applicable Party as set forth in this Section 10.2. Upon termination, Seller shall have the right to sell the Acquired Membership Interests without any encumbrance or claim by Purchaser.

ARTICLE 11

ASSUMPTION; INDEMNIFICATION; LIMITATIONS

Section 11.1 [Reserved].

Section 11.2 Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Seller and its current and former Affiliates (other than the Companies) and their respective members, stockholders, managers, officers, directors, employees, agents, advisors and representatives, (collectively, the “Seller Indemnified Parties”) from and against all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from the ownership of the Companies or the Company Assets;

(ii) caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement; and/or

(iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 4 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(b);

but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 11.2(b) at the time the Claim Notice is presented by Purchaser.

Without limiting in any manner the provisions of this Section 11.2(a), in addition to Damages resulting from third-party claims, the indemnification obligations of Purchaser pursuant to Section 11.2(a) and the term “Damages” as used in this Section 11.2(a) are intended to and do cover Damages incurred by any Seller Indemnified Party which (i) arise from the breach of this Agreement or any documents contemplated by this Agreement by Purchaser and (ii) do not involve any third-party claim.

(b) From and after Closing, Seller shall indemnify, defend and hold harmless Purchaser, its current and former Affiliates and its and their respective members, stockholders, managers, officers, directors, employees, agents, advisors and representatives, (collectively, the “Purchaser Indemnified Parties”) against and from all Damages incurred or suffered by such Persons:

(i) caused by or arising out of or resulting from (A) Seller’s breach of any of Seller’s covenants or agreements contained in this Agreement or (B) Seller’s breach of the representation and warranty in Section 6.8 (to the extent that Purchaser does not have recourse under the R&W Policy in respect of such Damages in clause (B), including, for the avoidance of doubt, any covered amounts within the applicable retention of the R&W Policy);

(ii) caused by or arising out of or resulting from (A) any breach of any Fundamental Representation or any representation or warranty in Section 3.7 (Taxes), or the corresponding representation or warranty in the certificate delivered at Closing pursuant to Section 8.2(d), to the extent that Purchaser does not have recourse under the R&W Policy in respect of such Damages, or (B) any breach of any representation or warranty made by Seller contained in Article 3 of this Agreement (other than the Fundamental Representations and the representations and warranties in Section 3.7 (Taxes)), or the corresponding representation or warranty in the certificate delivered at Closing pursuant to Section 8.2(d) in respect of such Damages, and only to the extent of fifty percent (50%) of the amount of such Damages; provided, however, that, notwithstanding anything to the contrary, if a claim under this Section 11.2(b)(ii) for a breach of any of Seller’s representations and warranties in Article 3 is excluded under the R&W Policy pursuant to a final, non-appealable order, Seller shall indemnify the Purchaser Indemnified Parties in accordance with the limits set forth in Section 11.2(d), Section 11.4(a), Section 11.4(f), and Section 11.4(g), as applicable, from and against a breach of the representations and warranties insured under the R&W Policy with respect to which: (i) the material facts, events and conditions that caused such breach to exist first occurred after the Execution Date and (ii) a “deal team member” under the R&W Policy acquires, prior to the Closing Date, (x) actual, conscious awareness of such facts, events and conditions, and (y) actual, conscious awareness that such facts, events and conditions actually constitute a breach (such breach, an “Interim Breach”, and this proviso, the “Interim Breach Provision”);

(iii) caused by or arising out of or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Company Assets (the “Indemnified Liabilities”):

(A)	any Damages owed or incurred by a Company arising from or in connection with the Ridgewood MSA, including the termination thereof;

(B)

any Damages arising from or in connection with any Preferential Purchase Right or right to participate in the bidding for a sale with respect to any of the Companies, the Company Assets or the Acquired Membership Interests held by Ridgewood (if any), including any such right under the Second Amended and Restated Participation Agreement

dated February 10, 2016 by and between Seller and Ridgewood, as amended; and/or

(C)	the matters described on Schedule 11.2; and/or

(iv) relating to Seller Taxes.

Without limiting in any manner the provisions of this Section 11.2(b), in addition to Damages resulting from third-party claims, the indemnification obligations of Seller pursuant to Section 11.2(b) and the term “Damages” as used in this Section 11.2(b) are intended to and do cover Damages incurred by any Purchaser Indemnified Party which (i) arise from the breach of this Agreement or any documents contemplated by this Agreement by Seller and (ii) do not involve any third-party claim.

(c) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Purchaser’s exclusive remedy against each other with respect to (i) breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 3, 4, 5, 6 and 9 and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by each Party at Closing pursuant to Section 8.2(d) or Section 8.3(b), as applicable, is set forth in this Article 11, (ii) Environmental Defects (but excluding any breach of the representations or warranties under Section 3.8), is set forth in Article 6, and (iii) with respect to Title Defects, is set forth in Article 6. Except for the remedies contained in Article 6, this Section 11.2 and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Articles 3, 4, 5, 6 and 9, from and after the Closing, Seller releases, remises and forever discharges, waives and covenants not to sue Purchaser Indemnified Parties, and Purchaser releases, remises and forever discharges, waives and covenants not to sue Seller Indemnified Parties, in each case, from or for any and all Damages based on, relating to or arising out of this Agreement, or, to the extent arising prior to Closing, the ownership or operation of the Companies or the Company Assets, or the condition, quality, status or nature of the Company Assets or the assets of the Company Businesses, including rights to cost recovery or contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, claims under any other Environmental Laws, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, or any rights under insurance policies issued or underwritten by the other Party or Parties or any of its or their Affiliates.

(d) “Damages” means, subject to Section 12.17, any actual liability, loss, cost, expense, claim, award, judgment, violations, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, assessments, damages, deficiencies, Taxes, penalties, fines, obligations, responsibilities, payments and other charges (including costs and expense of operating the Company Assets) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), whether attributable to personal injury, death, property or natural environmental resource damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of Remediation of such matters, and the costs of enforcement of the indemnity. Notwithstanding the foregoing, Purchaser shall not be entitled to indemnification under the Interim Breach Provision for any Damages that does not individually exceed Seventy-Five Thousand Dollars ($75,000).

(e) Any claim for indemnity under this Section 11.2 by any current or former Affiliate, member, manager, director, officer, employee, agent, advisor or representative must be brought and administered by the applicable Party to this Agreement that such Person is associated therewith. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(e). Each of Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section 11.2(e) on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no Damages to any such other Indemnified Person for any action or inaction under this Section 11.2(e).

(f) After becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to any Damages, the Indemnified Persons shall use commercially reasonable efforts to mitigate Damages, for which efforts such Indemnified Persons are entitled or may be entitled to indemnification under this Section 11.2; provided that, to the extent the Indemnified Person incurs any costs or expenses in connection with such mitigation efforts, the Indemnifying Person shall reimburse the Indemnified Person with respect thereto upon the Indemnified Person providing the Indemnifying Person reasonable evidence of such costs and expenses.

(g) The Parties shall treat, for U.S. federal income Tax purposes, any amounts paid under this Article 11 as an adjustment to the Purchase Price.

Section 11.3 Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages means the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages means a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including those Persons identified in Section 11.2(e)).

(b) To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). The amount claimed shall be paid by the Indemnifying Person to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs. In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the

Indemnified Person shall provide its Claim Notice within thirty (30) days after the Indemnified Person has received a written claim from such third Person and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent (and only to the extent) such failure materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 11. The Indemnified Person may, during such thirty (30) day period and upon three (3) days’ prior written notice to the Indemnifying Person, file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to defend, at its sole cost and expense, the Claim, and the Indemnifying Person shall conduct such defense diligently with counsels reasonably satisfactory to the Indemnified Person; provided that no Indemnifying Person shall have the obligation to defend any Claim for which coverage is being sought under the R&W Policy. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim. Notwithstanding the foregoing, if counsel for the Indemnified Person reasonably determines that there is a conflict between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of such Claim or that there are legal defenses available to such Indemnified Person different from or in addition to those available to the Indemnifying Person, then one counsel for the Indemnified Person shall be entitled, if the Indemnified Person so elects, to participate in or conduct the defense to the extent reasonably determined by such counsel to protect the interests of the Indemnified Person, at the expense of the Indemnifying Person; provided that in no event shall the Indemnifying Person be required to pay the fees and expenses of more than one counsel selected by the Indemnified Person. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). No settlement of a Claim may be made by the Indemnifying Person without the written consent of the Indemnified Person, such consent not to be unreasonably withheld; provided, that such consent shall not be required for any settlement of a Claim that (i) is for monetary damages only and all of which have been fully discharged by the Indemnifying Person, (ii) does not include any ongoing obligations with respect to the

Indemnified Person and (iii) absolves the Indemnified Person of all Damages with respect to such Claim.

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and assume the defense thereof or (ii) if the Indemnifying Person fails to assume such defense within the time period provided above, the Indemnified Person may settle the same in the Indemnified Person’s reasonable discretion at the Indemnifying Person’s expense.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) completely cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has completely cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder.

Section 11.4 Limitation on Actions.

(a) The right to assert an indemnification claim with respect to the representations and warranties of Seller and Purchaser in Articles 3 and 4, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 8.2(d) or Section 8.3(b), as applicable, shall survive the Closing for three (3) years, except that the right to assert an indemnification claim with respect to (i) the representations and warranties of Seller in Sections 3.1(a), (b), (c) and (e) (Seller), Sections 3.2(a), (c), (d) and (e) (The Companies), Section 3.3(a), (c), (d) and (e) (Subsidiaries) and Section 3.12 (Liability for Brokers’ Fees), Section 3.26 (Bankruptcy), Section 3.30 (Bonds; Letter of Credit and Guarantees) and Section 3.33 (Specified Matters) (such representations and warranties being collectively, the “Fundamental Representations”) shall survive the Closing for six (6) years, (ii) the representations and warranties of Seller in Section 3.7 (Taxes) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations, and (iii) the representations and warranties of Purchaser in Section 4.1 (Existence and Qualification), Section 4.2 (Power), Section 4.3 (Authorization and Enforceability), Section 4.8 (Investment Intent), Section 4.10 (Liability for Brokers’ Fees), Section 4.12 (Issuance of Purchaser Parent Shares) and Section 4.16 (Bankruptcy) shall survive the Closing for six (6) years, and except, further, that the representations and warranties of Purchaser in Section 4.13 (SEC Reports) shall survive the Closing for one (1) year.

(b) The right to assert an indemnification claim for the breach of any other covenant or agreement of the Parties in this Agreement: (i) that is to be performed at or prior to Closing shall survive the Closing for twelve (12) months; or (ii) that is to be performed following Closing shall survive until twelve (12) months following the period provided in such covenants and agreements, if any, or until fully performed, except that the right to assert an indemnification claim with respect to the covenants set forth in Article 9 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations. Seller’s special warranty of Defensible Title in Section 6.8 shall survive the Closing for six (6) years.

(c) The right to assert an indemnification claim with respect to the indemnities in Section 11.2(b)(iii)(C) shall survive the Closing for a period of three (3) years.

(d) Representations, warranties, covenants and agreements shall be of no further force and effect after the date of the expiration of a right to assert an indemnification claim with respect thereto, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the applicable expiration date.

(e) The indemnities in Section 11.2(a)(ii), Section 11.2(a)(iii), Section 11.2(b)(i) and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 11.2(a)(i), Section 11.2(b)(iii)(A) and Section 11.2(b)(iii)(B) shall continue without time limit. The indemnity in Section 11.2(b)(iii)(C) shall continue in accordance with Section 11.4(c). The indemnity in Section 11.2(b)(iv) shall survive the Closing until ninety (90) days after the applicable statute of limitations has run, except as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(f) Seller shall not have any liability for any indemnification under the Interim Breach Provision, until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser for indemnification under such Section exceed an amount equal to four percent (4%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed such amount. Seller shall not have any liability for any indemnification under the Interim Breach Provision unless Purchaser provides Seller with written notice of an Interim Breach prior to the Closing Date in accordance with the notice provisions of this Agreement; provided that this requirement of Purchaser to provide written notice of any Interim Breach prior to the Closing Date shall not apply to Interim Breaches and/or the circumstance giving rise thereto notified by Seller to Purchaser pursuant to this Agreement.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) Seller shall not be required to indemnify Purchaser for claims under the Interim Breach Provision for aggregate Damages in excess of an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (ii) Seller shall not be required to indemnify Purchaser under Section 11.2(b)(ii)(B) for aggregate Damages in excess of an amount equal to $1,144,109.09, (iii) Seller shall not be required to indemnify Purchaser under Section 11.2(b)(i)(B) or Section 11.2(b)(ii)(A) for aggregate Damages in excess of an amount equal to $3,575,340.91, and (iv) Seller’s total Damages and liabilities arising out of this Agreement or the transactions contemplated hereunder, including with respect to indemnity obligations under Section 11.2(b) shall not exceed one hundred percent (100%) of the Unadjusted Purchase Price. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Parties intend that Seller’s sole and exclusive exposure from and after Closing with respect to the representations and warranties in Article 3 or in the closing certificate delivered pursuant to Section 8.2(d) shall be limited to the amounts set forth in Section 11.4(g)(i), Section 11.4(g)(ii), Section 11.4(g)(iii) and Section 11.4(g)(iv), as applicable.

(h) Notwithstanding anything herein to the contrary, for both the purposes of determining whether or not the representation or warranty of any Party in Article 3 or Article 4 or any closing certificate delivered pursuant to Section 8.2(d) or Section 8.3(b) has been breached, and the purposes of determining the amount of any Damages for which any Indemnifying Person is obligated to indemnify under Section 11.2(a)(iii) or Section 11.2(b)(ii), such determination of breach and calculation of Damages shall be made by excluding and without giving effect to any qualifiers as to materiality or Material Adverse Effect set forth in any representation or warranty of any Party in Article 3 or Article 4 or any closing certificate delivered pursuant to Section 8.2(d) or Section 8.3(b) (except in the case of the representations and warranties set forth in Section 3.14(a) and the representations and warranties made in respect of the Subsidiaries as a result of Section 3.7(p) and the corresponding representations and warranties in any closing certificate delivered pursuant to Section 8.2(d)).

(i) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds actually realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any reasonable and documented collection costs, including all the costs and expenses incurred by third parties in investigating, prosecuting, defending and collecting such recovered amount and, any deductibles paid to obtain insurance coverage, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates). From and after the Closing, Seller shall (without any obligation to incur out of pocket costs, expenses, or any obligation of Seller to undertake any liability or obligation to any Person) use good faith efforts to reasonably cooperate with Purchaser in connection with any claim made by Purchaser under the R&W Policy. Notwithstanding the foregoing, or any other provision herein, except solely with respect to the Interim Breach Provision, the risk that the R&W Policy will not respond or otherwise provide coverage (excluding, for the avoidance of doubt, retention under the R&W Policy) with respect to a given claim shall be borne entirely by Purchaser.

(j) Notwithstanding anything to the contrary contained herein, all payments made or to be made under this Article 11 to Purchaser shall be made by Seller by payment in cash and not via the return of any Purchaser Parent Shares.

(k) The representations, warranties and covenants of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the transactions contemplated hereby. In order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party or Parties set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing. The right to indemnification or other remedy based on any of the representations, warranties, covenants or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

(l) Notwithstanding anything in this Agreement to the contrary, in no event shall any Indemnified Person be entitled to recover any Damages to which such Indemnified Person has already recovered the full amount of such Damages pursuant to another provision of this Agreement or any document in connection herewith, or otherwise, and any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant, or agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by email (in pdf format) or electronic transmission is effective as an original signature to this Agreement.

Section 12.2 Notices. All notices, statements and other written communications that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English, addressed to the applicable Party and delivered personally, by email (in pdf format), by recognized courier service, by U.S. certified mail, postage prepaid, return receipt requested, or by Federal Express overnight delivery (or other reputable overnight delivery service), at the address for each Party as follows:

If to Seller:	ILX Holdings, LLC c/o Riverstone Investment Group LLC 712 Fifth Avenue, 36th Floor New York, New York 10019 Attention: General Counsel Telephone: (212) 993-0076 Email: legal@riverstonellc.com

with a copy to:	Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attention: Jeffrey S. Muñoz Telephone: (713) 546-7423 Email: jeff.munoz@lw.com

If to Purchaser and/or Purchaser Parent:	Talos Production Inc. 333 Clay Street, Suite 3300 Houston, Texas 77002 Attention: William S. Moss III Telephone: (713) 328-3000 Email: Bill.Moss@talosenergy.com with a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: Mingda Zhao; Lande Spottswood

Telephone: (713) 758-2069; (713) 758-2326

Email: mzhao@velaw.com; lspottswood@velaw.com

Any notice shall be deemed to have been duly delivered in accordance with the following: (a) if delivered personally or by recognized courier service, then upon the actual receipt by the Party hereto to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery; provided, however, that if any notice or communication is deemed given or provided on a day that is not a Business Day, or is deemed given or provided after 5:00 p.m. prevailing Central (U.S.) time on a Business Day, then such notice or communication shall be deemed to have been provided on the next Business Day. Each Party may change its address for notice by notice to the other in the manner set forth above.

Section 12.3 Expenses. Except as provided in Section 5.5, Section 5.15 and Section 9.5, all expenses incurred by Seller (or by any Company) in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits, Annexes and Schedules hereto, and all other documents to be delivered at the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.4 Records.

(a) At Closing, Seller shall deliver all Company Records that are in electronic format to Purchaser.

(b) Within fifteen (15) Business Days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser original copies of the Company Records.

(c) Seller may retain the Excluded Company Records and a copy of those Company Records relating to Tax and accounting matters that pertain to (i) non-Income Tax matters related to the Companies; or (ii) non-unitary state income Tax Returns, in each case to the extent such Tax Returns are reasonably necessary to satisfy Seller’s Tax Return filing obligations under Section 9.2 or applicable Laws; provided that, pursuant to Section 12.4(b), Seller shall provide Purchaser with the original copies of such Tax Returns to the extent they constitute Company Records.

Section 12.5 Name Change. Within ten (10) Business Days after the Closing Date, Purchaser shall make the filings required in each Company’s jurisdiction of organization to eliminate the name “ILX” and any variants thereof from the name of each Company. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Purchaser shall (a) make all other filings (including assumed name filings) required to reflect the change of name in all applicable records of Governmental Authorities and (b) eliminate the use of the name “ILX” and variants thereof from the Company Assets, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates. Purchaser shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

Section 12.6 Governing Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction.

Section 12.7 Dispute Resolution. Each Party (i) consents to personal jurisdiction in any action brought in the state or federal courts located in Harris County, Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement (including any claims made in contract, tort or otherwise relating to this Agreement or the transactions contemplated hereby), (ii) hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with the allocation of the Purchase Price pursuant to Section 2.2 or the determination of the final Cash Purchase Price pursuant to Section 2.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the state or federal courts located in Harris County, Texas and (iii) waives any rights it may have to defenses of improper venue or inconvenient forum with respect to any such dispute, controversy or claim brought in the courts contemplated by this Section 12.7. THE PARTIES HEREBY UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY ALL PARTIES TO THIS AGREEMENT.

Section 12.8 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Parties and any transfer or delegation made without such consent shall be void; provided, however, (i) following Closing, Seller shall have the right to assign its rights under this Agreement to an Affiliate so long as such Affiliate or Affiliates assume all of Seller’s obligations hereunder, but such assignment will not relieve Seller of its obligations hereunder in the event of the failure of performance by such assignee and (ii) Purchaser shall have the right to assign its rights under this Agreement to an Affiliate so long as such Affiliate or Affiliates assume all of Purchaser’s obligations hereunder, but such assignment will not relieve Purchaser of its obligations hereunder in the event of the failure of performance by such assignee. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 12.11 Entire Agreement. The Confidentiality Agreement, this Agreement, the Escrow Agreement, the Registration Rights Agreement and the documents to be executed hereunder and the Exhibits, Annexes and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.12 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 12.13 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 5.12, Section 11.2(e) and Section 12.7 and except as otherwise provided in the guarantee to be delivered pursuant to Section 8.2(k).

Section 12.14 Headings. Headings have been provided for the sections of this Agreement, the Schedules, Annexes and Exhibits for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.15 References. In this Agreement:

(a) references to any gender includes a reference to all other genders;

(b) references to the singular includes the plural, and vice versa;

(c) reference to any Article or Section means an Article or Section of this Agreement;

(d) reference to any Exhibit, Annex or Schedule means an Exhibit, Annex or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f) unless expressly provided to the contrary, the word “or” is not exclusive;

(g) references to “$” or “Dollars” means United States Dollars;

(h) any accounting terms not otherwise defined herein have the meaning ascribed to it by the Accounting Principles;

(i) references to any applicable Law means such applicable Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; and

(j) “include” and “including” means include or including without limiting the generality of the description preceding such term.

Section 12.16 Construction. Each of Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 12.17 Limitation on Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE EITHER SELLER OR PURCHASER TO MAKE CLAIMS, INCLUDE IN CALCULATION OR SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (OTHER THAN PUNITIVE, SPECIAL OR INDIRECT DAMAGES SUFFERED BY THIRD PERSONS FOR WHICH RESPONSIBILITY IS ALLOCATED BETWEEN THE PARTIES PURSUANT TO THE TERMS OF THIS AGREEMENT), AND EACH OF SELLER AND PURCHASER EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.18 Specific Performance. Each of the Parties acknowledges that its obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event it should default in the performance of its obligations under this Agreement. Accordingly, in the event of any breach of any agreement or covenant set forth in this Agreement (other than under Articles 3 and 4), Purchaser, in the case of a breach by Seller, and Seller, in the case of a breach by Purchaser, may be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting Party to affirmatively carry out its obligations under this Agreement, and each of the Parties hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach. Such equitable relief shall be in addition to any other remedy to which each of the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each of the Parties hereby waives any requirements for the securing or posting of any bond with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any of the Parties, each of whom expressly reserves any and all rights and remedies available to it at law or in equity in the event of any breach or default by the others under this Agreement prior to the Closing.

Section 12.19 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

ILX HOLDINGS, LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

PURCHASER:

TALOS PRODUCTION INC.

By:	/s/ Timothy S. Duncan
	Name:	Timothy S. Duncan
	Title:	President and Chief Executive Officer

Solely with respect to its obligations related to the Purchaser Parent Shares.

PURCHASER PARENT:

TALOS ENERGY INC.

By:	/s/ Timothy S. Duncan
	Name:	Timothy S. Duncan
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

EXHIBITS, ANNEXES AND SCHEDULES

TO THE ILX I PURCHASE AND SALE AGREEMENT

The Article and Section references set forth in the Exhibits, Annexes and Schedules refer primarily to the Articles or Sections of that certain Purchase and Sale Agreement, dated as of December 10, 2019, by and among ILX Holdings, LLC, as Seller, Talos Production Inc., as Purchaser, and, solely with respect to its obligations related to the Purchaser Parent Shares, Talos Energy Inc. (the “ILX I PSA”), related to the sale of the equity interests in the entities listed on Exhibit B (each, a “Company”, and collectively, the “Companies”). Capitalized terms used herein but not defined have the respective meanings assigned to such terms in the ILX I PSA.

LIST OF EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS:

Exhibit A	Form of Assignment of Interests
Exhibit B	Companies
Exhibit C	Form of Escrow Agreement
Exhibit D	Title/Environmental Disputes
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Seller Guarantee
Exhibit G	Form of Excluded Assets Assignment
Exhibit H	R&W Policy

ANNEXES:

Annex 1	Company Assets
Part A	Company Leases
Part B	Company Wells
Part C	Company Contracts
Part D-1	Company Rights-of-Way
Part D-2	Company Personal Property
Part E	Company Excluded Assets

SCHEDULES:

Schedule A	Sinking Funds
Schedule 1.2	Permitted Encumbrances
Schedule 3.3	Subsidiaries
Schedule 3.6	Litigation
Schedule 3.7	Taxes
Schedule 3.8	Environmental Law
Schedule 3.9	Compliance with Laws
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Affiliate Contracts
Schedule 3.10(c)	Certain Material Contract Matters
Schedule 3.11(a)	Preferential Purchase Rights
Schedule 3.11(b)	Consents
Schedule 3.13	Outstanding Capital Commitments
Schedule 3.14	Absence of Certain Changes
Schedule 3.17	Insurance
Schedule 3.19	Payout; Take-or-Pay
Schedule 3.20	Non-Consent Operations
Schedule 3.21(a)	Wells
Schedule 3.21(b)	P&A’d Wells
Schedule 3.21(c)	Decommissioning Obligations
Schedule 3.22	Imbalances

Schedule 3.23	Royalties
Schedule 3.24	Leases
Schedule 3.27	Bank Accounts
Schedule 3.28	Intellectual Property
Schedule 3.30(a)	Bonds; Letters of Credit; Guarantees
Schedule 3.30(b)	Other Credit Support Items
Schedule 3.33	Specified Matters
Schedule 5.2	Operation of Business
Schedule 5.3	Conduct of the Companies
Schedule 5.10	Affiliate Transactions
Schedule 11.2	Indemnified Liabilities

Exhibit Version

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

This Assignment of Membership Interests (this “Assignment”) is executed as of [            ], 2020 (the “Closing Date”), by and between ILX Holdings, LLC, a Delaware limited liability company (“Assignor”), and Talos Production Inc., a Delaware corporation (“Assignee”). Each of Assignor and Assignee is individually referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the PSA (as defined below).

BACKGROUND:

A. Reference is made to that certain Purchase and Sale Agreement, by and among Assignor, Assignee and, solely with respect to its obligations related to the Purchaser Parent Shares, Talos Energy Inc., dated December [__], 2019 (as amended, restated, modified or supplemented from time to time, the “PSA”).

B. Assignor owns all of the issued and outstanding membership interests (such membership interests, collectively, the “Acquired Membership Interests”) of each of the entities listed on Exhibit A attached hereto (each, a “Company” and collectively, the “Companies”).

C. In accordance with the PSA, Assignor desires to assign to Assignee, and Assignee desires to accept, and assume ownership of, all of the Acquired Membership Interests (the “Assignment”).

D. After giving effect to the Assignment, Assignee will hold all of the Acquired Membership Interests.

Accordingly, in consideration of the mutual covenants and agreements contained herein and in the PSA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ASSIGNMENT:

1. Assignment. Subject to the terms and conditions of this Assignment and the PSA, Assignor hereby irrevocably sells, transfers, conveys, assigns and delivers to Assignee the Acquired Membership Interests.

2. Acceptance and Assumption. Subject to the terms and conditions of this Assignment and the PSA, Assignee hereby accepts, and assumes ownership of, the Acquired Membership Interests.

3. Effect of Assignment. Effective as of Closing (and without limiting any of the liability or expense allocations set forth in the PSA), (i) Assignee shall be the owner of the Acquired Membership Interests in accordance with this Assignment, (ii) Assignee shall be admitted as a Member (as defined in the Organizational Documents of each Company, as applicable) of each of the Companies, such admission shall hereby be deemed evidenced by this Assignment, and this Assignment shall be included in the books and records of each of the Companies to reflect such admission and (iii) Assignor shall be deemed to have withdrawn as a

Member of each of the Companies, cease to be a Member of each of the Companies and cease to have any right, title or interest in or to the Acquired Membership Interests and/or any of the Companies and, except as provided in the PSA, shall have no further obligations with respect to the Acquired Membership Interests or the assets or liabilities of the Companies or otherwise under the Organizational Documents of any of the Companies.

4. PSA. Assignor and Assignee acknowledge and agree that this Assignment is being delivered under, and is subject to, all of the terms, conditions and limitations stated in the PSA. Nothing in this Assignment shall be deemed to supersede, enlarge or modify any of the provisions of the PSA. Should there be any conflict between the terms and provisions of this Assignment and the PSA, the terms and provisions of the PSA shall prevail.

5. Further Assurances. After the Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as may be reasonably requested by the other Party for carrying out the purposes of this Assignment or of any document delivered pursuant to this Assignment.

6. Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Assignment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7. Miscellaneous. Section 12.1 (Counterparts), Section 12.6 (Governing Law), Section 12.7 (Dispute Resolution), Section 12.8 (Captions), Section 12.9 (Waivers), Section 12.10 (Assignment), Section 12.12 (Amendment), Section 12.13 (No Third-Person Beneficiaries), Section 12.14 (Headings), Section 12.15 (References), Section 12.16 (Construction), and Section 12.19 (Time of Essence) of the PSA are incorporated herein, mutatis mutandis.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the Closing Date.

ASSIGNOR:

ILX HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to ILX I Assignment of Membership Interests]

ASSIGNEE:

TALOS PRODUCTION INC.

By:
Name:
Title:

[Signature Page to ILX I Assignment of Membership Interests]

EXHIBIT A

COMPANIES1

[1]	NTD: To conform to Exhibit B of the PSA.

ATTACHED TO AND MADE PART OF THE ILX I PSA

EXHIBIT B

COMPANIES

•	ILX Prospect Beta, LLC

•	ILX Prospect Caddis, LLC

•	ILX Prospect Diller, LLC

•	ILX Prospect Marmalard, LLC

•	ILX Prospect Niedermeyer, LLC

•	ILX Prospective Leases, LLC

•	ILX I Sales & Transport, LLC

EXHIBIT C

FORM OF ESCROW AGREEMENT

[See attached.]

ESCROW AGREEMENT

by and among

ILX HOLDINGS, LLC, as Seller

and

TALOS PRODUCTION INC., as Buyer

and

CITIBANK, N.A., as Escrow Agent

Dated as of December 10, 2019

This ESCROW AGREEMENT (this “Agreement”), dated as of December 10, 2019 (the “Execution Date”), by and among Talos Production Inc., a Delaware corporation (the “Buyer”), ILX Holdings, LLC, a Delaware limited liability company (the “Seller”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). Each of Buyer and Seller are sometimes collectively referred to herein as the “Interested Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement (as defined below), to the extent such terms are defined in the Purchase Agreement.

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of the Execution Date (as the same may be amended from time to time, the “Purchase Agreement”), by and among the Interested Parties, and solely with respect to the limited purposes set forth therein, Talos Energy Inc., a Delaware corporation, the Interested Parties have agreed to establish an escrow arrangement for the purpose of placing into escrow the Escrow Property.

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1. Establishment of Escrow Account. On the Execution Date, in accordance with the terms of the Purchase Agreement, Buyer shall deposit with the Escrow Agent in immediately available funds the amount of Fourteen Million Three Hundred and One Thousand Three Hundred and Sixty-Three Dollars and Sixty-Four Cents ($14,301,363.64) (the “Escrow Deposit”, together with (a) any additional amount(s) delivered to the Escrow Agent pursuant to the Purchase Agreement and (b) any investment income or proceeds received from the investment of such amount(s) from time to time pursuant to Section 3 below, the “Escrow Property”), and the Escrow Agent shall hold the Escrow Property in an account established with the Escrow Agent (the “Escrow Account”). Prior to delivery of any such amounts other than the Escrow Deposit, Buyer shall notify the Escrow Agent and Seller in writing of the amount and expected date of deposit.

2. Claims and Payment; Release from Escrow. The Escrow Agent shall disburse the Escrow Property (or portions thereof) from time to time to Buyer or Seller as set forth in, and in accordance with, the joint written instructions of the Interested Parties, each (a) signed by an authorized representative of Buyer listed on Schedule B and an authorized representative of Seller listed on Schedule C, (b) with respect to Buyer, confirmed by telephone callback as set forth on Schedule B, and with respect to Seller, confirmed by telephone callback as set forth on Schedule C, and (c) substantially in the form attached hereto as Schedule D (“Joint Instructions”). Joint Instructions provided to the Escrow Agent do not need to be included on a single document, and may be provided by Seller and Buyer in separate counterparts. Upon receipt of Joint Instructions with respect to the Escrow Property (or portions thereof), the Escrow Agent shall promptly, but in any event within one (1) Business Day after receipt of any Joint Instructions, disburse the Escrow Property (or portions thereof) to the party or parties set forth in, and in accordance with, such Joint Instructions. Either Seller or Buyer may deliver to the Escrow Agent, with a copy to the non-delivering Interested Party, a certified copy of a final non-appealable judgment or order of a court of competent jurisdiction or a final non-appealable arbitration decision (each, a “Judgment”) awarding all or any part of the Escrow Property to Seller or Buyer, as applicable. Within ten (10) Business Days after receipt of such Judgment, the Escrow Agent shall disburse the Escrow Property (or the applicable portion thereof) as directed by such Judgment. For purposes of this Agreement, “Business Day” shall mean any day that the Escrow Agen is open for business.

3. Investment of Funds.

(a) Initially, until otherwise directed by Joint Instructions executed by the Interested Parties, the Escrow Property will be uninvested.

(b) The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4. Tax Matters.

(a) The Interested Parties agree that, for U.S. federal and applicable state income tax purposes, any earnings or proceeds with respect to the Escrow Property shall be treated as follows: (i) with respect to the Escrow Deposit (to the extent earned prior to Closing), as the income of the Buyer in accordance with Treasury Regulation Section 1.468B-7(c), and (ii) with respect to the Escrow Property held by the Escrow Agent immediately after Closing or deposited with the Escrow Agent by Buyer at or after Closing, as the income of the Seller, pursuant to Proposed Treasury Regulation Section 1.468B-8(h)(2), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final regulations. Any such earnings or proceeds shall be reported on an annual basis by the Escrow Agent on the appropriate United States Internal Revenue Service (“IRS”) Form 1099 (or IRS Form 1042-S), as required pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. The Interested Parties and the Escrow Agent agree that the Escrow Agent will not be responsible for providing tax reporting and withholding for payments which are for compensation for services performed by an employee or independent contractor. Neither Buyer nor Seller shall take any position for U.S. federal or applicable state income tax purposes that is inconsistent with the provisions of this Section 4(a).

(b) If IRS imputed interest requirements apply, the Interested Parties are solely responsible to inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations, and direct the Escrow Agent to disburse imputed interest amounts. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such calculations or information.

(c) The Interested Parties shall upon the execution of this Agreement provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 or applicable IRS Form W-8, in the case of a non-U.S. person, for each payee, together with any other documentation and information reasonably requested by the Escrow Agent in connection with the Escrow Agent’s tax reporting obligations under the Code and the regulations thereunder. With respect to the Escrow Agent’s tax reporting obligations under the Code, the Foreign Account Tax Compliance Act and the Foreign Investment in Real Property Tax Act and any other applicable law or regulation, the Interested Parties understand that, in the event valid U.S. tax forms or other required supporting documentation are not provided to the Escrow Agent, the Escrow Agent may be required to withhold tax from the Escrow Property and report account information on any earnings, proceeds or distributions from the Escrow Property.

(d) Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property. The Interested Parties agree, jointly and severally, to indemnify and hold the Escrow Agent harmless pursuant to Section 6(c) hereof from any liability or obligation on account of taxes, assessments, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent with respect to the Escrow Property.

(e) The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

5. Concerning the Escrow Agent.

(a) Escrow Agent Duties. Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement; provided, that in the event of a conflict between this Agreement and the Purchase Agreement, the Purchase Agreement shall control as between Buyer and Seller), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (iii) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Escrow Property hereunder.

(b) Liability of Escrow Agent. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction). In no event shall the Escrow Agent be liable for indirect, incidental, consequential, punitive or special losses or damages (including but not limited to lost profits), regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated. The Escrow Agent shall be entitled to rely upon any instruction, notice, request or other instrument delivered to it without being required to determine the authenticity or validity thereof, or the truth or accuracy of any information stated therein. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement, execute any document, or send any instruction in connection with the provisions hereof has been duly authorized to do so (provided that the Escrow Agent may so act or so assume only after compliance with the telephone callback requirements set forth on Schedule B and Schedule C). The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians and/or nominees. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

(c) Reliance on Orders. The Escrow Agent is authorized to comply with Judgments issued or final process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any Judgment, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any Judgment, or in case any writ, Judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized to rely upon and comply with any such writ, Judgment or decree which it is advised by counsel is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such writ, Judgment or decree, it shall not be liable to any of the Interested Parties hereto or to any other person or entity by reason of such compliance even though such writ, Judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

6. Compensation, Expense Reimbursement and Indemnification.

(a) Compensation. Each of the Interested Parties covenants and agrees, jointly and severally, to pay the Escrow Agent’s compensation specified in Schedule A. Each of the Interested Parties covenants and agrees, jointly and severally, to pay to the Escrow

Agent all reasonable and documented out-of-pocket third party expenses actually incurred by the Escrow Agent in the performance of its role under this Agreement after the date hereof, without duplication of any other escrow agreement entered into in connection herewith.

(b) Security and Offset. The Interested Parties hereby grant to the Escrow Agent a first lien upon, and right of offset against, the Escrow Property with respect to any fees or expenses due to the Escrow Agent hereunder (including any claim for indemnification hereunder). In the event that any fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the delivery of an invoice for the payment of such fees and expenses or the written demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees and expenses from the Escrow Property and may sell, convey or otherwise dispose of the Escrow Property (or necessary portion thereof) for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(c) Indemnification. Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers, directors, affiliates, and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Indemnified Party, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, costs and expenses, except to the extent such loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from the Indemnified Party’s own gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

7. Dispute Resolution. In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until the Escrow Agent shall have received (i) a final non-appealable order, Judgment or decree by a court of competent jurisdiction which resolves the applicable conflict or dispute, or (ii) a written agreement executed by each of the Interested Parties involved in such disagreement, in which case the Escrow Agent shall be authorized to disburse the Escrow Property (or any portion thereof) in accordance with such final court order, Judgment, decree or agreement. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to petition (by means of filing an action in interpleader or any other appropriate method) any court of competent jurisdiction, for instructions with respect to any dispute or uncertainty, and to the extent required or permitted by law, pay into such court the Escrow Property (or any portion thereof) for holding and disposition in accordance with the instructions of such court. The reasonable and documented out-of-pocket third party costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) actually incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties.

8. Entire Agreement; Exclusive Benefit. Except for the Purchase Agreement with respect to solely Buyer and Seller, this Agreement constitutes the entire agreement between the parties and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property. This Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No Interested Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Interested Party delegate any of its rights or duties hereunder, without the prior written consent of the other Interested Party and any transfer or delegation made without such consent shall be null and void; provided, however, that (i) following Closing, Seller shall have the right to assign its rights under this Agreement to an Affiliate so long as such Affiliate or Affiliates assume all of Seller’s obligations hereunder, but such assignment will not relieve Seller of its obligations hereunder in the event of the failure of performance by such assignee and (ii) Buyer shall have the right to assign its rights under this Agreement to an Affiliate so long as such Affiliate or Affiliates assume all of Buyer’s obligations hereunder, but such assignment will not relieve Buyer of its obligations hereunder in the event of the failure of performance by such assignee. The Escrow Agent may not assign any of its rights or obligations under this Agreement without the prior written consent of the Interested Parties.

9. Resignation and Removal.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such 30-day period, the Escrow Agent may either (A) safe keep the Escrow Property until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c) Upon receipt of Joint Instructions from the Interested Parties of the identity of the successor escrow agent, the Escrow Agent shall deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs and expenses provided for elsewhere herein. Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10. GOVERNING LAW; JURISDICTION; WAIVERS. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, FOR ANY PROCEEDINGS COMMENCED REGARDING THIS AGREEMENT. THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR THE DETERMINATION OF ALL ISSUES IN SUCH PROCEEDINGS AND IRREVOCABLY WAIVE ANY OBJECTION TO VENUE OR INCONVENIENT FORUM FOR ANY PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING RELATING TO THIS AGREEMENT.

11. Representations and Warranties. Each of the Interested Parties represents and warrants that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equity principles.

12. Notices; Instructions.

(a) Any notice or instruction hereunder shall be in writing in English, and may be sent by (i) secure file transfer or (ii) electronic mail with a scanned attachment thereto of an executed notice or instruction, and shall be effective upon actual receipt by the Escrow Agent in accordance with the terms hereof. Any notice or instruction must be executed by an authorized person of an Interested Party (the person(s) so designated from time to time, the “Authorized Persons”). Each of the applicable persons designated on Schedule B and Schedule C attached hereto have been duly appointed to act as Authorized Persons hereunder and individually have full power and authority to execute any notices or instructions, to amend, modify or waive any provisions of this Agreement, and to take any and all other actions permitted under this Agreement, all without further consent or direction from, or notice to, it or any other party. Any notice or instruction must be originated from a corporate domain. Any change in designation of Authorized Persons shall be provided by written notice, signed by an Authorized Person, and actually received and acknowledged by the Escrow Agent. Any communication from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted in accordance with the Escrow Agent’s internal procedures. The Interested Parties agree that the above security procedures are commercially reasonable.

If to the Buyer:

Talos Production Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention: William S. Moss III

Telephone: (713) 328-3000

E-mail: Bill.Moss@talosenergy.com

If to the Seller:

ILX Holdings, LLC

c/o Riverstone Investment Group LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: General Counsel

Telephone: (212) 993-0076

Email: legal@riverstonellc.com

If to the Escrow Agent:

Citibank, N.A.

Agency & Trust

480 Washington Blvd 30th Floor

Jersey City, NJ 07310

Attention: Daniel Rothman

Telephone: 201-763-1887

E-mail: cts.spag@citi.com and daniel.rothman@citi.com

(b) Any funds to be paid by the Escrow Agent hereunder shall be sent by wire transfer as may be instructed by the Interested Parties (including by Joint Instructions (and pursuant to Section 2 with regards to callbacks) or a Judgment).

(c) In the case of the Escrow Account, payments to the Escrow Agent shall be sent by wire transfer pursuant to the following instructions: CITIBANK, N.A., ABA: 0210-0008-9; Account Name: Escrow Concentration Account; A/C#.: 36855852; Ref: Talos ILX Escrow A/C # 12440800.

13. Amendment; Waiver. Any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement. No waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged.

14. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15. Mergers and Conversions. Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

16. Termination. This Agreement shall terminate and the Escrow Account shall be closed upon the distribution of the entirety of the Escrow Property from the Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Scanned signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any non-US entity, whereby originals are required.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:
Name: Daniel Rothman
Title: Senior Trust Officer

BUYER:
TALOS PRODUCTION INC.

By:
Name: Timothy S. Duncan
Title: President and Chief Executive Officer

SELLER:
ILX HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Escrow Agreement

SCHEDULE A

ESCROW AGENT FEE SCHEDULE

[See attached]

A-1

SCHEDULE B

AUTHORIZED LIST OF SIGNERS

Each of the following person(s) is authorized to execute documents and to direct the Escrow Agent as to all matters, including funds transfers, on the Buyer’s behalf.

TALOS PRODUCTION INC.

		Specimen Signature	Please check(1):
			Upload	Maker	Checker
Name	Timothy S. Duncan		☐	☐	☐
Title	President and Chief Executive Officer
Phone	(713) 328-3020
E-mail Address*	Tim.Duncan@talosenergy.com

Name	Shannon E. Young III
Title	Executive Vice President and Chief Financial Officer		☐	☐	☐
Phone	(713) 328-3004
E-mail Address*	Shane.Young@talosenergy.com

Name	Sergio L. Maiworm, Jr.
Title	Vice President of Finance,		☐	☐	☐
Investor Relations and Treasurer
Phone	(713) 328-3008
E-mail Address*	Sergio.Maiworm@talosenergy.com

With respect to Buyer, the Escrow Agent shall confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name
+1 (713) 328-3020	Timothy S. Duncan
+1 (713) 328-3004	Shannon E. Young III
+1 (713) 328-3008	Sergio L. Maiworm, Jr.

*	must be a corporate domain
(1)	Secure File Transfer Designation Descriptions:

UPLOAD ONLY: The individual is authorized to upload such notices or instructions to the SFTP site. (NO CHECKER REQUIRED)

MAKER: The individual is authorized to create and upload such notices or instructions to the SFTP site.

CHECKER: The individual is authorized to authenticate and approve such notices or instructions to the SFTP site

B-1

SCHEDULE C

AUTHORIZED LIST OF SIGNERS

Each of the following person(s) is authorized to execute documents and to direct the Escrow Agent as to all matters, including funds transfers, on the Seller’s behalf.

ILX HOLDINGS, LLC

		Specimen Signature	Please check(1):
			Upload	Maker	Checker
Name	Robert Tichio		☐	☐	☐
Title	Managing Director
Phone	(212) 271-2935
E-mail Address*	rtichio@riverstonellc.com

Name	Alfredo Marti
Title	Partner		☐	☐	☐
Phone	(212) 993-0076
E-mail Address*	amarti@riverstonellc.com

Name	Peter Haskopoulos
Title	Managing Director		☐	☐	☐
Phone	(212) 271-6247
E-mail Address*	peter@riverstonellc.com

With respect to Seller, the Escrow Agent shall confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name
+1 (212) 271-6247	Peter Haskopoulos

*	must be a corporate domain
(1)	Secure File Transfer Designation Descriptions:

UPLOAD ONLY: The individual is authorized to upload such notices or instructions to the SFTP site. (NO CHECKER REQUIRED)

MAKER: The individual is authorized to create and upload such notices or instructions to the SFTP site.

CHECKER: The individual is authorized to authenticate and approve such notices or instructions to the SFTP site

C-1

SCHEDULE D

JOINT INSTRUCTIONS

TO:	Daniel Rothman

VP and Senior Trust Officer

Citibank Issuer Services

480 Washington Blvd 18th Floor

Jersey City, NJ 07310

Phone: 201-763-1887

email: daniel.rothman@citi.com

and cts.spag@citi.com

These joint instructions are issued as of the [    ] day of [        ], 20[    ], pursuant to Section 2 of that certain Escrow Agreement dated as of December [    ], 2019 (the “Escrow Agreement”) by and among Talos Production Inc., a Delaware corporation (“Buyer”), ILX Holdings, LLC, a Delaware limited liability company (“Seller”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this the Escrow Agreement, and any successors appointed pursuant to the terms thereof (Citibank in such capacity, the “Escrow Agent”). Capitalized terms used herein shall have the meaning ascribed to them in the Escrow Agreement.

The parties to this certificate are now jointly instructing Escrow Agent to pay to [Buyer] [Seller] an amount equal to $[                    ] out of the Escrow Account, Account Number [                    ] by wire transfer of immediately available funds to:

[Insert wire instructions]

Each of the undersigned hereby represents and warrants that it has been authorized to execute this certificate. These joint instructions may be signed in counterparts (including by scanned copies of counterparts delivered by electronic transmission), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

BUYER:	SELLER:

TALOS PRODUCTION INC.	ILX HOLDINGS, LLC

By:	By:

Name:	Name:

Title:	Title:

D-1

EXHIBIT D

TITLE/ENVIRONMENTAL DISPUTES

All Disputed Matters not finally resolved by the Parties shall be resolved pursuant to this Exhibit D.

(a) Disputed Environmental Matters shall be submitted to a mutually agreed upon nationally recognized independent environmental consulting firm with ten (10) years’ experience as an environmental consultant involving oil and gas properties in the area where the applicable Environmental Defect Property is located (the “Environmental Arbitrator”), and (b) Disputed Title Matters shall be submitted to a mutually agreed upon attorney with at least ten (10) years’ experience as an oil and gas title attorney involving oil and gas properties in the area where the applicable Title Defect Property is located (the “Title Arbitrator” and together with the Environmental Arbitrator, the “Defect Arbitrator”). In the event Purchaser and Seller are unable to mutually agree upon a Defect Arbitrator within twenty (20) days after a Party submitting a matter pursuant to the terms of this Exhibit D, then Seller and Purchaser shall promptly (but in any event within three (3) days after such twentieth (20th) day after a Party’s submission of such matter) nominate a candidate to be the applicable Defect Arbitrator, and such two (2) candidates so nominated shall together within five (5) days elect and determine the applicable Defect Arbitrator (and if such nominated candidates are unable to agree on the Defect Arbitrator within such five (5)-day period, the Defect Arbitrator will be selected by the Houston, Texas office of the American Arbitration Association). The Defect Arbitrator (i) shall not have worked as an employee, consultant, contractor or outside counsel for any Party or any Affiliate of any Party during the five (5)-year period preceding the arbitration or have any financial interest in the dispute, and (ii) shall satisfy the qualifications set forth in (a) or (b) above, as applicable.

The arbitration proceeding shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Agreement. The applicable Defect Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. With respect to each Disputed Matter, as applicable, the Defect Arbitrator shall rule in favor of either Seller’s position (including as to the amount, if any, owed) with respect to such Disputed Matter or Purchaser’s position (including as to the amount, if any, owed) with respect to such Disputed Matter.

The decision of the Defect Arbitrator shall be rendered in writing and shall be final and binding upon the Parties as to the Disputed Matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their case.

The Defect Arbitrator shall not have any authority to award exemplary or punitive damages. The sole forum for the arbitration shall be Harris County, Texas and all hearings shall be conducted in Harris County, Texas. Each Party shall bear one-half of the costs and expenses of arbitration, including reasonable compensation of the Defect Arbitrator.

Neither Seller nor Purchaser subject to this Exhibit D will commence or prosecute any suit or action against the other Party subject to this Exhibit D relating to the Disputed Matter, other

D-1

than as may be necessary to compel arbitration under this Exhibit D or to enforce the award of the board of arbitration.

In making a determination, the applicable Defect Arbitrator shall be bound by the terms set forth in this Agreement with respect to the Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects and Environmental Defect Amounts, as applicable, or otherwise and may consider such other matters as in the opinion of the applicable Defect Arbitrator are necessary or helpful to make a proper determination. Additionally, the applicable Defect Arbitrator may consult with and engage any disinterested non-party to advise the arbitrator, including title attorneys from other states and petroleum engineers. The applicable Defect Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Matter submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter.

No matters whatsoever, other than the Disputed Matters, are subject to the agreement to arbitrate embodied in this Exhibit D.

Notwithstanding Section 12.6 of this Agreement, Disputed Title Matters shall be governed by and construed in accordance with the Laws of the jurisdiction where the applicable Title Defect Property is located, without regard to principles of conflicts of laws that would direct the application of the Laws of another jurisdiction.

D-2

Exhibit Version

EXHIBIT E

FORM OF AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Registration Rights Agreement (the “Original Agreement”), dated as of May 10, 2018, by and between Talos Energy Inc., a Delaware corporation (the “Company”), and each of the other parties set forth on the signature pages to the Original Agreement (the “Original Holders”), is entered into as of [•], by and between the Company and each of the other parties set forth on the signature pages hereto. The Company and the other parties hereto are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.” Capitalized terms used in this Amendment but not defined herein have the meanings assigned to such terms in the Original Agreement.

WHEREAS, the Company and the Original Holders entered into the Original Agreement on May 10, 2018, pursuant to which, among other things, the Company granted certain registration rights to the Original Holders;

WHEREAS, in consideration of the mutual benefits to be derived from the Acquisitions (as defined herein) and this Amendment, the Company and the parties hereto desire to enter into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Definitions.

(a) Additional Definitions. The following terms are hereby added to the definitions included in Section 1.01 of the Original Agreement:

“Acquisitions” means the transactions contemplated by the (i) Purchase and Sale Agreement, dated as of December [●], 2019, by and among the Company, Talos Production and ILX Holdings, LLC, a Delaware limited liability company, (ii) Purchase and Sale Agreement, dated as of December [●], 2019, by and among the Company, Talos Production and ILX Holdings II, LLC, a Delaware limited liability company, (iii) Purchase and Sale Agreement, dated as of December [●], 2019, by and among the Company, Talos Production and ILX Holdings III LLC a Delaware limited liability company, and (iv) Purchase and Sale Agreement, dated as of December [●], 2019, by and among the Company, Talos Production and Castex Energy 2014, LLC, a Delaware limited liability company, collectively, including in each case the issuance of Common Stock to any New Riverstone Entity as set forth in any such agreement.

“New Riverstone Entities” means ILX Holdings, LLC, a Delaware limited liability company, ILX Holdings II, LLC, a Delaware limited liability company, ILX Holdings III LLC, a

Delaware limited liability company, Riverstone V Castex 2014 Holdings, L.P., a Delaware limited partnership, and REL US Partnership, LLC, a Delaware limited liability company.

“Talos Production” means Talos Production Inc., a Delaware corporation.

(b) Revised Definitions. The following terms defined in the Original Agreement are hereby replaced with the following:

“Agreement” means the Registration Rights Agreement, dated as of May 10, 2018, between the Company and each of the other parties set forth on the signature pages thereto, as amended by the Amendment No. 1 to Registration Rights Agreement, dated as of [●], 2019, and as further amended or otherwise modified from time to time.

“Registrable Securities” means (i) any Common Stock held by any of the Principal Holders and the Legacy Holders or any of their respective Affiliates as of May 10, 2018 (after giving effect to the consummation of the Transactions), (ii) any Common Stock held by any of the New Riverstone Entities as of [●], 2019 that was issued in connection with the consummation of any of the Acquisitions and (iii) any Common Stock of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization, which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof. For the avoidance of doubt, any Person that (or whose Common Stock) is managed by a Legacy Holder or by the same investment manager as a Legacy Holder shall be considered an Affiliate of such Legacy Holder for purposes of the definition of “Registrable Securities” in this Agreement.

“Riverstone Entities” means, collectively, Riverstone Talos Energy Equityco LLC, a Delaware limited liability company, Riverstone Talos Energy Debtco LLC, a Delaware limited liability company, Riverstone V FT Corp Holdings, L.P., a Delaware limited partnership, and the New Riverstone Entities.

Section 1.02. Registration Rights. Section 2.01 of the Original Agreement is hereby replaced in its entirety as follows:

“Section 2.01. Demand Registration. Upon the written request (a “Notice”) by a Principal Holder, Legacy Holder or any other Holder owning or controlling at least five percent (5%) of the then outstanding Registrable Securities (subject to adjustment pursuant to Section 3.04), the Company shall file with the Commission, as soon as reasonably practicable, but in no event more than 30 days following the receipt of the Notice, a registration statement (each, a “Registration Statement”) under the Securities Act providing for the resale of the Registrable Securities (which may, at the option of the Holders giving such Notice, be a registration statement under the Securities Act that provides for the resale of the Registrable Securities pursuant to Rule 415 from time to time by the Holders (a “Shelf Registration Statement”)). The Company shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all

2

Registrable Securities covered by such Registration Statement. To the extent the initial Registration Statement is not made on Form S-3, the Company shall, upon becoming eligible to file a registration statement on Form S-3, prepare and file a new Registration Statement on Form S-3 to replace the initial Registration Statement and use its best efforts to cause such subsequent Registration Statement to be declared effective by the Commission as soon as reasonably practicable thereafter. The Company shall use its commercially reasonable efforts to cause each Registration Statement filed pursuant to this Section 2.01 to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). Each Registration Statement when effective (and the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Holder shall be limited to two demand registrations under this Section 2.01 in any twelve-month period (provided, however, that there shall be no limit on the number of Shelf Registration Statements that may be required by the Holders hereunder), and the Company shall not be obligated to file more than one Registration Statement within 120 days after the effective date of any Registration Statement filed by the Company.”

ARTICLE II

MISCELLANEOUS

Section 2.01. Amendment. No amendment of this Amendment shall be valid unless such amendment is made in accordance with Section 3.11 of the Original Agreement.

Section 2.02. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Amendment by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 2.03. Headings. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 2.04. Governing Law. The laws of the State of New York shall govern this Amendment.

Section 2.05. Severability of Provisions. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 2.06. Effect of the Amendment. Except as amended by this Amendment, all other terms of the Original Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by each Party.

3

[Signature pages follow]

4

IN WITNESS WHEREOF, the parties hereto execute this Amendment, effective as of the date first above written.

TALOS ENERGY INC.

By:
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

AP TALOS ENERGY LLC
a Delaware limited liability company

By:
Name:	Christopher R. Gruszczynski
Title:	Vice President

AP TALOS ENERGY DEBTCO LLC
a Delaware limited liability company

By:
Name:	Christopher R. Gruszczynski
Title:	Vice President

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

AP OVERSEAS TALOS HOLDINGS PARTNERSHIP, LLC
a Delaware limited liability company

By:	Apollo Management VII, L.P.,
its manager

By:	AIF VII Management, LLC,
its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President and Assistant Secretary

By:	Apollo Commodities Management, L.P., with respect to Series I, its manager

By:	Apollo Commodities Management GP, LLC, its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President and Assistant Secretary

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

AIF VII (AIV), L.P.
a Delaware limited partnership

By:	Apollo Advisors VII (APO DC), L.P., its general partner

By:	Apollo Advisors VII (APO DC-GP), LLC, its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President and Assistant Secretary

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

ANRP DE HOLDINGS, L.P.
a Delaware limited partnership

By:	Apollo ANRP Advisors (APO DC), L.P., its general partner

By:	Apollo Advisors VII (APO DC-GP), LLC, its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President and Assistant Secretary

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

RIVERSTONE TALOS ENERGY EQUITYCO LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE TALOS ENERGY DEBTCO LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE V FT CORP HOLDINGS, L.P.
a Delaware limited partnership

By:	Riverstone Energy Partners V, L.P., its general partner

By:	Riverstone Energy GP V, LLC its general partner

By:
Name:	Peter Haskopoulos
Title:	Managing Director

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

ILX HOLDINGS, LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

ILX HOLDINGS II, LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

ILX HOLDINGS III LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE V CASTEX 2014 HOLDINGS, L.P.

By: RIVERSTONE V REL HOLDINGS GP, LLC, its general partner

By:
Name:	Peter Haskopoulos
Title:	Managing Director

REL US PARTNERSHIP, LLC

By:
Name:	Peter Haskopoulos
Title:	Managing Director

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

FRANKLIN ADVISERS, INC., as investment manager on behalf of certain funds and accounts

By:
Name:
Title:

MACKAY SHIELDS LLC, as investment manager on behalf of certain of its clients

By:
Name:
Title:

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

Exhibit Version

EXHIBIT F

FORM OF SELLER GUARANTEE

THIS LIMITED GUARANTEE, dated as of [______] (this “Limited Guarantee”), is entered into by Riverstone/Carlyle Global Energy and Power Fund IV (FT), L.P., a Delaware limited partnership (“Guarantor”) in favor of Talos Production Inc., a Delaware corporation (“Purchaser”). Each of Guarantor and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the PSA (as defined below).

WHEREAS, Guarantor’s indirect subsidiary, ILX Holdings, LLC, a Delaware limited liability company (“Seller”), has entered into that certain Purchase and Sale Agreement, dated as of December [ 🌑 ], 2019, with Purchaser and, solely with respect to its obligations related to the Purchaser Parent Shares, Talos Energy Inc., a Delaware corporation (as amended, restated, modified or supplemented from time to time, the “PSA”), pursuant to which Seller is selling and assigning all of the Acquired Membership Interests in each of the Companies to Purchaser; and

WHEREAS, Guarantor is executing this Limited Guarantee to guarantee pursuant to the terms hereof certain potential payment obligations of Seller in favor of Purchaser pursuant to Section 11.2(b) of the PSA during the term of this Limited Guarantee.

NOW, THEREFORE, in order to induce Purchaser to consummate the transactions contemplated by the PSA with Seller, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1.	Limited Guarantee.

(a)

Subject to all of the terms and conditions of this Limited Guarantee, Guarantor hereby irrevocably and unconditionally guarantees to Purchaser the payment of all Damages under Seller’s indemnification obligations in Section 11.2(b) of the PSA, whether now or hereafter existing, in each case, in accordance with the terms, conditions and limitations of the PSA (including the limitations set forth in Section 11.4 of the PSA) when (and only if) the same shall become due and payable by Seller in accordance with the terms of the PSA (collectively, the “Guaranteed Obligations”); provided, however, and notwithstanding anything to the contrary, the maximum aggregate liability of Guarantor hereunder shall not exceed an aggregate sum of ten percent (10%) of the Unadjusted Purchase Price under the PSA (such amount, the “Cap”). In the event any Guaranteed Obligations shall not have been paid by Seller when due, Guarantor shall pay or cause to be paid (subject to the Cap) to Purchaser the unpaid amount of such Guaranteed Obligations that are then due and unpaid within ten (10) Business Days after written demand therefor from Purchaser. Notwithstanding anything to the contrary, to the extent Seller is relieved of any portion of its obligations under the PSA with respect to any of the Guaranteed Obligations, by satisfaction thereof or pursuant to any other written agreement executed by Purchaser (other than, for clarity but not limited to, due to the operation of bankruptcy, insolvency or similar laws), Guarantor shall be relieved of its obligations under this Limited Guarantee to the same extent. This Limited Guarantee may be enforced for the payment of money only.

(b)

Guarantor’s obligations are primary obligations and independent of all of Seller’s obligations to Purchaser. Guarantor, however, shall be entitled to assert any defenses to its obligations based upon acts or failures to act of Purchaser that are available to Seller under the PSA and, in no event shall Guarantor’s liability under this Limited Guarantee be greater than Seller’s liability under Article 11 of the PSA. Upon default by Seller with respect to any of the Guaranteed Obligations, Purchaser shall have no obligation to proceed against Seller, and may proceed directly against Guarantor without proceeding or exhausting any right to take any action against Seller or its assets or any other Person or pursuing any other remedy. Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest, notice of dishonor, notice of any sale of collateral and any notice not provided for herein. Guarantor further agrees to pay any and all reasonable costs, fees and expenses (including reasonable counsel costs, fees and expenses) incurred by Purchaser in enforcing and/or preserving its rights under this Limited Guarantee, which amount shall not be included in the calculation of the aggregate liability of Guaranteed Obligations subject to the Cap.

2.	Changes in Guaranteed Obligations; Certain Waivers.

(a)

This Limited Guarantee is an absolute and irrevocable guarantee of the full payment of the Guaranteed Obligations (subject to the terms and conditions hereof, and of the PSA) and not of the collectability of the Guaranteed Obligations only. The Guaranteed Obligations shall not be released, diminished, impaired or reduced by the occurrence of any one or more of the following events: (i) the taking or accepting of any security or other guarantee for the Guaranteed Obligations, and the existence, or extent of, any release, exchange, surrender, non-perfection or invalidity of any direct or indirect security for any of the Guaranteed Obligations; (ii) any change in the corporate existence (including its organizational documents, laws, rules, regulations or powers), structure or ownership of Seller or Guarantor, or the insolvency, bankruptcy, reorganization or other similar proceeding affecting any Person at any time liable for the performance of the Guaranteed Obligations, including Seller or Guarantor, or any of their respective assets; (iii) any modification, amendment, restatement, waiver, extension or rearrangement of or supplement to the PSA or the Guaranteed Obligations, in each case, that is made with the consent of Seller; (iv) the existence of any claim, set-off or other rights which Guarantor may have at any time against Purchaser, Seller or any other Person, whether in connection herewith or in connection with any unrelated transaction; (v) the invalidity or unenforceability in whole or in part of the PSA or any Guaranteed Obligations, or any provision of applicable Law purporting to prohibit payment by Seller of amounts to be paid by it under the PSA or any of the Guaranteed Obligations; or (vi) any other act or omission of Seller that may in any manner vary the risk of or to Guarantor or otherwise operate as a discharge of

2

Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms).

(b)

Notwithstanding the foregoing, Guarantor does not waive (i) any defenses arising from actual fraud, gross negligence or willful misconduct by Purchaser or any of its Affiliates that are available to Seller under the PSA or (ii) any defenses, limitations, deductibles, thresholds, caps, disclaimers or conditions precedent to the payment of the Guaranteed Obligations that are available to Seller under the PSA, including without limitation pursuant to Section 11.4 of the PSA. Nothing in this Limited Guarantee shall limit or otherwise affect the rights of Seller under the terms of the PSA.

(c)

If all or any part of any payment to or for the benefit of Purchaser in respect of the Guaranteed Obligations shall be invalidated, declared to be fraudulent or preferential, set aside or required for any reason to be repaid or paid to a trustee, receiver or other third Person, then any Guaranteed Obligations that otherwise would have been satisfied by that payment or partial payment shall be revived and continue in full force and effect for purposes hereof as if that payment had not been made.

(d)

In the event that acceleration of the time for payment of any amount payable by Seller under the PSA is stayed upon the insolvency, bankruptcy or reorganization of Seller, all such undisputed amounts otherwise subject to acceleration or required to be paid upon an early termination pursuant to the terms of the PSA shall nonetheless be payable (subject to the Cap) by Guarantor hereunder on receipt by Guarantor of a written demand by Purchaser.

3.	Termination.

(a)

This is a continuing guarantee and will remain in full force and effect until, subject to Section 3(b) below, the earliest to occur of (i) all of the Guaranteed Obligations have been fully and finally paid and performed or excused under the terms of the PSA, (ii) the twelve (12) month anniversary of the Closing Date (except with respect to any Guaranteed Obligations accruing pursuant to Section 11.2(b)(iii)(C) of the PSA, eighteen (18) month anniversary of the Closing Date), (iii) the termination of this Limited Guarantee by mutual agreement of Purchaser and Guarantor and (iv) payment by Guarantor hereunder of an amount equal to the Cap (any such event, a “Termination”).

(b)

Upon any Termination, Guarantor shall be fully released and discharged from all of its obligations hereunder, and no Person shall have any rights or claims under this Limited Guarantee, or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding anything contained in this Limited Guarantee to the contrary, (i) if any bona fide claim of Guaranteed Obligations is asserted pursuant to this Limited Guarantee prior to the Termination, this Limited Guarantee shall not be terminated with respect to such bona fide claim until the

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final resolution of such bona fide claim, and (ii) this Limited Guarantee shall not be terminated with respect to any Guaranteed Obligations accruing pursuant to Section 11.2(b)(iii)(A) or Section 11.2(b)(iii)(B) of the PSA, if prior to the twelve (12) month anniversary of the Closing Date Purchaser notifies Guarantor that Purchaser is not reasonably satisfied that the Indemnified Liabilities under Section 11.2(b)(iii)(A) or Section 11.2(b)(iii)(B) of the PSA are fully resolved without any obligation, liability or Damage to the Purchaser Indemnified Parties, in which event this Limited Guarantee shall not be terminated with respect thereto until Purchaser is reasonably satisfied that such Indemnified Liabilities have been finally and fully resolved without any obligation, liability or Damage to the Purchaser Indemnified Parties. For the avoidance of doubt, if Seller provides Purchaser with written notice establishing (as Purchaser shall in good faith determine) that (i) the Ridgewood MSA has been terminated without recourse as to the Companies or (ii) the Preferential Purchase Right or right to participate in the bidding for a sale with respect to any of the Companies, the Company Assets or the Acquired Membership Interests held by Ridgewood pursuant to that certain Second Amended and Restated Participation Agreement, dated as of February 10, 2016, by and between Seller and Ridgewood has been satisfied or is released by Ridgewood, then, in each case, this Limited Guarantee shall be terminated as to the applicable Indemnified Liabilities under Section 11.2(b)(iii)(A) or Section 11.2(b)(iii)(B) of the PSA as to which such notice applies and Purchaser shall no longer be entitled to make any claims under this Limited Guarantee with respect to such Indemnified Liabilities.

4.

Sole Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith or otherwise, and notwithstanding the fact that Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, Purchaser agrees that no Person other than Guarantor has any obligations hereunder, and no Person other than Purchaser or its respective successors or assigns has any right of recovery hereunder against, and no personal liability shall attach hereunder to, any Released Person, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Seller against Guarantor or any Released Person, by or through Purchaser or any of its Affiliates (including Purchaser Parent) against any Released Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. Recourse against Guarantor shall be the sole and exclusive remedy of Purchaser and all of its Affiliates (including Purchaser Parent) with respect to this Limited Guarantee, and Purchaser hereby irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding or bring any claim arising under, or in connection with, the PSA against Guarantor or any Released Person (whether by or through attempted piercing of the entity veil or otherwise), other than claims of Purchaser (a) against Guarantor under this Limited Guarantee or (b) against Seller and its sucessors and assigns under the PSA, as applicable. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than Purchaser any rights or remedies against any Person, including Guarantor, except as expressly set forth herein. “Released Persons” means any former, current or future, direct or indirect, director, officer, partner, manager, member, employee, agent or Affiliate of Guarantor, Riverstone or any Riverstone Portfolio

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Company, any former, current or future, direct or indirect, holder of any equity interests or other securities of Guarantor, Riverstone or any Riverstone Portfolio Company (whether such holder is a limited or general partner, member, stockholder or otherwise), any former, current or future assignee of Guarantor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative, successor or assignee of any of the foregoing; provided that, notwithstanding anything to the contrary in this definition, “Released Persons” shall not include Guarantor.

5.

Representations and Warranties. Guarantor represents and warrants to Purchaser as of the date first written above the following: (a) Guarantor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware; (b) Guarantor has the requisite power to enter into and perform its obligations under this Limited Guarantee; (c) the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all requisite action on the part of Guarantor; (d) this Limited Guarantee has been duly executed and delivered by Guarantor and constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (e) the execution, delivery and performance of this Limited Guarantee will not violate any provision of the Organizational Documents of Guarantor or any Laws applicable to Guarantor or any contractual restriction binding on Guarantor; and (f) the execution, delivery and performance of this Limited Guarantee by Guarantor will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person.

6.

Notices. All notices, statements, payments and other communications that are required or may be given pursuant to this Limited Guarantee shall be sufficient in all respects if given in writing, in English, addressed to the applicable Party and delivered personally, by email (in pdf format), by recognized courier service, by U.S. certified mail, postage prepaid, return receipt requested, or by Federal Express overnight delivery (or other reputable overnight delivery service), at the address for each Party as follows:

If to Guarantor:

Riverstone/Carlyle Global Energy and Power Fund IV (FT), L.P.

c/o Riverstone Investment Group LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: General Counsel

Telephone: (212) 993-0076

Email: legal@riverstonellc.com

with a copy to:	Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attention: Jeffrey S. Muñoz Telephone: (713) 546-7423

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Email: jeff.munoz@lw.com

If to Purchaser:	Talos Production Inc. 333 Clay St., Suite 3300 Houston, Texas 77002 Attention: William S. Moss III Telephone: (713) 328-3000 Email: Bill.Moss@talosenergy.com with a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: Mingda Zhao; Lande Spottswood

Telephone: (713) 758-2069; (713) 758-2326

Email: mzhao@velaw.com; lspottswood@velaw.com

Any notice shall be deemed to have been duly delivered in accordance with the following: (a) if delivered personally or by recognized courier service, then upon the actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery; provided, however, that if any notice or communication is deemed given or provided on a day that is not a Business Day, or is deemed given or provided after 5:00 p.m. prevailing Central (U.S.) time on a Business Day, then such notice or communication shall be deemed to have been provided on the next Business Day. Each Party may change its address for notice by notice to the other in the manner set forth above.

7.	Miscellaneous.

(a)	This Limited Guarantee may only be amended by an agreement in writing signed by Guarantor and Purchaser and expressly identified as an amendment or modification.

(b)

This Limited Guarantee is for the benefit of Purchaser, and this Limited Guarantee shall not otherwise be deemed to confer upon or give to any other Person any right, claim, cause of action or other interest herein.

(c)	The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the interpretation hereof.

(d)

If any provisions of this Limited Guarantee or the application thereof to any Person or circumstance shall for any reason and to any extent be invalid or unenforceable, neither the remainder of this Limited Guarantee nor the application of such provision to other Person(s) or circumstances shall be affected thereby, but shall be enforced to the extent permitted by applicable Law. Upon such determination that

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any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)

Neither Guarantor nor Purchaser may assign any of its rights or obligations hereunder without the prior written consent of the other Party; provided that Purchaser may assign its rights hereunder to a wholly owned direct or indirect subsidiary (for the avoidance of doubt, such assignment shall only be permitted for so long as such assignee remains a wholly owned direct or indirect subsidiary of Purchaser Parent) or pursuant to any pledge or security agreement to its creditors. Any assignment made without such consent shall be void.

(f)

This Limited Guarantee may be executed in counterparts, each of which shall be deemed an original instrument, but all of such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by email (in pdf format) or electronic transmission is effective as an original signature to this Limited Guarantee.

(g)

Each of Guarantor and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Limited Guarantee is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Limited Guarantee shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Limited Guarantee or any particular provision thereof.

(h)

This Limited Guarantee constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

(i)

Any of the terms of this Limited Guarantee and any condition to a Party’s obligations hereunder may be waived only in writing by such Party specifically stating that it waives a term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Limited Guarantee shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided in writing.

(j)

The rights, powers, remedies and privileges provided in this Limited Guarantee are cumulative and exccept as expressly provided for herein, not exclusive of any rights, powers, remedies and privileges provided by Law and any other agreement.

8.	Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)	This Limited Guarantee and any claim, controversy, dispute or cause of action based upon, arising out of or relating to this Limited Guarantee shall be governed,

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construed and enforced in accordance with the laws of the State of New York, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction.

(b)

Each of the Parties irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, for the purposes of any suit, action or other proceeding arising out of this Limited Guarantee.

(c)

Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Limited Guarantee in any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or an improper venue.

(d)

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY BOTH PARTIES TO THIS LIMITED GUARANTEE.

[Signature pages follow.]

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IN WITNESS WHEREOF, this Limited Guarantee has been signed by each of the Parties as of the date first written above.

RIVERSTONE/CARLYLE GLOBAL ENERGY AND POWER FUND IV (FT), L.P.

By:	[ 🌑 ], its [ 🌑 ]

By:
Name:
Title:

Acknowledged and agreed by:

TALOS PRODUCTION INC.

By:
Name: Title:

[Signature Page to ILX I Limited Guarantee]

Exhibit Version

EXHIBIT G

FORM OF EXCLUDED ASSETS ASSIGNMENT

This Excluded Assets Assignment (this “Assignment”), executed as of [🌑], 2020 and immediately prior to the closing (the “Closing”) of the transactions contemplated by the PSA (as defined below), is made by and between ILX Holdings, LLC, a Delaware limited liability company whose address is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019 (“Assignee”), and each of the entities listed on Exhibit A attached hereto (collectively, “Assignor”), each a Delaware limited liability company whose address is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019. Each of Assignor and Assignee is individually referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the PSA.

BACKGROUND:

A. Pursuant to Section 1.3 of that certain Purchase and Sale Agreement, by and among Assignee, Talos Production Inc., a Delaware corporation (“Purchaser”), and, solely with respect to its obligations related to the Purchaser Parent Shares, Talos Energy Inc., a Delaware corporation, dated December [    ], 2019 (as amended, restated, modified or supplemented from time to time, the “PSA”), the parties thereto agreed that Assignee would cause Assignor to assign to Assignee the Assets (as defined below).

B. In accordance with the PSA, Assignor desires to assign to Assignee, and Assignee desires to accept, and assume ownership of, all of the Assets.

Accordingly, in consideration of the mutual covenants and agreements contained herein and in the PSA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ASSIGNMENT:

1. Assignment. Assignor, effective as of immediately prior to the Closing, hereby grants, bargains, sells, assigns, conveys and delivers to Assignee all of Assignor’s right, title and interest in and to, and all of its obligations under, arising out of, or relating to, the following described assets (collectively, the “Assets”):

(a) the Excluded Company Records (as defined below);

(b) subject to Section 1.4 of the PSA, all trade credits, all accounts, all receivables of Assignor and all other proceeds, income or revenues of Assignor attributable to the Company Assets and attributable to any period of time prior to the Effective Time;

(c) except to the extent corresponding to a then-existing indemnification obligation of Purchaser pursuant to Section 11.2(a)(i) of the PSA, Assignor’s right with respect to all claims and causes of action of Assignor arising under or with respect to any Company Contract that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds);

(d) subject to Section 5.13 of the PSA, all rights and interests of Assignor (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property prior to the Closing Date;

(e) subject to Section 1.4 of the PSA, Assignor’s rights with respect to all Hydrocarbons produced and sold from the Company Assets with respect to all periods prior to the Effective Time (except for all Hydrocarbons for which Assignee receives an adjustment to the Cash Purchase Price pursuant to Section 2.3(a) of the PSA);

(f) all of Assignor’s personal computers and associated peripherals;

(g) all of Assignor’s computer software, patents, trade secrets, copyrights, names, trademarks, logos and other Intellectual Property;

(h) to the extent transferable, all Seismic Data of Assignor;

(i) any ISDA agreements or similar types of agreements, Company Derivatives and any rights or proceeds associated therewith;

(j) Assignee’s or its Affiliates’ (including Assignor’s) Loan instruments or any other indebtedness for borrowed money;

(k) any assets that are excluded from the transactions contemplated under the PSA pursuant to the terms of the PSA;

(l) to the extent transferable, all surety agreements and similar agreements, bonds, letters of credit, guarantees and other items of credit support, including those listed on Schedule 3.30(a) and Schedule 3.30(b) to the PSA, and to the extent not transferable, the right to receive all proceeds associated with the foregoing;

(m) any rights or interest in any sinking fund, reserve, bond, cash deposit or other financial instrument established or maintained, whether held by Assignor or any other Person on behalf of Assignor, to fund any current or future Decommissioning activities with respect to any Company Asset or other property of Assignor, including those listed on Exhibit B attached hereto;

(n) all revenues and other amounts to which Assignee is entitled pursuant to Section 1.4 of the PSA;

(o) the Ridgewood MSA; and

(p) any assets described on Exhibit C attached hereto.

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TO HAVE AND TO HOLD the Assets, together with all rights, titles, interests, estates, remedies, powers, privileges, and appurtenances in any way appertaining or belonging thereto, unto Assignee, and its successors and assigns, forever, subject to the terms of this Assignment and the PSA.

2. Defined Terms. The following terms and expressions shall have the meanings set forth hereinafter:

“Excluded Company Records” means:

(a) all legal records and legal files of Assignee and Assignor and all documents that may be subject to legal privilege, including all work product of and attorney-client communications with Assignee’s or its Affiliates’ legal counsel (excluding title opinions and other title related materials);

(b) Assignee’s Income Tax Returns, Consolidated Group Tax Returns and other Tax Returns or other income Tax information of Assignee not related to the Company Assets;

(c) all financial and legal records of Assignee or its Affiliates (other than Assignor) and all of Assignee’s and its Affiliates’ (other than Assignor’s) corporate minute books and other business records (to the extent not pertaining primarily to Assignor);

(d) all emails and other correspondence by Assignee’s, its Affiliates’ and Riverstone personnel with respect to Assignee, Assignor, the Company Assets and the Company Business in any way; and

(e) all documents, data and records prepared or received by Assignee, Assignor or any of their Affiliates relating to the sale of the Acquired Membership Interests, Assignor and the Company Businesses, including (i) lists of prospective purchasers for such transactions compiled by Assignee or its Affiliates, (ii) bids received from and records of negotiations with third Persons constituting prospective purchasers, (iii) analyses by Assignee or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Assignee, its representatives, and any prospective purchaser but excluding communications between Assignee or Assignor (and each of their Affiliates), on the one hand, and Purchaser, on the other hand, and (v) correspondence between Assignee or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by the PSA.

3. Acceptance by Assignee. Subject to the terms of the PSA, as of immediately prior to the Closing, Assignee does hereby accept the assignment, transfer and conveyance of the Assets, assume any and all of Assignor’s duties and obligations and all Damages with respect to the Assets, and agrees to be bound by all express and implied covenants, rights, benefits, conditions, obligations, and liabilities with respect to the Assets.

4. Further Assurances. After the Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as may be reasonably requested by the other Party for carrying out the purposes of this Assignment or of any document delivered pursuant to this Assignment.

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5. Limitations.

(a) Assignor (i) makes no representations or warranties, express or implied, with respect to the Assets or the transactions contemplated hereby, and (ii) expressly disclaims all Damages for any representation, warranty, statement or information made or communicated (orally or in writing) to Assignee or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to Assignee by any officer, director, employee, agent, sponsor, consultant, representative or advisor of Assignor or any of its Affiliates or related Persons).

(b) ASSIGNOR (1) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ASSIGNEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS ASSIGNMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (2) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS ASSIGNEE DEEMS APPROPRIATE, AND THAT THE ASSETS ARE BEING ASSIGNED TO ASSIGNEE “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS. ASSIGNOR HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND ASSIGNEE SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

(c) ASSIGNEE EXPRESSLY WAIVES THE WARRANTY OF FITNESS FOR INTENDED PURPOSES OR GUARANTEE AGAINST HIDDEN OR LATENT REDHIBITORY VICES UNDER LOUISIANA LAW, INCLUDING LOUISIANA CIVIL CODE

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ARTICLES 2520 THROUGH 2548, AND THE WARRANTY IMPOSED BY LOUISIANA CIVIL CODE ARTICLE 2475; WAIVES ALL RIGHTS IN REDHIBITION PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520, ET SEQ.; OR FOR RESTITUTION OR OTHER DIMINUTION OF THE PURCHASE PRICE; ACKNOWLEDGES THAT THIS EXPRESS WAIVER SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS ASSIGNMENT AND THE CONSIDERATION THEREOF; AND ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF ASSIGNEE AND EXPLAINED IN DETAIL AND THAT ASSIGNEE HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER.

6. PSA. This Assignment is made subject to the PSA. Nothing in this Assignment shall supersede, enlarge, diminish, waive or modify any term of the PSA or of the other documents contemplated therein. Should there be any conflict between the terms and provisions of this Assignment and the PSA, the terms and provisions of the PSA shall prevail.

7. Subrogation. With respect to Assignee’s acceptance and assumption of the ownership and obligations with respect to the Assets, to the extent permitted by Law, Assignee shall be subrogated to Assignor’s rights in and to the representations, warranties and covenants given by Assignor’s predecessors in title with respect to the Assets, and Assignor hereby grants and transfers to Assignee, its respective successors and assigns, to the extent so transferable and permitted by Law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Assets.

8. Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Assignment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9. Miscellaneous. Section 12.1 (Counterparts), Section 12.6 (Governing Law), Section 12.7 (Dispute Resolution), Section 12.8 (Captions), Section 12.9 (Waivers), Section 12.10 (Assignment), Section 12.12 (Amendment), Section 12.13 (No Third-Person Beneficiaries), Section 12.14 (Headings), Section 12.15 (References), Section 12.16 (Construction), and Section 12.19 (Time of Essence) of the PSA are incorporated herein, mutatis mutandis.

[Signature pages follow.]

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EXECUTED	on this day of , 2020.

ASSIGNOR:
[ ]

By:
Name:
Title:

ASSIGNEE:
ILX HOLDINGS, LLC

By:
Name:
Title:

Signature Page to ILX I PSA Excluded Assets Assignment

EXHIBIT A

COMPANIES1

[1]	NTD: To conform to Exhibit B of the PSA.

EXHIBIT B

SINKING FUNDS2

[2]	NTD: To conform to Schedule A to the PSA.

EXHIBIT C

SPECIFIED ASSETS3

[3]	NTD: To conform to Annex 1, Part E to the PSA.